UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

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VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251

VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251
Notice of 2016 Annual Meeting of Shareholders
TO BE HELD MAY 24, 2016
To Shareholders of Vectren Corporation:
You are invited to attend our 2016 annual meeting of shareholders on Tuesday, May 24, 2016, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are to:

1.	Elect all directors;

2.	Approve a non-binding advisory resolution approving the compensation of the Company’s Named Executive Officers (“NEOs”);

3.	Approve the Vectren Corporation At-Risk Compensation Plan (the "At-Risk Plan") , as amended and restated;

4.	Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for Vectren Corporation for 2016; and

5.	Consider any other business that is properly brought before the meeting or any adjournment of the meeting.
Shareholders of record at the close of business on March 16, 2016 are entitled to vote on the above items of business at the meeting and at any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), proxy materials were delivered to many of our shareholders over the Internet. On March 29, 2016, these shareholders were mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access electronically this proxy statement and the 2015 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly.

You may vote your shares by telephone at 1-866-883-3382, or	If you received a copy of the proxy by mail, you may vote by returning the enclosed proxy in the accompanying self-addressed envelope, or

You may vote your shares online via the Internet at www.proxypush.com/vvc, or	You may also vote in person at the annual meeting.
If your shares are held by a bank, broker or nominee, please review the voting options provided by them on your voter instruction form and act accordingly. As required by federal law, absent your vote, your broker, bank or nominee is not permitted to use its discretion to vote your shares on Items 1, 2 and 3. For your vote to be counted, you will need to communicate your voting decisions on these matters to your bank, broker or nominee. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,
VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External Affairs Officer
and Corporate Secretary
Evansville, Indiana
March 29, 2016

Location of May 24, 2016
Annual Shareholders’ Meeting

62
W Lloyd Expy
62
W Lloyd Expy
W Lloyd Expy
S 7th Ave
Ohio St
Ohio St
S Fulton Ave
S 3rd Ave
Bond St
NW 2nd St
NW 3rd St
Ingle St
NW 6th St
NW 7th St
Vine St
Court St
Sycamore St
Main St
Ingle St
Court St
Vine St
EVANSVILLE
Locust St
SE 9th St
SE 7th St
SE 6th St
SE 5th St
Locust St
Walnut St
Cherry St
Oak St
SE 3rd St
SE 4th St
WHEELER
Chandler Ave

Map data ©2014 Google

Vectren Corporation
One Vectren Square, 211 N.W. Riverside Drive
Evansville, IN 47708-1251
Shareholders will be provided parking in the lot at Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important
Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.
Important Notice Regarding the Availability of Proxy Materials for the 2016
Annual Meeting of Shareholders to be Held on
May 24, 2016
10:00 a.m. (Central Daylight Time)
Our proxy statement for the 2016 annual meeting of shareholders and our annual report on Form 10-K for the year ended December 31, 2015 are available at www.vectren.com.

i

Introduction

Proxy Statement
The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors (“Board”) of Vectren Corporation (the “Company” or “Vectren”). The proxy will be used at the annual meeting of shareholders to be held at the Company’s corporate headquarters located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Tuesday, May 24, 2016, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the SEC rules that allow companies to provide proxy materials to shareholders over the Internet, proxy materials have been delivered to many of our shareholders in that manner. This delivery process provides these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 29, 2016, these shareholders were mailed a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access electronically this proxy statement and the 2015 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and on how to receive a paper copy of the proxy materials by mail. On March 29, 2016, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.
Further, the SEC rules permit delivery of a single notice of annual meeting materials to one address shared by two or more shareholders. This delivery method, referred to as “householding,” conserves natural resources and avoids costs. Therefore, only a single notice or set of annual meeting materials was delivered to shareholders at a shared address. If you prefer to receive separate copies of the notice or annual meeting materials, contact Vectren Corporation’s Shareholder Services Department by telephone at (800) 227-8625 or by e-mail at investors@vectren.com, and this material will be promptly delivered to you. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future notices or annual meeting materials, contact Vectren Corporation’s Shareholder Services Department at the above telephone number or email address.

Purposes of Meeting
As of this date, the only known business to be presented at the 2016 annual meeting of shareholders is 1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, 2) the approval of a non-binding advisory resolution approving the compensation of the Company’s NEOs, 3) the approval of the Vectren Corporation At-Risk Compensation Plan, as amended and restated, and 4) the ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company for 2016. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting, or for which proxies are returned, will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to whether they are abstentions or broker non-votes as to any particular item.

Voting Securities
As of March 16, 2016, the Company had one class of capital stock outstanding, consisting of 82,803,012 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote at the meeting. However, unless the holder personally appears and votes at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder or in the name of a bank, broker or nominee) will not be voted. Only shareholders of record at the close of business on March 16, 2016 will be entitled to vote at the meeting or at any adjournment of the meeting.

Solicitations of Proxies
The Board solicits your proxy for use at the meeting. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the annual meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the secretary of the Company received prior to the time of the meeting or in person at the meeting.

If you are a participant in the Company’s automatic dividend reinvestment and stock purchase plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in this plan, your proxy card will serve as direction to the plan administrator as to how your account is to be voted.
If your shares are held in a brokerage account, you may instruct your broker, bank or other nominee to vote your shares by following instructions that the broker, bank or nominee provides to you. Most brokers offer voting by mail, telephone or via the Internet.

Cost and Method of Solicitation
The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $9,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, email or personal visits. The cost of such additional solicitation, if any, is estimated to not exceed $5,000, and will be borne by the Company. The Company expects to reimburse banks, brokerages and other custodians of the Company’s stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

Revocation Rights
A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

Communications to Directors
The Company’s Corporate Governance Guidelines provide that the independent members of the Board elect from the non-management directors a “Lead” Director whose primary responsibility is serving as chair of executive sessions of the non-employee and independent directors. A more in depth discussion of the responsibilities of the Lead Director is on page 14 of this proxy statement. In addition, the guidelines are posted on the Company’s website at www.vectren.com. The guidelines provide the Lead Director is the chair of the Nominating and Corporate Governance Committee (“Governance Committee”). The current Lead Director is J. Timothy McGinley, who is retiring at the annual meeting. Jean L. Wojtowicz, who is standing for reelection at the annual meeting, has been elected by the non-management directors to succeed Mr. McGinley, subject to her reelection at the meeting.
The Audit and Risk Management Committee (“Audit Committee”) is responsible for, among other things, establishing, reviewing and updating a code of ethical conduct and ensuring that management has established a system to enforce this code. The Corporate Code of Conduct (titled “Corp Code of Conduct”) is located in the Corporate Governance section of the Company’s website at www.vectren.com and applies to all employees, officers and directors, including non-employee directors. The Audit Committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. The current chair of the Audit Committee is Michael L. Smith.
Shareholders and other parties interested in communicating directly with the Lead Director, chair of the Audit Committee, or with the non-employee directors as a group, may contact them by writing to:
Lead Director, Audit Committee chair, or Non-Employee Directors
Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144
Interested parties may also contact the Company’s Board Chair, President, and Chief Executive Officer (“CEO”), Mr. Carl L. Chapman, by directing the communication to him as follows:
Mr. Carl L. Chapman, Board Chair, President and Chief Executive Officer
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Access to Information
The Company’s combined 2015 annual report and Form 10-K, inclusive of audited financial statements, was provided to shareholders electing to receive it by mail on or about March 29, 2016. You may request a copy of this information free of charge from:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	M. Naveed Mughal
One Vectren Square		Treasurer and Vice President,
Evansville, Indiana 47708		Investor Relations
investors@vectren.com
Using the above information, you can also request copies of the Company’s Corporate Code of Conduct (which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board), the Corporate Governance Guidelines and all Board committee charters. These are also available free of charge.
Alternatively this financial and corporate governance information can be obtained on the Company’s website at www.vectren.com.

Item 1. Election of Directors

Election Process
The Board currently consists of one class of 12 directors. J. Timothy McGinley, the current Lead Director, will not be standing for reelection at this year’s annual meeting, and the Board will thereafter consist of 11 directors. The Board recommends that the nominees listed below, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.
If the enclosed proxy is returned signed but without voting instructions, the Board intends that the proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.
Board policy provides for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (“majority withheld vote”) shall tender his or her resignation to the chair of the Governance Committee promptly following certification of the shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.
The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, that decision will be disclosed in a Form 8-K filed with the SEC along with a full explanation of the process by which the decision was reached.
If the Board accepts the director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.
Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance Committee receive a majority withheld vote at the same election, then the independent directors who did not receive a majority withheld vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Nominee Biographies
Certain information concerning the nominees of the Company is set forth below and under the caption “Corporate Governance and Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years. The nominees’ ages reported below are as of the record date, March 16, 2016.

CARL L. CHAPMAN, age 60, was elected as Board chair effective May 11, 2011. He has been a director of the Company since 2009 and has served as chief executive officer and president of the Company since June 2010. He served as president and chief operating officer of the Company from November 1, 2007 to May 31, 2010, as chief operating officer from August 1, 2004 to June 2010 and as executive vice president from March 31, 2000 to November 1, 2004. From March 31, 2000, Mr. Chapman also served in other leadership roles with the Company and its predecessors. Mr. Chapman is a director of many of the Company’s wholly-owned subsidiaries, including Indiana Gas Company, Inc. (“Indiana Gas”); Southern Indiana Gas and Electric Company (“SIGECO”); Vectren Utility Holdings, Inc. (“VUHI”);Vectren Energy Delivery of Ohio, Inc. (“VEDO”); Vectren Enterprises, Inc. (Enterprises); Vectren Infrastructure Services Corporation (“VISCO”); and Vectren Energy Services Corporation (“VESCO”). He serves as Board chair for VUHI, VISCO and VESCO.
Mr. Chapman has been in a leadership position with the Company since its inception in 2000. His decades of energy industry experience and his current and former duties on behalf of the Company and its predecessor, Indiana Energy, Inc., provides the Board with significant, direct operational and financial knowledge. His service on the Board enables him to continue to interact directly with the other members of the Board as they approve strategic decisions and future direction.

JAMES H. DEGRAFFENREIDT, JR., age 62, has been a director of the Company since 2010. Mr. DeGraffenreidt is the retired chairman and chief executive officer of WGL Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving over 1 million customers in the District of Columbia, Maryland and Virginia. He has significant experience as an attorney working on energy regulatory issues, as well as from his past service as chair of the American Gas Association and as former co-chair and board member of the Alliance to Save Energy. He is a director of Massachusetts Mutual Life Insurance Company, and formerly served as lead director. He is also a director of the Maryland State Board of Education and a director of Harbor Bankshares Corporation, which is a public company.
As the former chief executive officer of a New York Stock Exchange listed energy company, Mr. DeGraffenreidt brings not only a utility background to the Board, but also significant public company experience. During his career, Mr. DeGraffenreidt also served as a utility consumer advocate, which provides him with a particularly unique insight regarding the perspectives of the Company’s stakeholders relating to the regulatory proposals put forth by the electric and natural gas utility businesses. His background and wide ranging expertise in the energy regulatory area enables him to provide valuable insight as a member of the Board. Mr. DeGraffenreidt serves on the Board’s Audit Committee and the Board’s Governance Committee.

JOHN D. ENGELBRECHT, age 64, has been a director of the Company since 2000. Mr. Engelbrecht is the chair and president of South Central Communications Corporation, which owns MUZAK franchises in 15 U.S. cities, as well as a number of other business investments.
Mr. Engelbrecht, as the chair and president of South Central Communications Corporation, brings strong managerial and marketing experience as the owner and operator of a communications business located within the Company’s utility service territory. His entrepreneurial background is particularly useful to the Board regarding its consideration of the Company’s nonutility businesses. Mr. Engelbrecht is a well-respected business and community leader in southwestern Indiana, which is the heart of the Company’s electric utility business. As a director from this area, he brings a unique insight on local issues of significance that is valuable to the mix of facts and circumstances considered by the Board. Mr. Engelbrecht’s strengths and insights have positioned him as a valued member of the Board’s Finance Committee and chair of the Board’s Corporate Responsibility and Sustainability Committee.

ANTON H. GEORGE, age 56, has been a director of the Company since 2000. Mr. George is the principal of Vision Investments, LLC. He is a director and the former chief executive officer of Hulman & Company and its affiliates Clabber Girl Corporation, Indianapolis Motor Speedway Corporation, and Indy Racing League, LLC. He is a director of First Financial Corporation, a public company.
Mr. George, as the principal of Vision Investments, LLC, as well as, his prior experience as the chief executive officer of Hulman & Company and its affiliates, demonstrates his leadership ability and unique insight into the challenges and opportunities of running successful businesses. Mr. George is a well-respected business and community leader in central Indiana, which is the heart of the service area for the Company’s natural gas utility business. As a director from this area, Mr. George brings a unique insight on local issues of significance that is valuable to the mix of facts and circumstances considered by the Board. His experiences and insights have made him a valuable contributor to the Board’s Compensation and Benefits Committee (“Compensation Committee”) and the Board’s Governance Committee.

MARTIN C. JISCHKE, age 74, has been a director of the Company since 2007. Dr. Jischke is the president emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and chair of the board of Wabash National Corporation, both of which are public companies.
Dr. Jischke has served in leadership positions, including president, of four major research universities, served as a director of a number of publicly-traded corporations and brings to the Board a background of science, engineering and research, as well as experience in public company governance. As the president emeritus of Purdue University, Dr. Jischke is a highly respected thought and opinion leader, particularly in Indiana. He resides in the service area of the Company’s natural gas utility business and has a strong sense of stakeholder issues affecting that business and the Company generally. His insights on business and community issues, with a particular focus on Indiana, are of great value to the Board as it discharges its responsibilities. Dr. Jischke’s background and experiences have provided expertise to the Board’s Corporate Responsibility and Sustainability Committee and the Board’s Compensation Committee.

ROBERT G. JONES, age 59, has been a director of the Company since 2011. Mr. Jones is the president and chief executive officer and a member of the board of directors of Old National Bancorp, which is a public company. He previously served as a director of the Federal Reserve Bank of St. Louis.
Mr. Jones, as the chair and chief executive officer of Old National Bancorp, provides the Board with financial, business and management expertise gained through over 35 years in the areas of banking and finance. Like Mr. Engelbrecht, Mr. Jones is a highly respected business and community leader in southwestern Indiana who is able to provide insights into the interests of the Company’s stakeholders, particularly with respect to the utility business. Because Old National Bancorp has a growing statewide presence in Indiana, Mr. Jones also has a good sense of issues that positions him as a valuable advisor. As a financial leader, he brings a strong understanding and knowledge of the markets in Indiana that Vectren serves. Mr. Jones’ expertise is utilized as the chair of the Board’s Finance Committee and a valued member of the Board’s Corporate Responsibility and Sustainability Committee.

PATRICK K. MULLEN, age 51, has been a director of the Company since 2014. Mr. Mullen is currently executive vice president for Chicago Bridge & Iron (CB&I), a public company, and is president of CB&I’s engineering and construction operating group. He has served in this capacity since December 2013. During the majority of 2013, he served as executive vice president of corporate development. Mr. Mullen joined CB&I through CB&I’s acquisition of ABB Lummus Global in late 2007, and he served as senior vice president of global sales for CB&I’s technology operating group from that time until early 2013. As part of CB&I’s technology operating group, Mr. Mullen served as head of Global Business Development for five years where he was responsible for sales of proprietary technology and equipment to refining and petrochemical clients. CB&I, which has been in business for 125 years and employs approximately 48,000 individuals, is the most complete energy infrastructure focused company in the world and a major provider of government services. Mr. Mullen is responsible for CB&I’s largest operating group, managing a wide range of projects and service offerings that span upstream and downstream oil and gas facilities, refineries, petrochemical plants, and fossil power generation facilities. Prior to his current role, Mr. Mullen was responsible for corporate development, including investor relations, strategic planning, defining company growth opportunities, guiding community impact and involvement, and strengthening relationships with economic partners.
Mr. Mullen’s significant management and construction expertise are very important as the Company continues to replace and modernize its gas utility infrastructure, as well as expand its construction activities through its nonutility business subsidiaries VISCO and VESCO. Mr. Mullen’s background and experiences are utilized by the Board’s Corporate Responsibility and Sustainability Committee and the Board’s Compensation Committee, both of which he became a member of in May 2015.

R. DANIEL SADLIER, age 68, has been a director of the Company since 2003. Mr. Sadlier is the retired president and chief executive officer of Fifth Third Bank (western Ohio). He is a member of the board of directors of Fifth Third Bank (Greater Cincinnati), an affiliate of Fifth Third Bancorp, and a trustee of Sinclair Community College.
Mr. Sadlier, as the retired president and chief executive officer of Fifth Third Bank (western Ohio), has nearly 30 years of senior management experience in the financial services sector and significant community involvement and representation in the Company’s Ohio utility service area. He has a long-standing presence as a key thought and opinion leader in Ohio (the location of a significant portion of the Company’s natural gas utility business and one of VISCO’s largest markets for providing pipeline construction and repair work). The Board has utilized his leadership skills and background in finance as resources for the Board’s Audit Committee, Finance Committee and the Compensation Committee, each of which he is a member.

MICHAEL L. SMITH, age 67, has been a director of the Company since 2006. In addition to the Company, Mr. Smith serves on the board of Envision Healthcare Holding, Inc. (formerly known as Emergency Medical Services Corp.), which is a public company, and is chair of its audit committee. Mr. Smith was the executive vice president and chief financial officer of Anthem, Inc. from 1999 until he retired on January 31, 2005. Previously, he was a director of the following public companies: hhgregg Inc., Calumet Specialty Products Partners, InterMune, Inc., First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008), Brightpoint, Inc. (acquired by Ingram Micro, Inc. in November 2012) and Kite Realty Group Trust. Mr. Smith also serves on the boards of Hulman & Company, LDI Ltd., LLC, Carestream Health Services, Inc., USI, Inc., and Norvax, Inc., which are private companies.
Mr. Smith, as the former executive vice president and chief financial officer of Anthem, Inc. and current member of another public company's audit committee, brings to the Board a wealth of knowledge in dealing with financial and accounting matters. His experience in evaluating financial results and overseeing the financial reporting process of a large public company make him an important resource for our Board. Mr. Smith is a resident of central Indiana, which is the heart of the Company’s natural gas utility business. In addition to his substantial financial acumen, Mr. Smith is a highly regarded thought and opinion leader in Indiana. As a result of his decades of involvement in businesses and community activities in Indiana, Mr. Smith has developed insights and relationships that uniquely provide him with the ability to offer a valuable perspective on issues that affect the Company. He provides skilled advice in his roles as a designated “Financial Expert” as well as chair of the Board’s Audit Committee. The Board has further utilized his expertise on the Board’s Governance Committee, of which he is a member.

TERESA J. TANNER, age 47, has been a director of the company since September of 2015. Ms. Tanner currently serves as executive vice president and chief administrative officer for Fifth Third Bancorp. She was promoted to chief human resources officer in February 2010, and her role was expanded to chief administrative officer in September 2015. Previously, she was senior vice president and director of Enterprise Learning for the bank. Before joining Fifth Third Bancorp in 2004, she was the senior vice president of Human Resources Employment for Provident Bank. She has a vast background in education, human resources and operations management. Ms. Tanner serves on the board of Fifth Third Bank (North Carolina).
Given Ms. Tanner’s extensive experience and expertise in the human resources area, she is a significant resource for the Board as they oversee the succession planning and talent development efforts at the Company. In addition, given the demographics of the Company’s workforce, where a significant number of employees are at or soon will be at retirement age, Ms. Tanner’s presence will be of great benefit as the Company addresses the refreshing of its workforce.

JEAN L. WOJTOWICZ, age 58, has been a director of the Company since 2000. Ms. Wojtowicz is the president and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is a director of First Merchants Corporation and First Internet Bancorp, which are both public companies. For both companies, she serves on the audit committees and as their designated “Financial Expert.” Ms. Wojtowicz is also a director of American United Mutual Insurance Holding Company, a mutual holding company.
Given her decades of work in venture capital markets, Ms. Wojtowicz brings significant expertise to the Board in matters of finance and entrepreneurship. In addition, Ms. Wojtowicz is a resident of central Indiana, which is the heart of the Company’s natural gas utility business, and she is a well-regarded thought and opinion leader in Indiana. She has had key leadership roles with organizations such as the Indiana Chamber of Commerce. She brings to the Board an excellent perspective on state-wide issues that are of great significance to the Company, and particularly the utility business located in Indiana. Her understanding of financial strategy and her business acumen make her a valued resource in the performance of her roles as chair of the Board’s Compensation Committee and as a member of the Board’s Audit Committee, where she is a designated “Financial Expert.”
Ms. Wojtowicz has been elected by the independent members of the Board as the next Lead Director to be effective upon Mr. McGinley’s retirement, subject to her reelection as a director by the shareholders at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Retiring Director’s Biography

J. TIMOTHY MCGINLEY, age 75, has been a director of the Company since 2000. Mr. McGinley serves as Lead Director and is also chair of the Governance Committee. Mr. McGinley is the principal and founder of House Investments, Inc., a real estate investment company. He is chairman emeritus of the Board of Trustees of Purdue University after serving 20 years as a trustee and 16 years as the Board chair. He was previously a director of Waterfield LLC and Bindley Western Corporation. He is also a member of the Central Indiana Corporate Partnership.
Throughout his tenure, Mr. McGinley has provided the Board and management with valuable business and financial experience . Mr. McGinley has decades of experience in Indiana dealing with key thought and opinion leaders. A resident of central Indiana, which is in the heart of the Company’s natural gas utility business, he is highly respected throughout Indiana, and he brings insights from his experiences that are of great value to the Board. The Board has utilized Mr. McGinley’s talents as Lead Director, chair of the Board’s Governance Committee and as a member of the Board’s Finance Committee.
After serving on the Board since 2000, Mr. McGinley will not stand for reelection. His decision was not the result of any dispute or disagreement with management or the Board, and, instead, is pursuant to the director retirement guidelines established by the Board.

Named Executive Officers
In addition to Mr. Chapman, whose biography appears on page 5 of this proxy statement, other named executive officers of the Company during 2015 were M. Susan Hardwick, age 53, Ronald E. Christian, age 58, Eric J. Schach, age 53, and Jerome A. Benkert, Jr., age 57. Although he retired in June 2015, Mr. Benkert is included, based on the standards for determining “executive officers” set forth in Exchange Act Rule 3b-7, and according to the level of total compensation earned during his employment in 2015. Ages are as of the record date, March 16, 2016.

M. SUSAN HARDWICK was named senior vice president and chief financial officer of the Company, effective June 1, 2014. Prior to her current role, Ms. Hardwick was senior vice president of finance and assistant treasurer, and from 2000 to 2013, she served as vice president, controller and assistant treasurer. Prior to joining the Company, Ms. Hardwick’s most recent experience was with Cinergy Corporation (whose successor company is Duke Energy), a utility holding company formerly based in Cincinnati, Ohio, where she held numerous financial roles, including assistant corporate controller. Ms. Hardwick also has extensive public accounting experience and has spent the majority of her career involved in the regulated utility industry. Ms. Hardwick is a certified public accountant. She is a director of Indiana Gas, SIGECO, VEDO, VUHI, Enterprises, and VESCO.

RONALD E. CHRISTIAN has served as the Company’s executive vice president, chief legal and external affairs officer and corporate secretary since September 2010. He served as executive vice president, chief administrative officer, general counsel and corporate secretary of the Company from August 1, 2004 to September 2010 and executive vice president, general counsel and secretary of the Company from May 1, 2003 to September 2010. Prior to May 1, 2003 Mr. Christian held other senior leadership roles with the Company and its predecessors and is currently a director of many of the Company’s wholly-owned subsidiaries, including Indiana Gas, SIGECO, VEDO, VUHI, Enterprises, and VISCO.

ERIC J. SCHACH was named senior vice president of utility operations and president of VUHI on June 1, 2014. In June 2015, he assumed the additional responsibility of Human Resources, which was formerly managed by Jerome A. Benkert, Jr. prior to his retirement. Prior to his current role, Mr. Schach was senior vice president of marketing and energy delivery, and from 2003 to 2013, he served as vice president of energy delivery. Prior to 2003, Mr. Schach held other leadership roles with the Company and its predecessors, including chief information officer. He is a director of Indiana Gas, SIGECO, VEDO, VUHI, and VESCO.

Retired Executive Biography

JEROME A. BENKERT, JR. retired on June 1, 2015 after nearly 30 years of service between Vectren and its predecessor companies. Prior to retiring, he served as the Company’s executive vice president and chief administrative officer since June 1, 2014. Prior to this role, he served as the Company’s executive vice president, chief financial officer and president, Vectren Shared Services, since September 2010. He served as the executive vice president and chief financial officer of the Company since March 2000. Mr. Benkert served as a director of Indiana Gas, SIGECO, VEDO, VUHI, Enterprises, and VESCO prior to his retirement.

Ownership of Vectren Stock

Common Stock Ownership by Directors and Executive officers
The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the chief executive officer, four additional NEOs, and all directors and other executive officers as a group, as of February 23, 2016. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Beneficial Ownership (1)	Phantom Stock Units (2)	Stock Unit Awards (3)	Total
Carl L. Chapman	52,449	35,269	300,576	388,294
James H. DeGraffenreidt, Jr.	8,451	0	2,144	10,595
John D. Engelbrecht	12,201	0	2,144	14,345
Anton H. George (4)	16,936	0	2,144	19,080
Martin C. Jischke	1,000	16,115	2,144	19,259
Robert G. Jones	2,327	9,643	2,144	14,114
J. Timothy McGinley	15,283	41	2,144	17,468
Patrick K. Mullen	1,000	0	2,144	3,144
R. Daniel Sadlier	585	44,062	2,144	46,791
Michael L. Smith	6,644	16,872	2,144	25,660
Teresa J. Tanner	1,000	0	2,144	3,144
Jean L. Wojtowicz	14,980	10,373	2,144	27,497
M. Susan Hardwick	0	12,365	42,718	55,083
Ronald E. Christian	5,243	39,922	74,649	119,814
Eric J. Schach	0	22,626	46,927	69,553
Jerome A. Benkert, Jr.	39,317	0	46,713	86,030
Directors and Executive Officers As a Group (16 Persons)	177,416	207,288	535,167	919,871

(1)
No director or named executive officer owned beneficially as of February 23, 2016, more than 0.06% of the common stock of the Company. All directors and named executive officers owned beneficially an aggregate of 177,416 shares or 0.21% of common stock of the Company.

(2)
This column represents phantom securities held under the Company’s nonqualified deferred compensation plans, which are in the form of phantom stock units that are valued as if they were Company common stock. These phantom units are not included in the beneficial ownership column.

(3)	This column includes outstanding stock unit awards as of February 23, 2016. These stock unit awards are not included in the beneficial ownership column.

(4)	These totals do not include any shares held by certain charitable organizations and other corporations with which Mr. George is associated and to which he disclaims beneficial ownership.

Securities Owned by Certain Beneficial Owners
According to information filed with the SEC, the following shareholders were beneficial owners of more than 5 percent of our common stock as of December 31, 2015:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class

The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	7,094,965	8.6%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	5,647,529	6.8%

State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02111	5,086,488	6.2%

(1)
Ownership based on the Schedule 13G/A filed by the Vanguard Group on February 11, 2016, which indicated sole voting power for 66,088 shares, sole investment power for 7,036,177 shares, shared voting power for 4,200 shares, and shared investment power for 58,788 shares with its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(2)
Ownership based on the Schedule 13G/A filed by BlackRock, Inc. on January 27, 2016, which indicated 5,647,529 shares beneficially owned with sole voting power for 5,336,987 shares and sole investment power for all shares.

(3)
Ownership based on the Schedule 13G filed by State Street Corporation on February 16, 2016, which indicated shared voting power and shared investment power for all 5,086,488 shares with the following subsidiaries: State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Ltd; State Street Global Advisors, Australia Limited; State Street Global Advisors, Asia Limited.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of common stock ownership and changes in ownership with the SEC and to furnish the Company with copies of the forms they file. Based solely on the Company’s review of the received filings and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2015 were made timely.
Corporate Governance and Meetings and Committees of the Board of Directors

Related Person Transactions
The Company has policies, procedures, and practices for monitoring the occurrence of transactions involving the Company and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. The approach to monitoring related party transactions is described in the Company’s Corporate Code of Conduct, Code of Ethics for the Board and annual disclosure practices completed by the Company's leadership and Board members. The Corporate Code of Conduct, Code of Ethics for the Board, and related acknowledgment forms are posted in the Corporate Governance section of the Company's website at www.vectren.com.
The Corporate Code of Conduct directs all employees and Board members to avoid relationships and financial interests in vendors, suppliers, and contractors with whom the Company does business or who are seeking to do business with the

Company. Further, the Company code requires all employees owning or acquiring a financial interest in a vendor, supplier, or contractor to report such relationships to their immediate supervisor using a prescribed form. If the supervisor determines that a conflict exists, the supervisor is required to contact the appropriate executive officer and the Corporate Audit department for resolution. Annually, all Board members, executive officers, other corporate officers, and key employees complete a certification that they have read the Corporate Code of Conduct and agree to abide by it. Annually, letters are mailed to major vendors, suppliers, and contractors to inform them of these restrictions.
The combined Corporate Code of Conduct and Code of Ethics for the Board require directors to promptly disclose to the chair of the Governance Committee any situation that involves, or may potentially involve, a conflict of interest. These codes also provide for the Governance Committee to review all relationships that exist between the Company and the non-management directors other than relationships relating to the director’s service on the Board. Information about any relationships with directors is obtained at least annually.
In connection with the preparation of this proxy statement and the related Form 10-K, a director and executive officer questionnaire requests information about, among other matters, related person transactions. Data compiled from these questionnaires are reviewed by management, the executive vice president, chief legal and external affairs officer and corporate secretary, the Governance Committee, and the full Board. This practice is followed each year in connection with the preparation of these documents. Related person transactions reviewed in connection with the preparation of this proxy statement are discussed on pages 22-23 of this proxy statement.

Director Independence
The Board has determined that with the exception of Mr. Chapman, who is Board chair, president and chief executive officer, all members of the Board are independent since they satisfy the Company's Director Independence Standards. The Director Independence Standards are set forth on pages 22-23 of this proxy statement.

Nomination of Directors by Shareholders
If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board, our Company Code of By-Laws (“By-Laws”) require the shareholder to deliver to or mail a notice that is received at our principal office not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: a) the close of business on the 90th day prior to the actual date of the shareholder meeting, or b) the close of business on the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. The shareholder’s notice must set forth (i) the name and address as they appear on the corporate records of the shareholder making the nomination, (ii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the nomination contained in the notice, f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the director and/or otherwise to solicit proxies from shareholders in support of such nomination, and g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the nomination and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, such shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as our director.
The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to our Board. However, there is a framework in place for shareholders to contact the Board’s Lead Director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the Board. The criteria employed by the Governance Committee when considering all nominees to the Board are contained in our By-Laws and are set forth in Appendix A.

Board Leadership Structure
In May 2011, Mr. Chapman assumed the role of Board chair and he holds the combined positions of Board chair, president and CEO. Since the inception of the Company’s operations in 2000, the combination of the Board chair and CEO positions has positively served the Company’s interests because of the efficiencies of having the roles combined. Because of the Board’s confidence in Mr. Chapman’s leadership, and based upon his performance since he assumed the leadership of the Company, the Board concluded and continues to believe that similar efficiencies are realized by vesting him with the responsibilities of the Board chair, in addition to the responsibilities of the CEO. By combining the performance of all of these responsibilities with Mr. Chapman, he is able to optimize his first-hand knowledge of the operations of the Company, which facilitates his leadership of the Board’s oversight of the Company’s business by allowing the Board to have the benefit of his insight and perspective regarding the affairs of the Company during its deliberations. To ensure the preservation of good governance, the Board has and will continue to maintain the position of an independent Lead Director who is elected by independent board members and is charged with the responsibility to coordinate the activities of the non-employee, independent directors. As set forth in the Corporate Governance Guidelines and reflected in the practices of the Board, the Lead Director’s responsibilities include the following: (i) coordinate the activities of non-management and independent directors; (ii) preside and act as chair of Board meetings when the Board chair is not in attendance; (iii) provide the Board chair with input as appropriate on agendas for the Board and committee meetings; (iv) approve the agenda, schedule and information sent to directors for board meetings; (v) serve as chair of the Governance Committee; (vi) coordinate and develop the agenda for, and chair executive sessions of, the non-management directors, which are held at each meeting of the Board; (vii) facilitate communications between the Board chair and the other members of the Board, including communicating other members’ requests to call special meetings of the Board; (viii) authority to call additional meetings of independent directors as he/she deems appropriate; and (ix) to make himself/herself available for consultation and direct communication with major shareholders. The Board is cognizant of the governance structure recommended by leading corporate governance firms and through the board leadership framework that has been established for the Company, the Board believes that the guidance offered by those firms has been implemented. The Board will remain vigilant in its review of the marketplace with respect to this subject and no less than annually reevaluate this structure to ensure it is in line with the market, as well as continues to serve the best interests of the Company and its stakeholders.

Board’s Role in Risk Oversight
The Board is ultimately responsible for risk oversight across the organization. That responsibility is shared by the committees of the Board in addressing financial, compensation, compliance, reputational and governance risks with specific responsibility for reviewing management’s risk oversight function delegated to the Board’s Audit Committee.
A corporate level Risk Management Committee (“RMC”) is comprised of the chief executive officer, senior executives and other key members of management and is led by the treasurer and vice president-investor relations. The RMC meets approximately on a biweekly basis. The RMC identifies and oversees organizational efforts to address the Company’s strategic risks, as well as other risks that arise during the course of operations, and ensures that risk management efforts are aligned with strategic objectives. The types of strategic risks the RMC considers and monitors include, but are not limited to, financial, regulatory, reputational, environmental, cybersecurity, and compliance risks. For example, during 2015, the RMC oversaw and monitored issues relating to commodity hedging, pipeline safety, cybersecurity, business resiliency, regulations and compliance, and insurance and credit risks. The Audit Committee and the full Board receive detailed reports throughout the year regarding the RMC’s activities and strategic risk management efforts within the Company. In response to those reports, the Audit Committee and the full Board may direct management to consider additional issues or provide additional information to the Audit Committee and the full Board regarding the RMC’s actions. The Audit Committee chair reports regularly to the

Board regarding enterprise risk matters presented to the Audit Committee. Similarly, other Board committee chairs regularly report to the Board regarding risk matters overseen by their respective committees. For example, the Compensation Committee chair reports to the Board regarding the oversight of the consideration of any risks presented by the Company’s compensation plans, and the Corporate Responsibility and Sustainability Committee chair reports to the Board regarding the oversight of gas and electric operations compliance activities and the risks they present.

Board Meetings
The Board had 7 meetings during the last year. No member attended fewer than 86% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. Last year’s annual meeting was attended by all members of the Board.
The non-employee members of our Board are elected to various committees. The standing Board-level committees are: the Governance Committee, the Audit Committee, the Compensation Committee, the Finance Committee, and the Corporate Responsibility and Sustainability Committee. Committee memberships are shown in the following table:

Name	Governance	Audit	Compensation	Finance	Corporate Responsibility and Sustainability
James H. DeGraffenreidt, Jr.	Member	Member
John D. Engelbrecht				Member	Chair
Anton H. George	Member		Member
Martin C. Jischke			Member		Member
Robert G. Jones				Chair	Member
Patrick K. Mullen			Member		Member
J. Timothy McGinley (1)	Chair			Member
R. Daniel Sadlier		Member	Member	Member
Michael L. Smith	Member	Chair
Teresa J. Tanner (2)
Jean L. Wojtowicz		Member	Chair
(1) Mr. McGinley will not stand for re-election at this year’s annual meeting. As a result, a new chair of the Governance Committee and new Lead Director will be elected at that time.
(2) The Board elected Ms. Tanner a director on September 10, 2015. She is scheduled to be assigned to two committees in May of 2016, when such action is routinely taken.
Governance Committee: Membership on the Governance Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were six meetings of the committee during the past year.
Audit Committee: Membership on the Audit Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules, as well as meet other legal eligibility requirements.The Board has determined that Mr. Smith and Ms. Wojtowicz are the Audit Committee’s designated “Financial Experts” under the SEC definition. The functions of the Audit Committee are described under “Report of the Audit and Risk Management Committee” below. There were six meetings of the Audit Committee during the past year.
Compensation Committee: Membership on the Compensation Committee is restricted to non-employee members of the Board who must be independent under the rules of the New York Stock Exchange, as well as meet other legal eligibility requirements. The functions of the Compensation Committee are described under “Report of the Compensation and Benefits Committee” below. There were four meetings of the Compensation Committee during the past year.
Finance Committee: While membership on the Finance Committee is not restricted to non-employee members of the Board, all current members satisfy the Board’s Director Independence Standards. The Finance Committee acts on behalf of the Board with respect to financing activities of the Company and its subsidiaries and in instances where the Board has delegated authority to the Finance Committee to act on its behalf. The functions of the Finance Committee are further described under “Report of the Finance Committee” below. There were four meetings of the Finance Committee during the past year.
Corporate Responsibility and Sustainability Committee: While membership on the Corporate Responsibility and Sustainability Committee is not restricted to non-employee members of the Board, all current members satisfy the Board’s Director Independence Standards. The functions of the Corporate Responsibility and Sustainability Committee are described under “Report of the Corporate Responsibility and Sustainability Committee” below. There were four meetings of the Corporate Responsibility and Sustainability Committee during the past year.

Director Compensation
As more fully discussed in the “Report of the Nominating and Corporate Governance Committee”, which begins on page 18 of this proxy statement, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions is discussed in that report.
In 2015, each non-employee director received an annual cash retainer of $72,000 per year for service on the Board. The Lead Director received an additional annual cash retainer of $25,000. The chair of the Audit Committee received an additional cash retainer of $13,000. In addition, the chair of the Compensation Committee received an additional annual cash retainer of $10,000. All other committee chairs each received an additional annual cash retainer of $5,000. All annual cash retainers were paid in the form of a monthly amount. Also, on January 1, 2015, each non-employee director received a time-vested equity grant with a targeted value of $85,000, which vested on January 1, 2016. No meeting attendance fees are paid to the non-employee directors.
In 2015, the Governance Committee employed Hay Group, the independent compensation consultant engaged by the Compensation Committee, to review the market competitiveness of the existing compensation paid to non-employee members of the Board. The last market review of the Company’s non-employee director compensation was conducted in 2014. Based upon the 2015 review of compensation paid to non-employee board members serving the companies who comprise the peer group used with respect to the Company’s executive compensation process, and more fully described on page 20 of this proxy statement, as well as general information in the marketplace regarding director compensation trends, Hay Group concluded that the existing compensation paid to the non-employee members of the Board was below both the median and the average of compensation paid to directors of other, comparable companies. Hay Group recommended an increase in the annual cash retainer from $72,000 to $75,000, an increase in the annual equity component (which is paid in the form of restricted stock units) from $85,000 to $90,000, and an increase in the annual retainer paid to the chair of the Audit Committee from $13,000 to $15,000. According to Hay Group, with these recommended changes, the compensation would be at market relative to the data that was reviewed for the purpose of making this assessment. In response to this information, the Governance Committee recommended to the Board that these changes be made. The Board received this recommendation and the supporting information at a meeting in September of 2015 and determined to make the changes with an effective date of January 1, 2016.
Pursuant to a director expense reimbursement policy approved by the Board, we reimburse the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions.
The Vectren Corporation Director Education Policy is administered by the chair, president and chief executive officer, with oversight by the Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs.
Under the Vectren Foundation Directors Matching Policy, the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must be designated a 501(c)(3) federal tax exempt entity by the Internal Revenue Service. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources and institutions of higher education. The maximum match amount of $5,000 may be used to match college or university gifts not exceeding $2,500 in total and gifts to organizations focused on preservation and restoration of natural resources, energy efficiency and renewable resources not exceeding $2,500 in total.
Directors are eligible to participate in the Company’s nonqualified deferred compensation plan designed to comply with the Internal Revenue Code. This plan is described starting on page 60 under the heading “Nonqualified Deferred Compensation.” At the present time, directors may defer all or a portion of their director fees and vested stock unit awards into this plan. The plan’s measurement funds mirror the investment options in the Company’s 401(k) plan except that this plan does not include any limitation on the amount of the contributions that can be allocated to the Company’s common stock. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plan as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s Board service ends, the plan balance is paid in either a lump sum or annual installments over 5, 10 or 15 years.

The following table summarizes the compensation earned by non-employee directors for the year ended December 31, 2015. As an active employee, Mr. Chapman does not receive any additional compensation for his service as a director. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market or preferential earnings on deferred compensation.
2015 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash (1) (b)	Stock Awards (2) (c)	All Other Compensation (3) (d)	Total (e)
James H. DeGraffenreidt, Jr.	$72,000	$86,311	$3,581	$161,892
John D. Engelbrecht	$77,000	$86,311	$3,581	$166,892
Anton H. George	$72,000	$86,311	$4,831	$163,142
Martin C. Jischke	$72,000	$86,311	$3,581	$161,892
Robert G. Jones	$74,917	$86,311	$6,081	$167,309
J. Timothy McGinley	$102,000	$86,311	$6,081	$194,392
Patrick K. Mullen	$72,000	$86,311	$2,875	$161,186
R. Daniel Sadlier	$72,000	$86,311	$5,581	$163,892
Michael L. Smith	$85,000	$86,311	$3,581	$174,892
Teresa J. Tanner	$48,408	$0	$0	$48,408
Jean W. Wojtowicz	$82,000	$86,311	$8,581	$176,892

(1)	This column represents annual cash retainers earned by Board members. These amounts are more fully discussed above under “Director Compensation.”

(2)
This column reflects the aggregate grant date fair value based on FASB ASC Topic 718, which in this instance is the number of stock units issued multiplied by the share price on the date of grant. In Ms. Tanner’s case, since she did not join the board until September 10, 2015, she did not receive a stock award. Instead, the cash equivalent was provided to Ms. Tanner for the period of time she served as director in 2015, and the sum of those payments is reflected in the amount shown for her in column (b).

(3)
This column includes dividends on stock unit awards in 2015 and matching of qualifying charitable contributions. The table below provides additional information regarding the “All Other Compensation” column.

2015 DIRECTOR ALL OTHER COMPENSATION TABLE

Name	Stock Unit Dividends	Directors Matching Policy Contributions	All Other Compensation
James H. DeGraffenreidt, Jr.	$3,581	$0	$3,581
John D. Engelbrecht	$3,581	$0	$3,581
Anton H. George	$3,581	$1,250	$4,831
Martin C. Jischke	$3,581	$0	$3,581
Robert G. Jones	$3,581	$2,500	$6,081
J. Timothy McGinley	$3,581	$2,500	$6,081
Patrick K. Mullen (1)	$2,875	$0	$2,875
R. Daniel Sadlier	$3,581	$2,000	$5,581
Michael L. Smith	$3,581	$0	$3,581
Teresa J. Tanner (2)	$0	$0	$0
Jean W. Wojtowicz	$3,581	$5,000	$8,581

(1)
2015 was the first year Mr. Mullen received a stock grant. 2015 was also the first year for a January grant date for non-employee director awards versus the historical practice of a May grant date. As a result, the other incumbent directors had a slightly higher amount of dividends paid in 2015 because the grant provided in 2014 did not vest until May 2015.

(2)	As noted above, Ms. Tanner did not receive a stock grant in 2015 and, as a result, she received no stock unit dividends.

Report of the Nominating and Corporate Governance Committee
The Governance Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee has four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange (“NYSE”). The current chair of the Governance Committee is J. Timothy McGinley, who is also the Lead Director. Following the Company’s 2016 annual shareholders meeting, Mr. McGinley will retire from the Board and, subject to her reelection to the board, Jean L. Wojtowicz will assume the roles of Lead Director and chair of the Governance Committee. The Governance Committee met six times during the past year. At its meetings, the Governance Committee conducts an executive session without management present.

Scope of Responsibilities
The Governance Committee has a number of significant responsibilities which are set forth in its charter posted at www.vectren.com, including:

•	Serving as a conduit for shareholders and other interested parties to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of chief executive officer, senior management and the primary leadership of the Company’s subsidiaries;

•	Monitoring other corporate governance matters, including periodically reviewing the By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•
Overseeing the succession planning process for the Board, including identifying and selecting qualified nominees for election to the Board, as well as assessing the viewpoint, background and demographics of nominees, and whether their presence on the Board would contribute to the overall diversity of the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence”;

•	Assessing the contributions of existing members of the Board for re-election;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party boards of directors; and

•	Establishing compensation for non-employee members of the Board.

2015 Accomplishments
Throughout the year, the Governance Committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and those regulatory changes affecting listed companies established by the NYSE and SEC. These efforts by the Governance Committee are ongoing. As a result of this continuous oversight, over time, and at the recommendation of the Governance Committee, the Board has allowed the Company’s shareholder rights plan to expire without renewal, declassified the board, adopted a majority Board election standard, established rigorous processes relating to the role of the Lead Director and generally sought to be responsive to public pronouncements regarding good governance practices.
As part of the Governance Committee’s effort to follow best practices with respect to corporate governance matters, during 2015 the Committee continued to evaluate the Board’s role in interacting with the company’s shareholders. In this regard, the full Board, based upon the unanimous recommendation of the Governance Committee, has adopted the principles embodied in the Shareholder Director Exchange (SDX) Protocol, www.sdxprotocol.com, which has established practices for director engagement with institutional shareholders.
As required by its charter, which is posted on the Company’s website at www.vectren.com, during the year the Governance

Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that no modifications were currently advisable or necessary. The Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.
During the year, the Governance Committee evaluated the Board’s role in the oversight of cybersecurity risks confronted by the Company and its subsidiary companies. The Governance Committee received a detailed report from senior management on this subject. As part of their consideration of this subject, the Governance Committee also received a report regarding the availability of insurance coverage to mitigate these risks, as well as the Company’s actual insurance coverage in this area. At the conclusion of their consideration of this subject, the Governance Committee confirmed the continuation of the existing practices employed by the Company where both the full Board and the Audit Committee receive regular detailed reports from the Company’s Chief Information Officer and other members of senior management. The Governance Committee will continue to monitor this subject to ensure that best practices are being employed with respect to the role of the Board in the area of cybersecurity.
During the year, the Governance Committee reviewed the structure of the Board’s oversight of pension and other benefit plans maintained by the Company and its subsidiary businesses. That oversight includes, depending upon the subject at hand, the engagement of the Audit, Compensation and Finance Committees. Each of those Committees receives periodic reports from members of senior management with respect to the particular matters that are within the purview of each committee. The Governance Committee charged management with the task of reviewing best practices in this area relative to the Board’s oversight. A detailed report was presented to the Governance Committee and following the assessment of the information provided, the Governance Committee concluded that the existing apportionment of responsibilities among the three committees was appropriate and should be continued. As part of the oversight of the roles and responsibilities of the Board’s committees, the Governance Committee will continue to monitor this topic to ensure the Board’s practices in this area are appropriate.
The Governance Committee is responsible for considering nominees for director, including nominees recommended by shareholders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” beginning on page 13 of this proxy statement. The criteria considered by the Governance Committee and the full Board when assessing candidates are contained in the By-Laws and are also set forth in Appendix A of this proxy statement. The criteria considered by the Governance Committee and the Full Board when assessing whether an individual may continue to be a director or renominated to serve another term as a director are set forth in Appendix B of this proxy statement.
From time to time, the Lead Director and the Governance Committee receive unsolicited inquiries from individuals interested in serving as a Board member. In the event such inquiries are sent to management, they are then forwarded to the Lead Director. These inquiries are reviewed by the Lead Director in light of the criteria prescribed for director candidates and if the person fails to meet those criteria then no further action is taken by the Lead Director. However, if the person meets those criteria, then the Lead Director will review the submission with the entire Governance Committee. Each inquiry is evaluated on its own merits.
In connection with the 2016 annual meeting, and employing the qualification criteria set forth in the By-Laws, as well as the director retention criteria approved by the Board, the Governance Committee evaluated all of the nominees who are standing for re-election. As a result of that process, the Governance Committee concluded that the full Board should recommend to the shareholders the re-election of the existing directors, with the exception of Mr. McGinley, who is retiring and will not stand for reelection.
During the year, the Governance Committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance Committee as required by the Company’s Corporate Governance Guidelines and approved by the full Board. The director independence standards are set forth and discussed on pages 22-23 of this proxy statement. Based on these standards, the Board has determined that, with the exception of Mr. Chapman, who is an active employee and serves as the Board chair, president and chief executive officer of the Company, all members of the Board are independent.
During the year, the Governance Committee evaluated each Board member’s service on committees in light of the applicable qualification requirements, including additional independence and qualification requirements pertinent to certain of the committees. Based upon this evaluation, the Governance Committee made a recommendation to the full Board regarding the composition and leadership of each committee. Thereafter, that recommendation was adopted by the full Board.
During the year, the Governance Committee oversaw a formal communication process to ensure the Board receives adequate information regarding the actions taken by the boards of directors at the Company’s wholly-owned subsidiaries. That process requires regular management updates to the Governance Committee regarding such actions.
During the year, the Governance Committee continued with the administration of the succession planning and talent development processes for the Company’s senior management and the primary leadership of the Company’s subsidiaries and affiliates. The Governance Committee believes that actively engaging in these efforts is critical to the Company’s long-term management continuity preparedness. Succession planning and talent development are ongoing processes applicable to management positions across the Company and are an integral part of the Company’s normal personnel planning activities. Presentations are regularly provided to the Governance Committee by both external advisors and members of senior management who are charged with direct responsibility for these efforts. In this regard, over the past two years a number of organizational changes have been made resulting in the promotion of three vice presidents to senior executive positions, as well as the reallocation of responsibilities among a number of vice presidents, and the creation of new officer roles for certain functions. The succession planning and talent development processes are ongoing and are intended to enhance the professional development of the persons involved, as well as result in better execution of the Company’s strategies and processes. The accomplishment of these outcomes is the subject of continuing oversight by the Governance Committee as it administers these processes. On a regular basis, updates on this subject are provided to the full Board and as part of the executive session segments of Board meetings there is a further opportunity for a discussion of this subject among the independent members of the Board.
During the year, the Governance Committee reviewed the slate of individuals to serve as officers for the Company and recommended that the full Board elect the officers to their respective positions in June of 2015. This review and recommendation was done in light of the Governance Committee’s ongoing assessment of the succession planning and talent development processes described above. The Governance Committee also reviewed responsibilities within the management group and determined the individuals who should be deemed to be insiders for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
During the year, the Governance Committee evaluated the leadership strengths of the Board, and affirmed the previously made determination to continue to consolidate the roles of Board chair and chief executive officer into a single position, as well as continue the Lead Director position with its attendant role and responsibilities. Mr. Chapman has served as Board chair since the 2011 annual meeting. Mr. McGinley has also served as the Lead Director since that time. The organizational structure of the board is discussed more fully at page 14 of this proxy statement.
Under the oversight of the Governance Committee, formal Board development activities were undertaken during the year. The Board conducted two multi-day development sessions where they heard presentations from various internal and external professionals regarding important issues affecting the Company and its subsidiary companies, including with respect to cybersecurity, the state of energy commodity prices, environmental regulations, regulatory and ratemaking matters and other industry developments and trends in corporate governance. Some members of the Board also attended training activities focused on the development of director skills.
The Governance Committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the Governance Committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. During the year, the Governance Committee had such an analysis prepared, that was then reviewed by Hay Group, which is also the independent compensation consultant employed by the Compensation Committee. The analysis included a review of the Board’s total compensation system, which consists of an annual board retainer, committee chair retainers, and equity grants. The analysis primarily relied upon a review of industry market data, as well as comparative data from the group of companies within the industry peer group that has been used by the Company to measure its performance and used by the Compensation Committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation provided to outside directors was below both the average and the median for the Company’s peer group. In August of 2015, the Governance Committee took action in response to the conclusions reached by the independent compensation consultant and recommended an adjustment to director compensation. That recommendation was adopted by the Board at its September 2015 meeting, with an effective date of January 1, 2016. The specifics of director compensation are more fully discussed on pages 16-17 of this proxy statement under the heading “Director Compensation.” In 2016, the Governance Committee anticipates another review of the on-going market competitiveness of director compensation to ensure its continued alignment with the marketplace.
As the plan administrator of the Company’s At-Risk Plan with respect to compensation for non-employee members of the Board, the Governance Committee authorized annual grants of restricted stock units for directors effective as of January 1, 2016. The grant amounts align with advice received from the independent compensation consultant engaged by the Governance Committee. The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed beginning on page 16 of this proxy statement.
Early in the year, the Governance Committee oversaw the efforts of the Corporate Responsibility and Sustainability Committee to expressly broaden the scope of that Committee’s responsibilities to include corporate sustainability. The Governance Committee provided input to the Corporate Responsibility and Sustainability Committee with respect to this enhanced charge and, as more fully discussed in that Committee’s report beginning on page 35 of this proxy statement, those responsibility changes were implemented effective February 1, 2015.
Under the direction of the Lead Director, who is also the chair of the Governance Committee, the Board has developed a strengths and experiences matrix that is a foundation for the performance evaluation and director succession planning processes to ensure the Board is composed of individuals with the right skills and experiences to oversee the Company’s operations. The matrix is regularly evaluated to ensure the identified desired strengths and experiences reflect the Board’s current and expected talent needs.
Throughout 2015, the Governance Committee worked with a nationally recognized director search firm to identify an additional candidate for consideration as a member of the Board. The need for this addition was precipitated by the impending retirement of Mr. McGinley following the Company’s 2016 annual shareholder meeting. After an extensive and deliberate search process, the Governance Committee identified Teresa J. Tanner as the desired candidate. In light of her diverse business experience in both the retail and the financial services businesses, Ms. Tanner was determined to bring excellent management skills and experience to the Board. Also, as a seasoned executive with deep expertise in the area of Human Resources, Ms. Tanner was determined to have a skill set that would further enhance the full Board’s strengths and experiences in the areas of talent development, succession planning and compensation. The addition of Ms. Tanner also contributed to the Board’s continuing efforts to enhance the identity diversity of its membership. In August of 2015, the Governance Committee recommended to the full Board that Ms. Tanner be elected as a director. Thereafter, the full Board unanimously elected Ms. Tanner as a director effective September 10, 2015. She is standing for reelection at the Company’s 2016 annual shareholder meeting.
Early in 2016, the chair of the Governance Committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. It is the policy of the Board to undertake this action in the first quarter of every year. Under the direction of the Lead Director, the annual performance evaluation process entails individual sessions between the Lead Director and each member of the Board during which directors provide commentary with respect to their performance and contributions, as well as the performance and contributions by peer directors, and a full Board performance assessment. The results of these discussions are initially analyzed by the Lead Director. Following that analysis, the Lead Director summarizes the results, including his observations relative to where the Board is situated in light of the strengths and experiences matrix. The comments of individual directors are maintained in strict confidentiality to encourage full and frank commentary on all aspects of the Board’s performance. Once this summary is complete, the Lead Director: 1) reviews the results with the Board chair, 2) then he reviews those results with the Governance Committee, and 3) finally, he provides the full Board with the findings and any recommended actions, as well as a summary of the survey results. In response, and under the supervision and direction of the Governance Committee, senior management develops an action plan that is intended to respond to issues raised during this process. The Board’s annual performance evaluation is seen as an opportunity to review the past year and consider contributions, successes and opportunities for development. The process is also integral to the execution of the Board succession planning process since the conclusions reached help the Governance Committee and the full Board determine whether and when it is advisable to refresh the composition of the Board. In light of this robust annual performance evaluation process, during the year the Governance Committee and the full Board confirmed the prior determination to not employ a director tenure policy, which would limit the service of valuable Board members. The Board does have a retirement policy pursuant to which, absent a waiver from the independent directors, a director may not remain a Board member longer than the term of office during which he or she turns age 75.
As part of the Governance Committee’s ongoing efforts in the area of Board succession planning, and in light of Mr. McGinley’s retirement following the Company’s 2016 annual shareholder meeting, a process was put in place to identify the Board’s next Lead Director during the year. This process was overseen by the Governance Committee and involved detailed input from each member of the Board. At the end of the process, the full Board unanimously agreed, and the independent members of the Board confirmed, that Ms. Wojtowicz should be the next lead director, subject to her reelection as a director by the Company’s shareholders. This determination was made and announced in early November 2015. To ensure a seamless transition, Ms. Wojtowicz has been directly engaged with Mr. McGinley since November 2015 as he discharges his responsibilities as both Lead Director and chair of the Governance Committee.
At the February 2016 meeting, the Governance Committee confirmed that all Board committees had complied with their respective charters during 2015. The Governance Committee will continue to oversee any future recommended revisions to Board committee charters to ensure that the apportionment of responsibilities among the committees is appropriate.

Share Ownership Policy for Non-Employee Directors
Our Company’s share ownership policy requires non-employee directors to meet share ownership targets. The Governance Committee adopted that policy in 2000 and it provides a five year transition period for non-employee directors to comply with their applicable share ownership targets. The Board expects the covered persons to make ratable progress toward compliance each year. The program includes these key features:

•
Participants who are non-employee directors have a share ownership target based on a multiple of five times their annual cash retainer, which calculated as of January 1, 2016, equaled $375,000. As of February 28, 2016, all of the non-employee directors, excluding Mr. Mullen and Ms. Tanner who are in the transitional five year compliance period, exceeded the established ownership requirements. The Governance Committee reviews non-employee director stock ownership on an annual basis.

•
A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options (of which none are outstanding), restricted shares and stock unit awards, with value based on the market price of our common stock.

For non-employee directors who have not met their ownership target at the time a stock unit award is settled under the At-Risk Plan, the above policy provides that the award will be settled in shares of Company common stock (unless such non-employee director previously elected to defer such amounts into the Company’s Nonqualified Deferred Compensation Plan).
In 2015, the Governance Committee, with assistance from the Hay Group, confirmed the reasonableness of the director share ownership guidelines from a market perspective and concluded that they are, in fact, in line with the market. The Governance Committee anticipates reviewing the continuing appropriateness of the guidelines again in 2016.

Annual Committee Charter Review and Performance Evaluation
As required by the Governance Committee’s charter, during the year, the Committee reviewed its charter and determined that no changes were necessary or advisable. Also, as required by the Governance Committee’s charter, the Governance Committee conducted an annual performance evaluation, the results of which have been discussed among the members.

Director Independence Standards
In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of the particular director, but also from the perspective of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.
At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,[1] of the Company.

2.
The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee chair fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.
The director a) is a current partner or employee of a firm that is the Company’s internal or external auditor; b) has an immediate family member who is a current partner of such a firm; c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; d) , or an immediate family member, was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 Million, or 2% of such other company’s consolidated gross revenues.

___________________________
1 For purposes of this standard, the term "executive officer" has the same meaning specified for the term "officer" in Rule 16a-1(f) under the Securities Exchange Act of 1934.

The NYSE listing standards require that the Board affirmatively determine that a director has no material relationship at the Company. In determining whether a particular director satisfied the independence criteria, the Governance Committee considered the following transactions:

•
In 2015, the Company had banking relationships with Old National Bank, of which Mr. Jones is President and Chief Executive Officer. The total fees paid for those relationships, which consist of approximately $75,000, represent a very small percentage of Old National Bank’s 2015 revenues. These fees were solely transactional fees and included: $16,000 in payments for participation in the $600 Million VUHI and Capital Corp. syndicated credit facilities at the level of $15 Million; and a $59,000 payment for bank account service charges related to provision of the Vectren payroll account, which serves several subsidiary companies, provision of an account processing Vectren South residential customer utility payments, provision of the billings lockbox account for certain Vectren Energy Delivery projects, and provision of the checking account used in connection with a not-for-profit energy payment assistance fund. In addition, Old National Bank purchased utility services from the Company, which also did not represent a significant percentage of Old National Bank’s revenues or the Company’s revenues.

•
In 2015, the Company had banking relationships with Fifth Third Bank, of which Ms. Tanner is Executive Vice President and Chief Administrative Officer. The total fees paid for those relationships, which consist of approximately $153,000, represent a very small percentage of Fifth Third Bank's 2015 revenues. These fees were solely transactional fees and included: $70,000 in payments for participation in the $600 Million VUHI and Capital Corp. syndicated credit facilities at the level of $65 Million; a $10,000 payment for provision of a Vectren Corporation letter of credit totaling about $1.1 Million; and a $73,000 payment for bank account service charges related to provision of Vectren South operating accounts, which process customer payments and expenses, provision for two temporary operating accounts for expenses related to certain Vectren South air quality capital improvement projects, and provision for three non-utility operating functions: Energy Systems Group, LLC accounts, an Employee Political Action Committee account and an account that supports Vectren’s Foundation. Additionally, there are three pension trust funds (Pension Plan for Hourly Employees of Southern Indiana Gas and Electric Company; Indiana Gas Company, Inc., Bargaining Unity Retirement Plan; and Vectren Corporation Combined Non-Bargaining Retirement Plan), which, collectively, paid approximately $135,000 in market-based fees to Fifth Third Bank for the management of a bond fund that is one of 15 funds currently in the trust funds' portfolios and represents 15% of their total assets. In 2016, the fees paid for this service are expected to be approximately the same. Fifth Third Bank has also purchased utility services from the Company, which did not represent a significant percentage of Fifth Third Bank’s revenues or the Company’s revenues.

Selection and Evaluation of Director Candidates
All director candidates must meet the requirements established by the Governance Committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In considering director nominees pursuant to its charter, the Governance Committee employs a holistic approach to diversity, taking into consideration factors that affect a candidate’s life and work experiences, including, racial, ethnic, social, economic, educational, professional, geographic and community experiences. In discharging this responsibility, the Governance Committee assesses the viewpoint, background and demographics of the candidates. The Governance Committee seeks to create a board that is strong in identity diversity, as well as having a collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and other factors the Governance Committee deems appropriate. When considering a candidate, the Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes, including the matters discussed above. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A. In addition, the Governance Committee utilizes a collective strengths and experiences matrix in order to continuously assess the composition of the Board to ensure the membership collectively possess the attributes needed to function at a high level.

Commitment
The Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that fulfill its responsibilities under its charter and to enhance, where appropriate, the Company’s corporate governance practices. The Governance Committee anticipates meeting at least three times in 2016.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
J. Timothy McGinley, Chair,
James H. DeGraffenreidt, Jr.,
Anton H. George, and
Michael L. Smith

Report of the Audit and Risk Management Committee
The Audit and Risk Management Committee (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the full Board. The Audit Committee consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the NYSE.
Audit Committee members, Michael L. Smith (committee chair) and Jean L. Wojtowicz, are each designated an “Audit Committee Financial Expert,” as determined by the Board and approved by the Governance Committee. Due to their significant financial acumen, the other committee members are “financially literate,” as defined by the NYSE Corporate Governance Listing Standards. The “Nominee Biographies” section of this proxy statement beginning on page 5 contains biographies on each Audit Committee member.
The Audit Committee met six times during the past year.

Scope of Responsibilities
The Audit Committee operates under a written Audit and Risk Management Committee Charter, which addresses requirements established by the Securities and Exchange Commission (“SEC”) and the NYSE. The charter is posted on the Corporate Governance section of the Company’s website at www.vectren.com. Revised and restated in May of 2015, the charter specifies the Audit Committee’s oversight of SEC and other financial compliance matters, as well as a number of additional responsibilities. These include:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the registered public accounting firm’s qualifications and independence;

•	Overseeing the performance of the Company’s internal audit function (“Corporate Audit”) and independent auditor;

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, SEC compliance, and ethics that management and the Board have established; and

•	Overseeing the Company’s practices and processes relating to strategic risk assessment and risk management.

2015 Accomplishments
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm, Deloitte, the financial and related internal control information included in the Company’s annual report filed with the SEC on Form 10-K. The Audit Committee received reports from management with respect to each of the Company’s quarterly filings on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.
In compliance with the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 16, “Communications with Audit Committees,” the Audit Committee discussed with Deloitte the timing of the audit, audit strategy and scope, and significant risks and unusual transactions. More specifically, items addressed in 2015, among others, related to the accounting for state commission regulatory actions, the new Environmental Protection Agency regulations, and the carrying value of certain assets and investments.
The Audit Committee also participated in discussions with Deloitte regarding its independence and received written disclosures from Deloitte that are required by the PCAOB. The Audit Committee approved the terms of Deloitte’s engagement letter.
The vice president of Corporate Audit reports functionally to the Audit Committee, and in early 2015, the Audit Committee reviewed and approved the Corporate Audit department’s charter, work plan, and budget for that year.
The Audit Committee met periodically and separately with the vice president of Corporate Audit and Deloitte, with and without management present, to discuss the results of their audits and other engagements, their evaluations of the Company’s internal controls, and their judgments on the quality and acceptability of the Company’s financial reporting.
During the year, the Audit Committee received updates from the Company’s chief legal officer regarding compliance with SEC rules and regulations, as well as other litigation, claims, and legal matters that could potentially affect the Company’s financial statements.

Corporate Code of Conduct
The Audit Committee is responsible for establishing, reviewing, and updating the Corporate Code of Conduct (“Code”), as well as ensuring that management enforces and monitors compliance with the Code and that the Code complies with applicable rules and regulations.
The Audit Committee confirmed that management has a proper review system to monitor the Code and for ensuring that publicly available financial information satisfies applicable legal requirements. The Audit Committee also confirmed, with assistance from the Corporate Audit department, that the members of the Board complied with the Code during 2015. The Code provides employees and others with contact information for the chair of the Audit Committee. The Code also identifies other methods to report issues or seek advice, such as through an anonymous third party administered hotline. The Code is available on the Corporate Governance section of the Company’s website at www.vectren.com (link is titled “Corp Code of Conduct”).

Risk Management
The Audit Committee reviewed reports from management regarding enterprise risk that were considered by management’s Risk Management Committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the Company, including among others, cybersecurity risks.

Sarbanes-Oxley Section 404 Compliance
Throughout the year, the Audit Committee reviewed reports from the vice president of Corporate Audit regarding the Company’s ongoing compliance with the certification and attestation requirements of Sarbanes-Oxley Section 404. The Audit Committee also received similar reports from the Company’s chief financial and accounting officer and the corporate controller, as well as commentary from Deloitte on the Company’s compliance.

Independent Registered Public Accounting Firm Activities
Pursuant to the Audit Committee’s responsibility to oversee the qualifications, independence, and performance of the Company’s independent registered public accounting firm, the Audit Committee appoints the firm and, following approval of that action by the full Board, submits the appointment to the shareholders for ratification. With management’s assistance, the Audit Committee is actively involved in approving the fees paid to Deloitte. In determining these fees, the Audit Committee and management considers the quality of work performed by Deloitte, the staffing mix Deloitte expects to employ, and the fees charged by Deloitte’s peers and Deloitte on similar engagements.
The Audit Committee has adopted a formal policy on the pre-approval of audit and permissible non-audit services that Deloitte performs. Pre-approval is assessed on a case-by-case basis. In assessing requests for Deloitte’s services, the Audit Committee considers whether the service is consistent with Deloitte’s independence, whether Deloitte is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s risk management capabilities or improve audit quality. The fees related to audit, tax, and other services provided by Deloitte in the last year were approved by the Audit Committee in accordance with this policy. Audit fees are disclosed in more detail in the section titled “Audit and Non-Audit Fees of the Company's Independent Registered Public Accounting Firm,” beginning on page 78 of this proxy statement.
PCAOB regulations mandate that firms rotate engagement partners every five years. The Audit Committee provides input into this transition process and interviews candidates. The current Deloitte lead engagement partner has led the Company’s audit for four years.

Appointment of Deloitte
The Audit Committee has recommended to the full Board that Deloitte be appointed as the Company’s independent registered public accounting firm for 2016. That appointment is subject to ratification by the Company’s shareholders at the 2016 annual meeting. In determining whether Deloitte’s appointment is in the best interest of the Company and its shareholders, the Audit Committee took into consideration a number of factors including, but not limited to:

•	The quality of the Audit Committee’s ongoing discussions with Deloitte;

•	Deloitte’s independence;

•	Management’s perceptions of Deloitte’s industry expertise and past performance;

•	External data relating to audit quality and performance, including recent PCAOB reports on Deloitte and its peers; and

•	The appropriateness of fees charged.
Deloitte has been the Company’s independent registered public accounting firm since May 17, 2002.

Delineation of Responsibilities Among Management, the Independent Registered Public Accounting Firm, and the Audit Committee
Management is responsible for the Company’s financial reporting process, which includes its system of internal control, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Furthermore, management must establish and maintain disclosure controls and procedures and internal control over financial reporting; it must evaluate the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting; and it must evaluate any changes that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.
The Company’s independent registered public accounting firm, Deloitte, is responsible for auditing the financial statements prepared by management, and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Deloitte also provides an opinion on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee is responsible for monitoring and reviewing the processes performed by management and Deloitte. However, it is not the Audit Committee’s duty or responsibility to conduct audits, or accounting reviews or procedures. The Audit Committee members are not employees of the Company; therefore, they rely on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with the accounting principles generally accepted in the United States of America, and on Deloitte’s reports regarding the Company’s financial statements and internal control over financial reporting. The Audit Committee’s efforts do not guarantee that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent registered public accounting firm is in fact “independent.”

2015 Form 10-K
After conducting the reviews and discussions detailed above, the Audit Committee recommended to the full Board that the audited, consolidated financial statements for the Company and its subsidiaries be included in the annual report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
A copy of the Company’s 2015 Form 10-K is available upon request, free of charge. Send your request to:
Attn: Investor Relations
Vectren Corporation
One Vectren Square
Evansville, IN 47708
investors@vectren.com

Annual Committee Charter Review and Performance Evaluation
The Audit Committee confirmed the completion of requirements stipulated in its charter for 2015, which included an annual performance evaluation and a review of its charter. Based on that review, the charter was amended and restated, effective May 12, 2015. The changes clarify the Audit Committee’s role relative to strategic and cybersecurity risk management and made minor adjustments relative to the Audit Committee’s interactions with the independent auditor, the Corporate Audit department, and the Chief Legal Officer.

Commitment
The Audit Committee is committed to ensuring that the Company establishes and abides by the necessary and appropriate financial reporting processes. The Audit Committee anticipates meeting at least seven times in 2016.

AUDIT AND RISK MANAGEMENT COMMITTEE
Michael L. Smith, Chair,
James H. DeGraffenreidt, Jr.,
R. Daniel Sadlier, and
Jean L. Wojtowicz

Report of the Compensation and Benefits Committee
The Compensation Committee has five members and met four times during 2015. The Compensation Committee is comprised solely of non-employee directors, all of whom meet the independence requirements established by the NYSE. The Compensation Committee members also meet other independence requirements imposed by federal laws and regulations. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.vectren.com. At each meeting, the Compensation Committee conducts an executive session without management present.

Scope of Responsibilities
The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s chair, president and chief executive officer (Mr. Chapman) and each of the other executive officers;

•	Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s and its subsidiaries’ retirement and welfare plans; and

•	Conduct the performance appraisal for Mr. Chapman; and perform other duties deemed appropriate by the full Board.
Compensation decisions for the Company’s executive officers, including Mr. Chapman, named in the Summary Compensation Table in this proxy statement (collectively, “executive officers”) are made by the Compensation Committee. Decisions regarding non-equity compensation for other Company officers and the officers of primary subsidiary companies are made by Mr. Chapman and, in certain cases, are reviewed by the Compensation Committee. Compensation for the officers of the Company’s nonutility businesses is established by the boards for those entities.
The Compensation Committee has engaged Hay Group, Inc. (“Hay Group”), an independent outside global human resources consulting firm, to conduct an annual review of the Company’s total compensation program (base salaries, annual incentives and long-term incentives) for the executive officers. At the Compensation Committee’s direction, Hay Group also provides advice with respect to the total compensation for the Company’s other officers, as well as the officers of the Company’s primary subsidiaries.
The agendas for Compensation Committee meetings are established by its chair with assistance from the other members of the Compensation Committee, the Compensation Committee’s independent compensation consultant, and the executive officers. Compensation Committee meetings are regularly attended by the executive officers, as well as the vice president of Human Resources. The Compensation Committee’s chair reports the Compensation Committee’s recommendations on executive compensation to the Board and the Board approves the base salaries for the executive officers. Independent advisors, as directed by the Compensation Committee, support the Compensation Committee in its duties. In addition, one or more of the Company’s officers, as well as the Company’s Human Resources department, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Company’s Human Resources department is charged by the Compensation Committee with executing the compensation plans and programs adopted by the Compensation Committee, as well as implementing changes in compensation levels as directed by the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as necessary or advisable to assist with its responsibilities.

Role of Board Chair, President and Chief Executive Officer in the Compensation Process
Compensation determinations for the Company’s executive officers, including Mr. Chapman, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman in his role as chair, president and chief executive officer. He provides recommendations to the Compensation Committee regarding the base salary, annual incentive and stock-based compensation opportunity for each of the other executive officers. He receives and reviews market data from the Compensation Committee’s independent compensation consultant. In making his recommendations, Mr. Chapman considers the market data, as well as each executive officer's overall performance, contributions to the Company over the past year, experience and potential, internal pay equity, and any change in an executive officer’s functional responsibility. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee can accept or modify the recommended amounts. Determinations regarding short-term and long-term incentive opportunities under the At-Risk Plan for the other executive officers are approved by the Compensation Committee. Mr. Chapman also provides to the Compensation Committee salary data for other Company officers and for certain officers of the Company’s primary subsidiaries.
Mr. Chapman regularly attends Compensation Committee meetings to provide input as a representative of management. At each meeting, the Compensation Committee goes into an executive session and excuses Mr. Chapman and any other members of management who may be present. Actions required by the Compensation Committee relating to the establishment of executive compensation are deferred to, and acted upon, during the executive sessions.

Share Ownership Policy for Officers
The Company’s share ownership policy requires officers to maintain share ownership targets and provides for a five year transition period for officers to comply with these share ownership targets. The Compensation Committee expects officers to make ratable progress toward compliance each year. The program includes these key features:

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Participants who are officers have a share ownership target based on a multiple of their base salary, which is five times base salary for Mr. Chapman and three times base salary for Ms. Hardwick and Messrs. Christian and Schach. As of February 23, 2016, the executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The Compensation Committee reviews executive officers’ stock ownership on an annual basis. As of February 23, 2016, all other officers who are subject to the share ownership policy either met the ownership guidelines or were still in the five year compliance transition period. Moreover, based upon research conducted at the Compensation Committee’s direction, the Compensation Committee determined in 2015 that the existing share ownership targets are in line with the market for such matters.

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Participants may count toward their targets the value of owned shares, phantom Vectren stock units held in nonqualified deferred compensation plans, restricted shares and stock unit awards, with value based on a current market price of the Company’s common stock.

For officers who have not met their ownership target at the time a stock unit award is settled under the At-Risk Plan, the above policy provides that the award will be settled in shares of Company common stock (unless such officer previously elected to defer such amounts into the Company’s Nonqualified Deferred Compensation Plan). Effective January 1, 2015, and irrespective of the five year transition period provided above, the Compensation Committee determined that officers receiving Company common stock (or phantom stock units under the Company’s Nonqualified Deferred Compensation Plan) must continue to hold 50% or more of such common stock (or phantom stock units) until their ownership targets are met or exceeded.

Compensation Consultant
In accordance with the Compensation Committee’s authority to retain consultants, Hay Group has been engaged as its independent compensation consultant for 2016. The Compensation Committee began its relationship with Hay Group in 2005. The representatives of Hay Group report directly to the Compensation Committee and in performing engagements are supervised by the Compensation Committee’s chair. Once engagements are completed, reports to the entire Compensation Committee are made. With the chair’s direction and supervision, Hay Group provides market data concerning the compensation of executives at comparable companies in order to determine whether the Company’s compensation system is reasonable. From time to time, Hay Group also provides the Compensation Committee advice regarding other elements of executive compensation. These matters include regulatory updates and advice on compensation matters taken by corporate governance firms, as well as advice on employment, change in control, severance and retention agreements, and other arrangements and practices affecting executives. As discussed on page 20 of this proxy statement, Hay Group is also engaged from time to time by the Governance Committee to assist with the review and establishment of appropriate, market-based compensation for the non-employee members of the Board.
The Compensation Committee requires that its compensation consultant must be independent. Therefore, the consultant can only perform engagements for the Company under the direction and supervision of the Compensation Committee’s chair or under the direction and supervision of the Governance Committee. No fees were paid to Hay Group for services other than executive officer and other officer compensation and non-employee director compensation consulting during 2015.

The Board has adopted the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, which is available on the Company’s website at www.vectren.com, to ensure that the Compensation Committee remains in compliance with applicable independence requirements. The Compensation Committee has developed internal controls to ensure compliance with this policy and as part of those controls, at each meeting, the Compensation Committee reviews work performed by Hay Group since the prior meeting and confirms such work relates only to engagements requested by the Compensation Committee or Governance Committee. In light of SEC and NYSE rules, the Compensation Committee considered the independence of Hay Group, including assessment of the following factors: (i) other services provided to the Company by the consultant; (ii) fees paid as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee has concluded that no conflict of interest exists preventing Hay Group from independently representing the Compensation Committee and that Hay Group is in compliance with the independence requirements discussed above.

Recoupment ("Clawback") Policy
The Compensation Committee has adopted a pay recoupment or clawback policy which provides, under certain conditions, for the return of certain annual incentive compensation received by officers of the Company and its subsidiaries for a period of up to three years. Generally stated, those conditions are a material restatement of the Company’s consolidated financial statements for a prior period, which, if such restated financial statements had been in effect at the time that incentive compensation was paid would have resulted in a lesser payment. The policy is intended to position the Company to comply with the requirements of the Dodd-Frank Act, recognizing that neither the SEC nor the NYSE has yet adopted final rules implementing this part of the law. The policy explicitly acknowledges that upon the adoption of further guidance from these authorities, the policy will need to be revised. Given the pending uncertainty in this area, due to the lack of definitive guidance from the SEC and the NYSE, and following the adoption of the policy, the Compensation Committee reserved the right in long-term incentive compensation agreements issued under the At-Risk Plan to subject those agreements to any successor policy during the agreement’s vesting period. The Compensation Committee’s clawback policy has been approved by the Board and is available on the Company’s website at www.vectren.com.

Oversight of Company Benefit Plans
The Compensation Committee also has general oversight authority of benefit plans of the Company and its subsidiaries applicable to employees and retirees. In furtherance of that charge, during 2015 the Compensation Committee received reports from management regarding retirement and welfare plans. Those reports also addressed issues arising from federal health care legislation. The Compensation Committee anticipates continuing to receive such informational reports during 2016.
The Compensation Committee also received reports from management regarding ongoing efforts to continuously improve the design of the Company’s incentive plans applicable to the majority of employees. While the Compensation Committee does not directly administer those plans, it provides counsel to management with respect to plan design issues. The Compensation Committee anticipates continuing to perform such a role in 2016.
The Compensation Committee has reviewed and is familiar with the version of the At-Risk Plan that is the subject of Item 3 of this Proxy Statement. The Compensation Committee has recommended to the full Board and the Company’s shareholders that the At-Risk Plan, as proposed to be amended and restated, be approved at the Company’s annual shareholders meeting to be held on May 24, 2016.

Company’s Human Resources Advisory Committee
The Company has a Human Resources Advisory Committee (“HRAC”) that is composed solely of officers and is focused upon establishing policy with respect to human resource matters. Under its charter, the Compensation Committee is charged with appointing the HRAC’s membership. Each year the Compensation Committee reviews the membership of the HRAC, and, with input from Mr. Chapman, selects members of management to serve on that committee.

Regulatory Updates and Governance Practices
Throughout 2015, the Compensation Committee received regular updates from Hay Group regarding regulatory developments in the area of executive compensation. Those updates also addressed executive pay and governance practices as established by corporate governance rating firms. In establishing the executive compensation program that is more fully described in the "Compensation Discussion and Analysis" section beginning on page 37 of this proxy statement, the Compensation Committee is ever mindful of these regulatory developments and executive pay and governance practices and endeavors to ensure that the Company’s executive compensation program is in alignment with those developments and practices.

Deductibility of Executive Compensation
In 1993, Congress enacted Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which disallows corporate deductibility for “compensation” paid in excess of $1 Million dollars to the chief executive officer and the other three highest paid executives unless the compensation is “qualified performance-based compensation”, which includes a requirement that it be payable solely on achievement of objective performance goals. The At-Risk Plan, as approved in May 2011 (and with respect to new grants of compensation, that plan, as amended and restated, is subject to shareholder approval at the Company’s 2016 annual shareholder meeting), is structured to give the Compensation Committee the discretion to award compensation satisfying the qualified performance-based compensation requirements of Section 162(m) . Consequently, the Compensation Committee intends, to the extent practical and consistent with the best interests of the Company and its shareholders, to use compensation policies that preserve the tax deductibility of compensation expenses. The At-Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to the nonqualified deferred compensation plan.

Annual Committee Charter Review and Performance Evaluation
The Compensation Committee determined that during 2015 it fulfilled the responsibilities under its charter, including the completion of an annual performance evaluation. The Committee also determined that no changes to the charter were necessary or advisable at this time.

Compensation and Benefits Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement beginning on page 37 with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

Commitment
The Compensation Committee is committed to fulfilling its responsibilities as set forth in the committee charter. The Compensation Committee expects to meet at least three times in 2016.

COMPENSATION AND BENEFITS COMMITTEE
Jean L. Wojtowicz, Chair,
Anton H. George,
Martin C. Jischke
Patrick K. Mullen, and
R. Daniel Sadlier

Report of the Finance Committee
The Finance Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s utility and nonutility businesses. The Finance Committee consists of four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange. The chair of the Finance Committee is Robert G. Jones, who assumed this role last year. The Finance Committee met four times during the last year. At each meeting, the Finance Committee conducts an executive session without management.

Scope of Responsibilities
The Finance Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

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Acting within parameters established by the full Board with respect to the financing activities of the Company, including, as necessary or advisable, financing activities of its subsidiaries or affiliates;

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Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action with respect to finance matters and only within parameters prescribed and delegated by the full Board; and

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Appointing from among management the members of the Company’s Investment Committee, which is charged with monitoring certain retirement plan investments; developing retirement plan investment policies; selecting and reviewing investment managers and investment advisors; reviewing the funded status of the pension plans; and recommending Company contribution levels. The Finance Committee is also kept informed of the general activities of the Investment Committee, but does not make investment decisions, nor does it perform any functions delegated to the Investment Committee.

2015 Accomplishments
At the first meeting in 2015, the Finance Committee reviewed and approved the Company’s 2015 financing program. As part of this action, the Finance Committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate both our short and long-term financing requirements. The Finance Committee also received an overview of the state of the financial markets. The Finance Committee reviewed and approved parameters for proposed financing transactions by the company’s subsidiaries.
At the second meeting of the year, the Finance Committee reviewed the status of the Company’s 2015 financing plans, including financings relating to the Company’s utility and non-utility businesses. The Finance Committee reviewed detailed reports regarding the status of the credit ratings for the Company’s various debt arrangements and discussed recent meetings management had conducted with representatives of credit rating agencies. The Finance Committee also reviewed an update from management regarding the Company’s overall business plan and dividend policy. The Finance Committee reviewed the company’s pension plan investments, funding levels and other related matters pertaining to corporate and utility business employees. The Finance Committee also appointed the members of management who serve on the Investment Committee. The Finance Committee concluded by conducting the 2014 performance evaluation.
At the third meeting of the year, the Finance Committee reviewed the status of the Company’s execution of its 2015 financing plans. The Finance Committee reviewed financing opportunities for Vectren South and authorized the same. The Finance Committee also reviewed the Company’s anticipated 2015-2019 financing needs, as well as management’s next series of credit rating agencies.
At the fourth and final meeting of the year, the Finance Committee reviewed management’s recommended change to the Company’s common stock dividend to be payable December 1, 2015. In support of management’s recommended dividend increase, the Finance Committee reviewed details of the Company’s forecast supportive of the recommended earnings and dividend growth rates and targeted dividend payout ratio. The Finance Committee also reviewed reports with respect to the Company’s credit ratings and the Company’s benefit plans pertaining to corporate and utility business employees. Finally, the Finance Committee confirmed the fulfillment of their duties in 2015 under the Committee’s charter.

Annual Committee Charter Review and Performance Evaluation
As required by the Finance Committee’s charter, the Finance Committee reviewed the charter and determined that no changes were necessary or advisable at this time. Also, as required by that charter, the Finance Committee will conduct its 2015 annual performance evaluation at its first meeting in 2016, which will occur in April.

Commitment
The Finance Committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board with respect to financing matters when delegated authority to respond to certain circumstances. The Finance Committee is also committed to discharging its role with respect to the certain of the Company’s benefit plans, as more fully defined in the Committee’s charter. The Finance Committee anticipates meeting at least three times in 2016 to continue to focus on the matters set forth in its charter.

FINANCE COMMITTEE
Robert G. Jones, Chair,
John D. Engelbrecht,
J. Timothy McGinley, and
R. Daniel Sadlier

Report of the Corporate Responsibility and Sustainability Committee
In 2015, the Corporate Affairs Committee was renamed the Corporate Responsibility and Sustainability Committee (“Corporate Committee”) in recognition of its increased role in overseeing the Company’s sustainability initiatives and planning, as well as discharging responsibilities relating to the Company’s policies, practices and procedures as a responsible corporate citizen and monitoring compliance with governmental regulations (other than SEC regulations). The Corporate Committee has four members and is comprised entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the NYSE. The current chair of the Corporate Committee is John D. Engelbrecht. The Corporate Committee met four times during the past year. At each meeting, the Corporate Committee conducts a private session with the chief compliance officer, as well as an executive session without management present.

Scope of Responsibilities
The Corporate Committee’s responsibilities are set forth in its charter, which was modified in 2015 to emphasize its sustainability duties, and is posted on the Company’s website at www.vectren.com. Those responsibilities include the oversight of Company policies, practices, and procedures relating to:

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Sustainability, including monitoring current and emerging political and social action, and public policy and environmental issues that may affect the business operations, material financial performance or public image of the Company, and also considering policies for sustainable growth strategies to create value consistent with long-term preservation and enhancement of the Company’s financial, environmental and social capital;

•	Business practices, and legal compliance, including compliance by utility operations with applicable safety and reliability regulations;

•	Public communications with key stakeholders, other than the financial community;

•	Community relations, including charitable contributions and community affairs;

•	Customer relations, including customer satisfaction and quality of customer service;

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Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity and inclusion, and compliance with employment related laws, regulations and policies;

•	Environmental compliance and stewardship, including adherence to environmental laws and regulations; and

•	The promotion of a culture of public and employee safety.

2015 Accomplishments
The Corporate Committee received reports related to corporate sustainability initiatives, as well as reviewed and provided input on Company metrics designed to obtain a Global Reporting Initiative certification. The Committee received reports on potential renewable energy initiatives including on system solar development by the Company.
During the past year, the Company’s compliance with regulations at its regulated utility businesses was monitored by the Corporate Committee. Reports were received from Company management regarding compliance with the requirements imposed by the North American Electric Reliability Corporation, as well as pipeline safety matters, including state audit results and facility locating and third party damage matters. Company management provided reports regarding improvements to the Company’s compliance framework, as well as oversight of contractor qualifications and the use of risk modeling to drive compliance activities. Company management also described ongoing efforts to assess the effectiveness of the Company’s pipeline integrity management programs. The chief compliance officer regularly reported on the process used to oversee compliance matters at the Company.
Throughout the past year, legislative matters of importance to the Company at the federal level, as well as in Indiana and Ohio, and the activities of the Company’s Political Action Committee (PAC), were reviewed and discussed with the Corporate Committee. The Corporate Committee approved a recommendation by Company management to publicly confirm corporate dollars are not used to make direct political contributions, as well as to describe the activities of the PAC.

During the past year, the Corporate Committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular updates regarding the Foundation’s activities in the Company’s regulated utility business operating areas. The Corporate Committee reviewed and approved the Foundation’s budgeted level of contributions for 2016. In addition, the Corporate Committee received regular reports related to Community Sustainability initiatives being supported by the Company designed to foster economic development in economically challenged communities served by the Company’s regulated utility businesses.
During the past year, the Corporate Committee monitored activities related to the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation Committee as a performance metric for annual incentive awards under the Company’s At-Risk Plan. That performance metric is discussed further on pages 42-45 of this proxy statement. The Corporate Committee also regularly received reports regarding the measurement of customer satisfaction as determined by the firm of J.D. Power and Associates, as well as the results from the Company’s self-constructed customer satisfaction survey. Reports were provided by management regarding the Company’s continued implementation of gas and electric efficiency programs. The performance of these programs is also used by the Compensation Committee as a metric for establishing annual incentive awards under the At-Risk Plan. The energy efficiency performance metric, referred to as conservation in prior years, is also discussed on pages 42-45 of this proxy statement. Company management regularly reported on regulatory proceedings before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.
During the past year, the safety performance of the Company’s regulated utility business was monitored by the Corporate Committee. Employee safety performance is used by the Compensation Committee as a metric in establishing annual incentive awards under the At-Risk Plan. The Corporate Committee monitored such performance during the year. That performance metric is discussed further on pages 42-45 of this proxy statement. Considerable attention was given to the safety performance of the company’s regulated utility businesses compared to the safety performance of other regulated utility companies, as well as efforts being implemented by Company management to minimize workplace accidents and injuries.
During the past year, the Corporate Committee monitored the Company’s employment practices. The Corporate Committee also monitored management’s continuing efforts to enhance employee diversity and inclusion at the Company.
The Company’s environmental compliance and stewardship were considered at each meeting of the Corporate Committee. Presentations were provided regarding potential new or revised Environmental Protection Agency (“EPA”) regulations, covering, among other topics, fly ash disposal and beneficial reuse, and the regulation of mercury and carbon emissions from the Company’s coal fired electric generating units. Reports were also provided on the potential impacts of the EPA’s Clean Power Plan rule on the Company’s electric utility business. Company management also reviewed the process used to assess future electric generation resource choices and make decisions related to the continued operation of the Company’s electric generating units. The Committee also reviewed information and reports and provided input regarding the Company’s ongoing assessment of climate change and public approach with respect to such issues.

Annual Committee Charter Review and Performance Evaluation
The Corporate Committee has reviewed and confirmed its compliance with its charter during 2015. Also, as required by that charter, the Corporate Committee conducted an annual performance evaluation, the results of which will be discussed at the first meeting of the year in April of 2016.

Commitment
The Corporate Committee is committed to ensuring the Company conducts its operations consistent with the long-term sustainability of the enterprise that will be of continuing benefit to the Company’s stakeholders. The Corporate Committee anticipates meeting at least three times in 2016 to continue to focus on the matters within the scope of its charter.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY COMMITTEE
John D. Engelbrecht, Chair,
Martin C. Jischke
Robert G. Jones, and
Patrick K. Mullen

Compensation Discussion and Analysis
In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Compensation Committee” refers to the Compensation and Benefits Committee of Vectren’s Board of Directors and the term “executive officers” refers to our Named Executive Officers (NEOs) identified in the Summary Compensation Table of this proxy statement. Information concerning the compensation of non-employee directors can be found under the heading “Director Compensation” beginning on page 16 of this proxy statement.
The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives and policies for our executive officers.

Forward-Looking Statements
The following discussion and analysis contains statements regarding our future Company and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary
The following are key features of our executive compensation program. A more detailed disclosure follows this summary. Our compensation philosophy and related governance features and practices are designed to align our executive compensation with long-term shareholder interests.
PAY FOR PERFORMANCE
The primary objectives of our compensation program are paying for Company performance, individual performance, and level of job responsibility, as well as attracting and retaining successful, high achieving employees. While all executive officers receive a mix of short-term and long-term incentive compensation, a greater portion of compensation that can be earned by our executive officers is tied to long-term performance because they are in a position to have greater influence on long-term results. A significant portion of compensation that can be earned by our executive officers is directly related to both annual and long-term Company performance-based goals that are approved by the Compensation Committee.
As illustrated in the accompanying charts, in 2015, approximately 78% of the chief executive officer's (CEO) total direct compensation (base salary, annual incentive, and long-term incentive) and approximately 64% of the other executive officers’ total direct compensation (excluding Mr. Benkert, who retired in June 2015) was performance-based and not guaranteed. The charts include base salaries as of the end of the year, target annual incentives, and the fair value of the long-term incentives as of the date established or granted.

CLAWBACK POLICY
As approved by the Compensation Committee, we have adopted a policy that reaches beyond the executive officer population to recoup or clawback future annual incentive compensation paid to current and former officers that resulted from a material restatement of financial statements. The Compensation Committee expects to review and refine, if necessary or advisable, this policy when the SEC provides additional guidance through final regulations addressing recoupment under the Dodd-Frank Act. The Compensation Committee has also reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants. You may access this policy in the Corporate Governance section of our website at www.vectren.com.
PERFORMANCE THRESHOLDS AND PAYOUT CAPS
Both the annual incentive and long-term performance awards granted to executive officers require a threshold level of performance in order to achieve payments, and the maximum payments are capped.
STOCK OWNERSHIP
We have a share ownership policy which requires executive officers to meet or exceed share ownership targets. Executive officers have a share ownership target based on a multiple of their base salary, which is five times base salary for Mr. Chapman and three times base salary for Ms. Hardwick, and Messrs. Christian and Schach. All executive officers are in compliance with their respective ownership targets.
HEDGING PROHIBITION, ANTI-PLEDGING POLICY
Under the Company’s Insider Trading Policy, insiders (which include executive officers and Board members) are prohibited from hedging transactions, pledging transactions and forms of speculation with respect to the Company’s common stock and related securities. You may access this policy in the Corporate Governance section of our website at www.vectren.com.
EXECUTIVE BENEFITS
Our executive benefits are limited to an executive physical program, executive life insurance, and executive long-term disability insurance, which costs and premiums are assumed by the Company. We do not provide tax gross-ups for such benefits.
RETIREMENT PLANS AND NONQUALIFIED PLANS
In addition to tax-qualified plans which are available to substantially all of our non-union employees, the executive officers and other officers have access to plans which restore both defined benefits and defined contributions that are lost due to Internal Revenue Service limitations. We also have an unfunded supplemental retirement plan. Participation in the unfunded supplemental retirement plan is limited to only two current executive officers.
SEVERANCE BENEFITS
We have an executive severance plan and change in control agreements for our executive officers. The change in control agreements employ a “double trigger” upon a change in control such that payments are only made upon a change in control and subsequent qualified termination of employment. We do not provide excise tax gross-ups for change in control benefits. The change in control agreements use a modified severance payment cap that can reduce benefits based on the particular tax situation of the executive officer receiving payment.
INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee has engaged Hay Group to report directly to the Compensation Committee as its independent compensation consultant. The consultant provides independent advice to the Compensation Committee and does not provide any other services to the Company other than at the direction of the Compensation Committee. In addition, the Governance Committee from time to time engages that independent consultant to provide market data on the competitiveness of our non-employee director compensation program. For a further discussion of such engagements, see page 30 of this proxy statement.

Objectives of Vectren’s Compensation Programs
The objectives of our executive compensation programs are as follows:

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Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to

Company financial performance because those employees have more ability to affect the Company’s results.

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Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the energy market and general industry markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and nonutility businesses.

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Compensation should reward performance. Our programs should deliver top-tier total compensation given top-tier Company and individual performance; likewise, when Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay for performance and retention must be balanced.

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While all executive officers receive a mix of both annual and long-term incentives, those officers at higher levels have an increasing proportion of their compensation tied to long-term performance, because they are in a position to have greater influence on long-term results.

In assessing the appropriate overall compensation level for our executive officers, the Compensation Committee considers numerous factors and challenges facing our businesses, including:

•	Our need to attract and retain effective management;

•	The competitive markets in which we operate;

•	The economic conditions and resulting business environment in the Midwest compared to other regions of the country;

•	The increasing regulation of our operations and the resulting impact on the cost of our products and services and our customers’ ability to pay for the services they receive;

•	The challenges and potential cost to access capital to finance our ongoing operations; and

•	The importance of our nonutility businesses to our overall long-term success.

Executive Compensation Strategy and Process
As discussed below, the Compensation Committee has processes that assist our executive compensation program in achieving these objectives. The Compensation Committee reviews internal pay equity on a regular basis.
ASSESSMENT OF COMPANY PERFORMANCE
The Compensation Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, among other measures, earnings per share, return on equity and total shareholder return. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company performance measures, against which actual performance determines the amount of compensation earned.
ASSESSMENT OF INDIVIDUAL PERFORMANCE
Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. Annually, the Board completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including financial, operating and strategic achievements. The Compensation Committee meets to summarize and discuss the results of the evaluation process. The chair of the Compensation Committee then reports the results of this process to the full Board in executive session. For the other executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s direct interactions with each executive officer. As with the CEO, the performance evaluation of these executive officers is based on achievement of objectives by the Company and the executive officer, their contribution to the Company’s performance and other leadership accomplishments.
BENCHMARKING
The Compensation Committee uses market compensation information from Hay Group’s Energy Industry Executive Compensation Report and Hay Group’s Industrial Executive Compensation Report to ensure that the executive compensation program as a whole is competitive. We define "competitive" as generally within the 50th percentile of comparative pay of similar sized companies within Hay Group’s compensation reports when the Company achieves targeted performance levels.
In measuring the market competitiveness of our total compensation program, the Compensation Committee’s independent consultant, Hay Group, has advised the Compensation Committee that the firm’s compensation survey reports (Hay Group Energy Executive Compensation Report and the Hay Group Industrial Executive Compensation Report), which contain information from approximately 490 companies (70 energy companies and 420 general industry companies), provide a well-founded source of information from which the Compensation Committee can assess our executive officers’ compensation compared with the entire marketplace. This comparison is key to determining that our total compensation program is in line with what others are paying their executives, which will assist us in attracting and retaining the talent necessary to operate our businesses. To approximate our mix of utility and nonutility businesses, the market data taken into consideration is weighted 75% energy market data and 25% general industry market data.
The Compensation Committee also reviews peer group market compensation data as another data source for consideration in benchmarking compensation levels and pay mixes. The peer group criteria are described in detail on pages 47-48 of this proxy statement. An executive officer’s relative compensation position to benchmark is driven by Company and individual performance.
TOTAL COMPENSATION REVIEW
The Compensation Committee annually reviews each executive officer’s base pay, annual incentive and long-term equity incentive with guidance from Hay Group. In addition to these primary compensation elements, the Compensation Committee also reviews the deferred compensation programs and other compensation that would be required under various severance and change in control scenarios.

Material Differences in Compensation Policies for Individual Executive Officers
The Compensation Committee conducts an annual performance review of the CEO based on his contributions to the Company’s performance, achievement of objectives and leadership accomplishments. For the other executive officers, the Compensation Committee receives a performance assessment from the CEO and exercises its judgment based on the Board’s interaction with each executive officer, and compensation is based on Company performance, individual performance, and the level of job responsibility. In addition, as part of the benchmarking process, as noted above, the Compensation Committee reviews market information with respect to the levels of compensation for executive positions similar to those held by our executive officers. Market comparability is an important factor in determining the amount of compensation awarded to each executive officer. Market data reflects that the chief executive officers of our peer companies and Hay Group’s benchmark data are paid higher, and with a greater proportion of at risk compensation, than other executives at those same companies. With assistance from Hay Group, the Compensation Committee designs total compensation packages which ensure that any differential between the pay for the CEO and the other executive officers is market based and is not excessive.

Monitoring of the Company’s Pay Practices
The Compensation Committee is mindful of the need to ensure that our pay practices are appropriate, in line with the market for executive compensation and serve our shareholders’ long-term interests. The primary practices that the Compensation Committee believes accomplish these goals are:

•	Pay for performance by linking a significant portion of executive officers’ compensation to performance-based incentive opportunities (beginning on page 37);

•
Mitigate risk in compensation programs that would be disadvantageous to the Company and our stakeholders by employing multiple performance measures and, in some cases, payment caps (beginning on page 42);

•
Include a “double trigger” provision in our change in control agreements where severance benefits are only provided upon a change in control and subsequent qualified termination of employment (beginning on page 62);

•	No excise tax gross-ups upon a change in control (see page 62);

•	Executive benefits are limited to an executive physical program, executive life insurance and executive long-term disability insurance (see page 50);

•	No tax gross-ups for executive benefits or other such benefits, and a cutback in certain situations if the tax advantages to both the Company and the executive are better;

•	Employ robust share ownership guidelines for executive officers and other officers of the Company (see page 30);

•
Prohibit hedging and pledging transactions and forms of speculation with respect to the Company’s common stock and related securities by insiders via the Company’s Insider Trading Policy (which is available in the Corporate Governance section of the Company’s website at www.vectren.com);

•	Utilize an independent compensation consultant (see page 30);

•
Do not pay cash dividends during the performance and vesting periods of performance-based long-term incentive grants; instead, these dividend amounts are accrued and are at risk dependent upon the performance and vesting of the underlying grant (see page 45);

•
Effective October 1, 2014, our At-Risk Plan was amended to prohibit the re-pricing of stock options and the buyout of underwater options. If approved by shareholders at the 2016 annual meeting, our amended 2016 Plan will expressly prohibit liberal share recycling, grants with less than a one year vest period, and Committee authority to accelerate vesting in cases other than death or change in control; and

•
Our performance metrics used in our incentive plans for the executive officers are designed to give the Compensation Committee the opportunity to meet the performance-based requirements of Section 162(m) of the Internal Revenue Code and preserve the Company’s deductibility of such compensation.

Shareholder Say-on-Pay Votes
We provide our shareholders with the opportunity to cast an annual vote to approve a non-binding advisory resolution approving the compensation of our executive officers. At our annual meeting of shareholders held on May 12, 2015, 97% of the votes cast voted in favor of the compensation paid to our executive officers. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation, and this was considered by the Compensation Committee in deciding not to change this approach in 2015. The Compensation Committee will continue to consider the outcome of our non-binding proposal to approve the compensation of our executive officers, as well as feedback from shareholders throughout the course of the year, when making future compensation decisions.

Compensation Consultant
The Compensation Committee can retain outside consultants to provide assistance with the discharge of its responsibilities. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent consultant for 2015. Hay Group has been the Compensation Committee’s independent consultant since 2005. Hay Group was originally selected following a process whereby the Compensation Committee interviewed a number of consultants. Hay Group was selected based upon the Compensation Committee’s assessment of the firm’s overall expertise in the area of providing compensation counsel to board compensation committees. The independent consultant reports directly to the Compensation Committee and attends the Compensation Committee meetings. The Compensation Committee restricts the scope of its engagement of Hay Group to executive compensation and other compensation and benefit matters that are reported to the Compensation Committee. The Compensation Committee has in place the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, which ensures that consultants and advisors engaged under the policy remain independent of the Company and its management. The policy requires consideration of all relevant facts and circumstances relating to independence, including the independence factors required to be considered by the NYSE listed company rules and consideration of any conflicts of interest before engaging any consultant and advisor. This policy, which is titled “Consultant Approval Policy,” is available in the Corporate Governance section of the Company’s website at www.vectren.com. The independent compensation consultant may also perform services for the Governance Committee. In 2015, the Governance Committee engaged Hay Group to review the competitiveness of Vectren’s outside director compensation program relative to industry pay practices. The work performed by Hay Group has not raised any conflicts of interest.
With the consent of the Compensation Committee, management engaged Mercer for the limited purpose of providing advice on the amendment and restatement of the At-Risk Plan, which is more fully discussed in Item 3 of this Proxy Statement. The advice received from Mercer was shared by management with the members of the Compensation Committee. Hay Group also reviewed the recommended amendment and restatement of the At-Risk Plan on behalf of the Compensation Committee. The engagement with Mercer was a limited one and has now ended.

The independent compensation consultant provides an additional measure of assurance that our executive compensation program is a reasonable and appropriate means to achieve our objectives. The independent compensation consultant’s role is to advise the Compensation Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•
Executive compensation market analysis, which includes an annual competitive comparison of our pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long-term incentive opportunities);

•	Executive compensation incentive plan design, employment agreements, severance and change in control benefits, targets and performance measures; and

•	Rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process
Compensation determinations for our executive officers, including our chair, president and CEO, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, chair, president and CEO. He provides recommendations to the Compensation Committee regarding the base salaries, annual incentives and long-term incentives for the other executive officers. With approval from the Compensation Committee chair, he receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the officer’s contribution to the Company over the past year, the overall performance of each officer, the officer’s experience and potential, and any change in the officer’s functional responsibility, among other items, and after he takes internal pay equity into account, he makes his recommendations to the Compensation Committee. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee has the final decision making authority and can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for executive officers are made by the Compensation Committee. The chair, president and CEO and other members of management in attendance at Compensation Committee meetings are excused when decisions regarding their individual compensation are discussed by the Compensation Committee.

Elements of Vectren’s Compensation
Our total compensation program for executive officers includes base salaries, annual and long-term incentive opportunities under the At-Risk Plan, retirement benefits, welfare benefits, and other benefits.
BASE SALARY
Base salaries, which are reviewed annually and become effective at the beginning of March of each year, are the non-variable element of cash compensation and are set relative to each position’s functions and responsibilities and the performance of the executive officer, with the intention of being competitive with market pay practices as described beginning on page 39 of this proxy statement. Establishing market-aligned salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. Generally, base salaries are based on the executive officer’s job responsibilities and performance in his or her position, the executive officer’s level of experience and expertise in a given area, and the executive officer’s role in developing and executing corporate strategy. The base salaries paid in 2015 to our executive officers are shown in column (c) of the 2015 Summary Compensation Table on page 52 of this proxy statement.
ANNUAL INCENTIVE COMPENSATION
Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to our performance and shareholder returns. Accordingly, all of our executive officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At-Risk Plan is extended to the executive officers designated by the Compensation Committee in light of the roles they play in achieving financial and operating objectives. Under the At-Risk Plan, the Compensation Committee provides for the payment of at risk annual compensation in cash.
Annual incentive opportunities under the At-Risk Plan are based on the Compensation Committee’s yearly review of prevailing practices for comparable positions among similar companies of comparable size. Those prevailing practices are found in Hay Group’s compensation reports, which include approximately 490 companies in the energy and general industry markets, as described on page 40 of this proxy statement. The Compensation Committee determines the potential annual incentive award and bases the target award upon a percentage of each participant’s base salary.
The Vectren Corporation Annual Incentive Payment Recoupment Policy provides for the Compensation Committee to seek reimbursement of up to three years of annual incentives paid under any annual incentive plan to any current or former officer of the Company in the event of a material restatement of financial results due to material noncompliance with SEC financial reporting requirements and as defined in the policy. You may access this policy on our website at www.vectren.com. The Compensation Committee has also reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants. Final SEC rules are still pending on this matter.
2015 ANNUAL INCENTIVE OPPORTUNITY AND RESULTS
The following table summarizes the executive officers’ 2015 target annual incentive opportunity and the weighting of performance metrics used by the Compensation Committee to determine the 2015 annual incentive opportunity under the At-Risk Plan.

Executive	Consolidated EPS	Customer Satisfaction	Conservation	Safety	Equivalent Forced Outage	Target Payout (% of base salary) (1)
Carl L. Chapman	70%	10%	10%	10%	NA	100%
M. Susan Hardwick	70%	10%	10%	10%	NA	55%
Ronald E. Christian	70%	10%	10%	10%	NA	65%
Eric J. Schach	60%	10%	10%	10%	10%	55%
Jerome A. Benkert, Jr.	70%	10%	10%	10%	NA	60%

(1)
Additional information on the range of annual incentive payouts can be found in the 2015 Grants of Plan-Based Awards Table on pages 54-55 of this proxy statement. The amount paid to Mr. Benkert reflects service through his June 2015 retirement.

•	Consolidated EPS – measures our achievement of specified earnings per share levels.

•	Customer Satisfaction – measures our achievement of specified levels of customer satisfaction based upon the following measures:
– Perception: measures customer perception of our customer service;
– Contact: measures the satisfaction of customers we have recently served; and
– Efficiency and Effectiveness: measures the percentage of calls answered within a specified time, and measures the percentage of customer transactions completed in the first call or contact.

•	Conservation – measures the achievement of gross energy savings in both our natural gas and electric service territories through gas conservation programs.

•	Safety – measures the minimization of DART (days away or restricted days or job transfer) incidents at the utility business.

•	Equivalent Forced Outage – measures the percentage of time an electric power generating unit was available for service during a period.
For the annual incentive, EPS was selected as a key measure because EPS and EPS growth are clearly linked to share value in our industry. While a significant portion of the annual incentive is tied to the financial earnings of the Company, which benefits our share owners and our other stakeholders, we also believe that linking the compensation paid with other key metrics that are tied to the interests of all of our stakeholders is important. For this reason, we also employ performance metrics relating to customer satisfaction, conservation, safety, and equivalent forced outage of our generating units.
For each metric, a range of performance levels was established for 2015: threshold (zero payment), target (a percentage of base salary), and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of these predetermined target performance levels. The Compensation Committee has authority to decrease, but not increase, a payout to the executive officers.

For 2015, the Compensation Committee established a trigger mechanism for the payout of the annual incentive to executive officers. In order to achieve a payout under the At-Risk Plan for 2015, the threshold of consolidated EPS of $2.27, including the effects of the approved adjustment rules, was required to be achieved to trigger any payment related to the satisfaction of the criteria for customer satisfaction, conservation, safety and equivalent forced outage rate. The Compensation Committee has the authority to decrease the award and reserved the discretion to adjust the consolidated EPS measure for certain predetermined events. However, adjustments to consolidated EPS were not made with respect to 2015 payouts under the At-Risk Plan. The approved adjustment rules for 2015 included the following: (i) 90% of the accounting impacts related to business exit transactions, whether a gain or loss; (ii) if business operations are discontinued during the year, whether classified for GAAP purposes as discontinued operations or not, earnings for incentives will be earnings from continuing operations, and the incentive target will be adjusted to exclude any amounts related to the operations that were discontinued; and (iii) if there is a business acquisition and the acquired business was not included in the earnings target and an increase or a reduction of earnings occurs as a result of the acquired business, then the change in earnings will be excluded for purposes of calculating earnings. The annual incentive amount earned by each executive officer is reflected in column (e) of the 2015 Summary Compensation Table on page 52 of this proxy statement, however, the amounts are actually paid in early 2016.
The tables below show the metrics, various performance goal levels and actual results for the 2015 annual incentive opportunity:

		Customer Satisfaction				Conservation (Gas/Therms 000’s, Electric/MWhs 000's)
	Consolidated EPS	Service Level (10%)	First Contact Resolution (10%)	Perception (40%)	Contact (40%)	Gas-IN (50%)	Gas-OH (25%)	Electric-Plus (25%)	Safety	Equivalent Forced Outage Rate
Threshold	$2.27	82.1%	85.0%	68.1%	80.7%	2,600	700	30	22	7
Target	$2.47	87.0%	88.5%	72.1%	84.7%	3,100	850	35	14	5
Maximum	$2.67	91.0%	92.1%	76.1%	88.7%	3,600	1,000	40	8	3
2015 Results	$2.39	91.8%	88.8%	76.0%	85.2%	4,019	954	40.5	15	5.5
The 2015 annual incentive payout was 85.5% of target for all NEOs, except Mr. Schach, whose payout was 87.0% due to responsibilities associated with an additional metric assigned to him on the previous page. Mr. Benkert's payout was also measured at 85.5%, but the payment was prorated to reflect his retirement on June 1, 2015.
2016 ANNUAL INCENTIVE OPPORTUNITY
For 2016, the Compensation Committee elected to employ the same performance measures that were used in 2015, which are outlined in the previous section. The EPS adjustments are intended to incent participants to focus on operational business performance from the continuing operations delineated by the Compensation Committee.

In addition, the Compensation Committee again established a trigger mechanism for the payout of the annual incentive to officers. In order to receive a payout under the At-Risk Plan for 2016, the threshold of consolidated EPS of $2.40, including the effects of the adjustment rules discussed above for the annual incentive, must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, energy efficiency, safety and the equivalent forced outage rate. In prior years, energy efficiency was referred to as conservation.
The table below shows the metrics and various performance goal levels for the 2016 annual incentive opportunity:

		Customer Satisfaction				Energy Efficiency (Gas/Therms 000’s, Electric/MWhs 000's)
	Consolidated EPS	Service Level (10%)	First Contact Resolution (10%)	Perception (40%)	Contact (40%)	Gas-IN (50%)	Gas-OH (25%)	Electric-Plus (25%)	Safety	Equivalent Forced Outage Rate
Threshold	$2.40	82.1%	85.0%	70.9%	80.7%	2,720	850	35.7	20	6.6
Target	$2.60	87.0%	89.4%	74.9%	84.7%	3,200	1,000	42.0	13	4.6
Maximum	$2.80	91.0%	93.0%	78.9%	88.7%	3,680	1,150	48.3	8	3.6
LONG-TERM INCENTIVE COMPENSATION
The purpose of the long-term incentive opportunity under the At-Risk Plan is to motivate the attainment of our long-term growth and profit objectives, retain our executive officers and focus on the attainment of shareholder value. Under the At-Risk Plan, the Compensation Committee determines the executive officers to whom grants will be made and the percentage of each executive officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an executive officer’s total compensation that is granted in performance-based stock units is based on market practices (based on prevailing practices found in Hay Group’s compensation reports, which includes approximately 490 companies in the energy and general industry markets, as described on page 40 of this proxy statement), our business strategies, the individual’s scope of responsibility, the individual’s ability to impact total shareholder return and return on equity, and individual performance.
Like the potential cash payment that may be received as the annual incentive opportunity under the At-Risk Plan, this component of total compensation is also performance driven and completely at risk. Actual award payouts are a function of achievement of pre-determined performance goals.
Most recently, our shareholders approved the amendment and restatement of the At-Risk Plan on May 11, 2011, and as of December 31, 2015, the At-Risk Plan reserved approximately 3.60 million shares for issuance. However, our past practice has been to settle substantially all of these equity-based awards in cash, due to all officers being in compliance with their applicable stock ownership requirements. As historically provided every five years since the At-Risk Plan's inception in 2000 and approval in 2001, we are presenting to our shareholders for approval the At-Risk Plan (as amended and restated), as outlined in Item 3 on page 68 of this proxy statement. A copy of the proposed amended and restated At-Risk Plan can be found in Appendix C.
The Compensation Committee’s practice is to approve equity awards with a performance period starting on January 1st. This aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance.
The use of performance-based stock unit awards accomplishes the following:

•	Links long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Limits future share usage for incentive compensation plan purposes.
For performance-based stock units, the Compensation Committee determined that, rather than paying cash dividends on the performance-based stock unit awards, cash dividends would automatically be converted into a number of shares of performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the dividend date. These dividend equivalent stock unit awards are at risk and subject to the same restrictions on transferability, forfeiture and performance measurements as the underlying stock unit awards.
The Compensation Committee reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants.

2013 PERFORMANCE-BASED STOCK UNITS (MEASURED AS OF DECEMBER 31, 2015)
The performance measurement period for the 2013 long-term incentive grant ended on December 31, 2015, and the performance results, as approved and certified by the Compensation Committee, are outlined below:

Grant Year	Performance Period	Performance Measures	Status
2013	2013 - 2015	Equally between relative Total Shareholder Return and Return on Equity
Performance results were certified in February 2016. Results were above target, with 181% of the target number of stock units including accrued dividends awarded (amounts are shown in Column (b) of the 2015 Outstanding Equity Awards at Fiscal Year-End Table). Generally, the stock units will vest and be paid to executive officers in cash on December 31, 2016, unless such officer is not in compliance with the stock ownership policy, in which case, the payment will be made in Company common stock.

(1)
Relative total shareholder return measure represents 50% of the value of the grant. Our relative total shareholder return rank compared to the 2013 peer group was 4 of 15 resulting in payout multiplier of 1.63.

(2)
Return on equity applies to 50% of the award opportunity. As originally approved, the same adjustments to the consolidated EPS measure for the annual incentive discussed on pages 43-44 of this proxy statement were applied to the return on equity measure relating to the 2013 performance-based stock units measured as of December 31, 2015. For incentive purposes, the GAAP measure of 12.01% was used. The return on equity target was 10%, with a maximum payout at 12%. As a result, our return on equity for incentive purposes resulted in a payout multiplier of 2.00 for that 50% of the award opportunity.

(3)
Performance results were above target, with a payout multiplier of 181% (the average of 163% achievement on relative total shareholder return and 200% achievement on return on equity) of the target number of stock units including accrued dividends awarded.

Generally, the 2013 performance-based stock units will vest and be paid to the executive officers in cash on December 31, 2016, using a prevailing 2016 year end stock price. However, if an officer is not in compliance with the stock ownership policy at that time, payment will be made in Company common stock. For Mr. Benkert, the 2012 performance-based stock award fully vested upon his June 1, 2015 retirement and was paid to him in cash shortly thereafter using the closing stock price on the date of his retirement.

OUTSTANDING AND UNMEASURED PERFORMANCE-BASED STOCK UNITS
Long-term incentive grants made in 2014, 2015, and 2016 are currently outstanding, and performance measurements will be determined and certified by the Compensation Committee in the following manner:

Grant Year	Performance Period	Performance Measures	Status
2014	2014 - 2016	Equally between relative Total Shareholder Return and Return on Equity
Performance results will be certified in February following the year in which the performance measurement period ends. At the end of the same year, the stock units will vest and be paid to executive officers in cash, unless such officer is not in compliance with the stock ownership policy, in which case, the payment will be made in Company common stock.

Grant Year	Performance Period	Performance Measures	Status
2015 2016	2015 - 2017 2016 - 2018	Equally between relative Total Shareholder Return and Return on Equity
Performance results will be certified in February following the year in which the performance measurement period ends. Before March 31 of the same year, executive officers will be paid in cash, unless such officer is not in compliance with the stock ownership policy, in which case, the payment will be made in Company common stock.

2015 PERFORMANCE-BASED STOCK UNITS
For 2015, the number of performance-based stock unit awards approved by the Compensation Committee on January 1, 2015 was intended to provide each of our executive officers with a market-aligned long-term incentive value consistent with our compensation philosophy. The number of performance-based stock units awarded to each executive in 2015 was calculated using the following assumptions: 1) our closing stock price on the NYSE on December 5, 2014 discounted for risk of forfeiture over the three-year performance period beginning January 1, 2015, 2) annual dividend rate of $1.52 and 3) reinvestment of dividends subject to achievement of performance goals. As previously disclosed in last year's proxy statement for our annual shareholder's meeting, in order to better align with the market, the Committee eliminated a final one year vesting period that followed the completed three-year performance period. The payout value of 2015 awards will be based upon the average of the closing stock price on the New York Stock Exchange for the three consecutive trading days 10 days prior to the date the Committee certifies performance (typically in February of the year following the performance period).
The ultimate earned value of the January 1, 2015 grants will be determined equally by:

(1)	our total shareholder return performance relative to the 2015 peer group during a three-year performance period, and

(2)
our return on equity performance during the final year of the performance period (2017), with an absolute measure set at a threshold of 8%, a target of 11.5% and a maximum of 13.5% (compared to 2014 grants, target and maximum thresholds were adjusted upwards by 150 basis points each in consideration of the Company's recent favorable performance and future potential to perform at higher levels).

The Compensation Committee endeavors to provide a balanced approach to our long-term incentive compensation program by employing a relative total shareholder return measure and an absolute return on equity measure. For half of the opportunity, we use total shareholder return as the measure because it aligns the interests of our executive officers with the interests of our shareholders by linking this portion of their at risk compensation to the returns our shareholders receive on their investment compared to the returns they could have received had they invested their money in comparable investments (as reflected by our peer group returns). For the remaining half of this opportunity, we use return on equity as the measure because we believe it links this portion of at risk compensation for our executive officers to achieving appropriate levels of risk adjusted returns on the capital deployed. The measure of return on equity relates well to measuring performance with rate regulated assets. We believe both measures appropriately and directly align executive officers’ pay to Company performance and long-term shareholder value.
The Compensation Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at or above the 90th percentile will result in a doubling of that portion. The Compensation Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance at or below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Generally, the recipient will be required to remain employed by us through the performance period (ending December 31, 2017), and until such time as the Committee certifies the performance results, which is typically in February of the year following the performance period.
The Compensation Committee uses a peer group of companies for benchmarking performance, which is reviewed each year by its independent compensation consultant to ensure the group aligns with our attributes and business model. To be included in the 2015 peer group, a company needed to satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes (our SIC Code is 4932):
– 4911: Electric Services,
– 4923: Natural Gas Transmission and Distribution,
– 4924: Natural Gas Distribution,
– 4931: Electric & Other Services Combined, and
– 4932: Natural Gas & Other Services Combined;

B)	U.S. domiciled;

C)	Minimum 1 calendar year of stock trading history for spin-off from publicly-traded predecessor company;

D)	Owns natural gas, electric, or natural gas and electric distribution assets;

E)	3-year average utility operations contribute 50% or more of utility and nonutility earnings;

F)	3-year average market capitalization between 0.4 times and 2.5 times that of Vectren’s 3-year average market capitalization;

G)	Company must qualify on the date of the award;

H)	Deletions to the peer group occur after the grant is awarded, only if SIC changes, nonutility grows beyond 50%, or the company is no longer U.S. domiciled; and

I)
In addition, a peer company will be removed from our peer group after the grant date upon an announcement that it is to be acquired. Following the consummation of the transaction, if the resulting company continues to qualify for inclusion in the peer group, it will remain part of the peer group.

The January 1, 2015 grant utilizes a current peer group of 22 companies, as follows:

ALLETE, Inc.	CMS Energy Corp.	New Jersey Resources Corp.	PNM Resources, Inc.	Westar Energy, Inc.
Alliant Energy Corp.	El Paso Electric Co.	Northwest Natural Gas Co.	Portland General Electric Co.	WGL Holdings, Inc.
Atmos Energy Corp.	Great Plains Energy, Inc.	NorthWestern Corp.	SCANA Corp.
Avista Corp.	IDACORP, Inc.	OGE Energy Corp.	South Jersey Industries, Inc.
Black Hills Corp.	Laclede Group, Inc.	Pinnacle West Capital Corp.	Southwest Gas Corp.
The original peer group for this grant also included AGL Resources, Inc., Piedmont Natural Gas Co.,Inc., TECO Energy, Inc., and UIL Holdings Corporation. The first three of these companies have announced plans to be acquired and the fourth has been acquired. Based on our selection criteria noted above, all have been removed from the peer group.

2016 PERFORMANCE-BASED STOCK UNITS
At its December 9, 2015 meeting, the Compensation Committee reviewed the long-term incentive opportunity to be provided in 2016, and determined the number of performance-based stock units to be included in the January 1, 2016 grants. The grants were based upon a market competitive long-term incentive value for each executive officer and the number of stock units awarded were calculated using the following assumptions: 1) our closing price on the New York Stock Exchange on November 27, 2015, discounted for risk of forfeiture over a three year performance period and until vesting occurs at the time the Committee certifies the performance results, 2) annual dividend rate of $1.60 and 3) reinvestment of dividends subject to achievement of performance goals.
As it typically does in December, the Compensation Committee considered the appropriateness of the peer group selection criteria as well as the list of peer companies to be utilized for new grants in 2016. In doing so, it determined that the criteria in place for 2015 grants were still appropriate for 2016, with one exception. The Committee also clarified that a company will be added back to the peer group on the day of a public announcement that the acquisition transaction will not close. In accordance with these criteria, two companies (CMS Energy and Northwest Natural Gas, which no longer met market cap guidelines) were removed, and two new companies (ONE Gas and NiSource, which met market cap and trading history guidelines) were added.
The peer group of 22 companies utilized for the January 1, 2016 grant consists of the following:

ALLETE, Inc.	El Paso Electric Co.	NiSource	PNM Resources, Inc.	Westar Energy, Inc.
Alliant Energy Corp.	Great Plains Energy, Inc.	NorthWestern Corp.	Portland General Electric Co.	WGL Holdings, Inc.
Atmos Energy Corp.	IDACORP, Inc.	OGE Energy Corp.	SCANA Corp.
Avista Corp.	Laclede Group, Inc.	ONE Gas	South Jersey Industries, Inc.
Black Hills Corp.	New Jersey Resources Corp.	Pinnacle West Capital Corp.	Southwest Gas Corp.
The January 1, 2016 performance-based stock unit grants will be measured against the performance of our 2016 peer group companies. The performance measurement will be weighted equally between 1) our total shareholder return performance relative to the 2016 peer group during a three-year performance period, and 2) our earned return on equity performance during the final year of the performance period (2018), with an absolute measure set at a threshold of 8%, a target of 11.5% and a maximum of 13.5%. The target and maximum thresholds remain unchanged from those set in 2015, when both thresholds were adjusted upward by 150 basis points each to reflect current and anticipated gains in performance. The target level, as established, well exceeds the recent median historical level of return among our peer group companies. The performance period on this grant commenced on January 1, 2016 and will conclude on December 31, 2018. After the end of the performance period, the grant will vest once performance is measured and certified by the Compensation Committee. The payout will be valued based upon the average of the closing price on the New York Stock Exchange for the three consecutive trading days 10 days prior to the date the Committee certifies performance. Executives will not have any voting rights with respect to those stock units and no cash dividends will be paid on performance-based stock units during the period of restriction. However, dividends will accrue on the performance-based stock units, and the amount of dividends ultimately paid will be determined based upon the actual amount of stock units that are awarded following the performance measurement using the two metrics described above. The Compensation Committee reserved the right in the grant agreements that any successor clawback policy adopted by the Compensation Committee will apply to the grants.
As originally approved, the same adjustments, if any, as described for the 2016 consolidated EPS measure on page 44 of this proxy statement, will apply to the return on equity measure relating to the 2014 performance-based stock units measured in 2016. The Compensation Committee also maintains the authority to decrease the stock unit award payout.
RETIREMENT, WELFARE AND OTHER BENEFITS
In general, the Company’s benefits program is designed to provide a safety net of protection against financial catastrophes that can result from illness, disability or death, to provide retirement income and to provide transitional assistance to employees who are separated from the Company. We offer these benefits to retain and attract executive officers and to provide a competitive total benefits package. In addition to the benefits, plans and agreements described in more detail below, the executive officers are eligible to participate in a range of broad-based employee benefits including, but not limited to, vacation pay, sick pay, medical insurance, dental insurance and group-term life insurance.
QUALIFIED RETIREMENT BENEFIT PLANS
Our executive officers are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2015, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $265,000 and the amount of annual pension that can be paid from a tax qualified plan to $210,000. For our executive officers, the tax-qualified defined benefit plan consists of a cash balance formula. Our tax-qualified plans were available to substantially all non-union employees in 2015. For a specific description of the defined benefit plans in which the executive officers participate, see the 2015 Pension Benefits Table and the accompanying narrative beginning on page 58 of this proxy statement. The amount of the Company’s contributions to the tax-qualified defined contribution plan for each executive officer can be found in footnote (5) of the 2015 Summary Compensation Table on page 53 of this proxy statement.
NONQUALIFIED COMPENSATION PLANS
Our executive officers participate in nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman and Christian. For a specific description of the nonqualified defined benefit plans in which executive officers may participate, see the 2015 Pension Benefits Table and narrative beginning on page 58 of this proxy statement. For specific information regarding nonqualified deferred compensation plans in which the NEOs participate, see the narrative beginning on page 60 and the accompanying 2015 Nonqualified Deferred Compensation Table.
EXECUTIVE BENEFITS
Our executive officers are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit equals three times base salary with a cap of $2.5 Million. Long-term disability coverage is equal to 60% of base salary plus the target amount of the executive officer’s annual incentive compensation. Both benefits end upon the executive officer’s termination of employment, unless the executive officer has a qualified termination after a change in control in which coverage would continue for a specified period of time. In addition, the executives participate in an executive physical program which offers outpatient health assessments and physical examinations paid for by the Company. The amount of life insurance premiums, long-term disability insurance premiums and executive physical program costs for the executive officers are included in column (g) of the 2015 Summary Compensation Table on page 52 of this proxy statement.
EXECUTIVE SEVERANCE PLAN AND CHANGE IN CONTROL AGREEMENTS
We offer our executive officers participation in an executive severance plan and separate change in control agreements to provide transitional assistance if separated from the Company. The purpose of the severance plan and change in control agreements is to provide our executive officers with certain severance benefits upon qualifying terminations. This benefit allows the executive officers to focus on the business of the Company without the distraction of the impact of these events on the executive officer’s employment and then transition the executive officer to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the executive officer’s employment is terminated by the Company other than for cause, death or disability, or the executive officer resigns employment for good reason. For a more detailed discussion of the Company’s severance plan and change in control agreements, see pages 61-65 of this proxy statement.

Executive Compensation Tables and Disclosures
The Company’s NEOs for 2015 consisted of the following persons: Carl L. Chapman, Chairman, President & CEO; M. Susan Hardwick, Senior Vice President and Chief Financial Officer; Ronald E. Christian, Executive Vice President, Chief Legal and External Affairs Officer and Corporate Secretary; Eric J. Schach, Senior Vice President, Utility Operations and President, VUHI; and Jerome A. Benkert, Jr., former Executive Vice President and Chief Administrative Officer. Based on the standards for determining “executive officers” set forth in Exchange Act Rule 3b-7, and consistent with the Company’s management structure, the Company has determined that, as of December 31, 2015, Mr. Chapman, Ms. Hardwick, Mr. Christian, and Mr. Schach were the only continuing executive officers of the Company. As previously disclosed, Mr. Benkert retired from the Company in June 2015 and was not an executive officer of the Company as of December 31, 2015. However, Mr. Benkert’s level of total compensation for 2015 resulted in his status as a NEO for 2015. The Company evaluates, on an annual basis, the roles and responsibilities of its various officers and key employees in connection with the determination of the Company’s executive officers. In the event the Company determines that any additional persons meet the standards of an “executive officer,” the Company will include such persons in the evaluation of its NEO group and provide appropriate disclosures, as necessary.

Realized Compensation
The calculation of total compensation, as shown in the 2015 Summary Compensation Table on the following page, includes several items that are driven by accounting assumptions and which are not necessarily reflective of the compensation actually realized by the NEO in a particular year. To supplement the required information contained in the Summary Compensation Table, we have also included the realized compensation table below, which shows the total compensation actually realized by each current NEO (with the exception of Mr. Benkert, who retired on June 1, 2015), as reported on each NEO’s Form W-2 for each calendar year shown. The primary differences between the realized compensation amounts and the total compensation amounts disclosed in the Summary Compensation Table are Stock Award values and Change in Pension values. Both will be realized by the NEOs in future years, and Stock Award values will be contingent upon the Company’s successful achievement of predetermined financial performance targets.

2015 REALIZED COMPENSATION TABLE (SOURCE: FORM W-2, Box 5)
Name and Principal Position	Year	Realized Compensation (1)
Carl L. Chapman Chairman, President & CEO	2015	$6,479,277
	2014	$4,769,382
	2013	$3,361,185

M. Susan Hardwick SVP & CFO	2015	$1,085,045
	2014	$869,999

Ronald E. Christian EVP, Chief Legal & External Affairs Officer & Corporate Secretary	2015	$2,175,363
	2014	$1,845,688
	2013	$1,486,226

Eric J. Schach SVP, Utility Operations & President, VUHI	2015	$1,229,442
	2014	$991,570

(1)
The amounts reported in the table above reflect income for the calendar years shown as reported on each NEO’s Form W-2. These amounts differ from the amounts reported in the total compensation column of the 2015 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2015 Summary Compensation Table. Generally speaking, realized compensation excludes the following items, which are reported in the 2015 Summary Compensation Table: 1) the grant date fair value of the stock awards (as reflected in the Stock Awards column) as it is likely different amounts will be realized or paid at a future date depending on actual performance of the Company (in future years the amounts actually paid relating to the stock award grants will be reflected in each NEO’s realized compensation); 2) the year-over-year change in pension value (as reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column) as these amounts will be paid to the NEO at a future date; and 3) bonus amounts that were earned in a particular year and actually paid in a subsequent year (as reflected in the Non-Equity Incentive Plan Compensation column). Realized compensation reflects salaries, bonuses, and stock units that were actually paid in the reported calendar year. Also, as reported in Box 5 of Form W-2, realized compensation includes deferrals of compensation by the NEO into the qualified and nonqualified deferred compensation plans, and excludes any amounts previously deferred into these plans and paid in a subsequent year.

2015 Summary Compensation Table
The following table shows the compensation earned by or paid to each NEO during the three years ending December 31, 2015 (or during the years the executive has been a NEO, if shorter). This includes the NEOs who were serving at year-end, as well as Mr. Benkert, who retired in June 2015. Mr. Benkert would have been one of the Company’s three most highly compensated executive officers (other than CEO and CFO) except he was not actively serving at the end of the year.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and NQDC Earnings (4)	All Other Compensation (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Carl L. Chapman Chairman, President & CEO	2015	$872,309	$2,171,600	$752,107	$1,571,020	$133,650	$5,500,686
	2014	$832,309	$1,966,104	$977,144	$2,856,504	$131,893	$6,763,954
	2013	$785,579	$1,819,590	$1,016,608	$920,787	$129,710	$4,672,274
M. Susan Hardwick SVP & CFO	2015	$342,113	$409,400	$162,586	$8,051	$41,199	$963,349
	2014	$304,381	$284,963	$183,658	$38,125	$34,054	$845,181

Ronald E. Christian EVP, Chief Legal & External Affairs Officer & Corporate Secretary	2015	$418,131	$502,850	$234,432	$343,343	$55,492	$1,554,248
	2014	$398,208	$487,296	$303,886	$506,618	$50,855	$1,746,863
	2013	$379,875	$475,038	$316,108	$73,035	$53,619	$1,297,675
Eric J. Schach SVP, Utility Operations & President, VUHI	2015	$374,092	$427,200	$180,903	$7,949	$45,061	$1,035,205
	2014	$332,849	$307,676	$200,843	$46,439	$37,268	$925,075

Jerome A. Benkert, Jr. Former EVP & Chief Administrative Officer	2015	$152,299	$453,900	$0	$0	$5,737,599	$6,343,798
	2014	$355,486	$626,040	$259,001	$585,190	$51,669	$1,877,386
	2013	$405,782	$608,382	$337,666	$52,922	$55,649	$1,460,401

(1)	Amounts shown represent base salaries earned during the year.

(2)
For 2013-2015, the NEOs received only performance-based stock units. The 2015 stock awards are detailed in the 2015 Grants of Plan Based Awards Table of this proxy statement, which reflects the proration applied to Mr. Benkert's award based on his June 1, 2015 retirement. The compensation cost for stock unit awards represents the aggregate grant date fair market value of each equity award computed in accordance with FASB ASC Topic 718. The Company has not issued stock options in any of the years disclosed in the table above. A Monte Carlo valuation model was used to estimate the grant date fair value of the stock unit awards. The Monte Carlo model utilizes multiple inputs to produce distributions of total shareholder return for the Company and each of its peer group companies to calculate the fair value of each award. Expected volatilities utilized in the model are based on implied volatilities from the historical volatility of stock prices for the Company and for each peer company, using daily adjusted stock prices for the three-year period preceding each grant date. The dividend yield is based on historical experience and our estimate of future dividend yields. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the performance period. The grant date fair values of the 2013-2015 stock unit awards were determined by using three assumptions, as reflected in the following chart. For 2014, a second grant date fair value was determined to reflect additional grants that were provided as a result of the Company's June 1, 2014 leadership changes, as disclosed at that time and in last year's proxy.

	2015	2014		2013
		1/17/2014	6/1/2014
Dividend Yield	3.33%	4.02%	4.02%	4.78%
Risk-Free Interest Rate	1.10%	0.79%	0.79%	0.36%
Volatility	15.05%	17.32%	17.42%	18.04%
Using these assumptions, the 2015 stock units were valued at $44.50 per unit. The performance-based stock unit awards are subject to performance conditions and the values listed in this column with respect to such awards are based on the probable outcome of such conditions at target as of the grant date. If the conditions for the highest level of performance are achieved, the value of the performance-based stock unit award at the grant date would be as follows: Mr. Chapman: 2015 - $4,343,200; 2014 - $3,932,208; 2013 - $3,639,180; Ms. Hardwick: 2015 - $818,800; 2014 - $569,926; Mr. Christian: 2015 - $1,005,700; 2014 - $974,592, 2013 - $950,076; Mr. Schach: 2015 - $854,400; 2014 - $615,352: Mr. Benkert: 2015 - $907,800; 2014 - $1,252,080; 2013 - $1,216,764. At the lowest level of performance, the performance-based stock unit awards are forfeited. Actual amounts earned for 2013 and 2014 stock unit awards are determined after a three-year performance period is completed and are generally paid one year later based on the prevailing stock price when the restrictions lift. For 2015 stock unit awards, the actual amounts earned are determined after a three-year performance period is completed and are paid shortly after the Compensation Committee certifies the performance results, which generally occurs in February of the year immediately following the end of the performance period based on the prevailing stock price when the restrictions lift.

(3)
The amounts shown in this column are exclusively annual cash awards under the At-Risk Plan for 2015, 2014 and 2013 performance, which are discussed under the heading “Annual Incentive Compensation” on page 42 of this proxy statement. The amounts reported are the amounts earned in the reported year but actually paid in the subsequent year. The 2015 annual incentive payout was approved at 85.5% of target for all NEOs, except Mr. Schach, who was approved at 87.0% due to an additional performance metric described on page 43 of this proxy statement. The payout for Mr. Benkert also reflects a proration based on his service prior to retirement on June 1, 2015 and is included in the amount in column (g), All Other Compensation.

(4)
This column reflects the increase in the actuarial present value of the NEOs’ benefits under all pension plans of the Company which is determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. Changes in 2015 pension amounts are much lower compared to those of last year and are basically due to a modest increase (rather than a significant decrease) in discount rates and our partial adoption of newly updated mortality tables. No above-market or preferential earnings are paid on deferred compensation pursuant to the Company’s deferred compensation plans. Amounts due to Mr. Benkert have been paid and are reflected in column (g), All Other Compensation.

(5)
The following table reflects (i) employer contributions to the qualified retirement plan; (ii) deferred compensation contributions to restore employer contributions to our qualified retirement plan; (iii) the actuarial value of insurance premiums paid by or on behalf of us and our subsidiaries; (iv) the actuarial equivalent costs of the executive physical program; and (v) any payment(s) made in connection with, or as a result of, a termination event that occurred in 2015:

ALL OTHER COMPENSATION TABLE
	Year	Thrift/401(k) Employer Contributions	Def Comp Contributions- Restore Qualified Plan	Life Ins Paid by Company	Exec Phys Program	Payments Following Termination	Total
Carl L. Chapman	2015	$15,900	$95,067	$21,300	$1,383	$0	$133,650
M. Susan Hardwick	2015	$15,900	$15,646	$8,270	$1,383	$0	$41,199
Ronald E. Christian	2015	$15,900	$27,421	$10,788	$1,383	$0	$55,492
Eric J. Schach	2015	$15,900	$18,596	$9,182	$1,383	$0	$45,061
Jerome A. Benkert, Jr.	2015	$15,900	$8,778	$5,602	$1,383	$5,705,936	$5,737,599
For Mr. Benkert, the “Payments Following Termination” amount includes the sum of payments that were triggered by his retirement on June 1, 2015, and that have been accrued or paid to him in 2015. Individual amounts include (i) $1,801,186, which reflects the amount due under the At-Risk Plan for 2012 stock units, which had a performance measure applied on December 31, 2014, as described on page 49 and 52 of last year's proxy for 2012 grants under the Plan; (ii) $67,213, which reflects the pro-rata portion of his annual incentive award (earned in 2015 & paid in 2016); (iii) $174,550, which reflects a lump sum payment from his Nonqualified Defined Benefit Restoration Plan; (iv) $1,492,876, which reflects a lump sum payment from his Unfunded Supplemental Retirement Plan; and (v) $2,170,111, which reflects the sum of two payments from his Nonqualified Deferred Compensation Plan. An additional payment in March 2016 was made in the amount of $8,778, which reflects deferred compensation contributions to restore employer contributions to the Company’s qualified defined contribution plan, as further noted in column (c) of the 2015 Nonqualified Deferred Compensation Table on page 60 of this proxy statement.

2015 Grants of Plan-Based Awards Table
The following table reflects the annual incentives and long-term stock unit grants awarded under the At-Risk Plan to the NEOs shown in the Summary Compensation Table:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3) (4)
Name	Grant	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant Date Fair Value of Stock and Option Awards (5)
(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Carl L. Chapman	1/1/2015	12/17/2014	$0	$880,000	$1,760,000	9,150	48,800	97,600	$2,171,600
M. Susan Hardwick	1/1/2015	12/17/2014	$0	$190,233	$380,466	1,725	9,200	18,400	$409,400
Ronald E. Christian	1/1/2015	12/17/2014	$0	$274,297	$548,594	2,119	11,300	22,600	$502,850
Eric J. Schach	1/1/2015	12/17/2014	$0	$208,014	$416,028	1,800	9,600	19,200	$427,200
Jerome A. Benkert, Jr.	1/1/2015	12/17/2014	$0	$78,643	$157,286	266	1,417	2,834	$63,057

(1)
These columns reflect the range of annual incentive payouts for 2015 performance under the At-Risk Plan described on pages 42-44 of this proxy statement, under the heading “Annual Incentive Compensation”. The 2015 annual incentive payout was paid out at 85.5% of target for all NEOs, except Mr. Schach, who was paid out at 87.0% due to an additional performance metric described on page 43 of this proxy statement. Mr. Benkert's 2015 annual incentive (at a target of $188,846) was prorated for actual service completed prior to his retirement on June 1, 2015 and was paid out at the same time as actively employed NEOs. The amounts for NEOs actively employed on December 31, 2015 will be recorded as realized compensation in 2015.

(2)
For each metric, a range of performance levels and corresponding award levels was established for 2015: threshold (zero payment), target (a percentage of base salary) and maximum (two times target). Linear interpolation was used for results between threshold, target and maximum. Actual award payouts were a function of achievement of predetermined target performance levels.

(3)
The Compensation Committee authorized performance-based stock unit awards to be granted on January 1, 2015. The performance period for this grant commenced on January 1, 2015 and will conclude on December 31, 2017. Following this performance period, the Committee will certify the performance results (typically at its February meeting) and payouts will occur as soon as administratively possible, but no later than March 31, 2018. Dividends paid during the restriction period will accrue as additional stock units and will be subject to the same restrictions on transferability, forfeiture, and performance measurements as the initial stock unit awards. Mr. Benkert's 2015 long-term incentive award (10,200 shares at target) was prorated for actual service completed prior to his retirement on June 1, 2015 and will remain subject to performance, similar to the 2015 long-term incentive awards of other NEOs.

(4)
For the half of the 2015 awards measured on total shareholder return, linear interpolation, based on relative performance compared to our peer group, determines the number of awards that ultimately vest.  If performance is below the 25th percentile, the result is a complete forfeiture of that portion, while performance at the 90th percentile or above will result in doubling of that portion. The 2015 award is measured using a peer group of 22 companies as discussed on page 48 of this proxy statement.  Therefore, a performance ranking of 18 or below will result in the forfeiture of the relevant portion of the award, and a performance ranking in the top 2 of the peer group will result in a doubling of that portion of the award.  The threshold level of payout reported in this table assumes a ranking of 17 in the peer group and that performance of the peer group is equally stratified, which would result in a payment of approximately 40% of the original shares granted subject to this measure.  Because performance ultimately will not be equally stratified, actual results at threshold will differ from this measure.  Because performance ultimately will not be equally stratified, actual results at threshold will differ from this estimate. Linear interpolation is also used to calculate the other half of awards measured using a return on equity.  Performance at or below the threshold of 8% will result in a complete forfeiture of that portion, while performance at or above maximum of 13.5% will result in doubling of that portion. The table above indicates no payout for this portion of the award at threshold performance. Mr. Benkert's 2015 performance-based stock unit award (granted at 10,200 units) has vested (relative only to the requirement to be employed) but reflects a proration for actual service that was completed prior to his retirement on June 1, 2015. His prorated 2015 award remains completely subject to company performance and will be paid out at the time of other 2015 performance-based awards. See “Compensation Discussion and Analysis–Long-Term Incentive Compensation” on page 45 of this proxy statement for a discussion of the performance measures applicable to the grant.

(5)
This column reflects the value upon the date(s) of grant, based upon the probable outcome of the relevant performance conditions at target. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of each grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For the January 1, 2015 grant, stock units are valued at $44.50.

We refer you to the “Compensation Discussion and Analysis” and the “Potential Payments Upon Termination or Change in Control” sections of this proxy statement, as well as the corresponding footnotes to the tables, for material factors necessary for an understanding of the compensation detailed in the Summary Compensation Table and 2015 Grants of Plan-Based Awards Table, which are incorporated by reference herein.

2015 Option Exercises and Stock Vested Table
The table below provides information on the performance-based stock units which vested during the year ending December 31, 2015 for the NEOs in the Summary Compensation Table. No stock options were exercised during this period, nor does any NEO or other executive officer currently have earned or unearned stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) (2)
Carl L. Chapman	106,430	$4,514,770
M. Susan Hardwick	12,863	$545,647
Ronald E. Christian	33,610	$1,425,754
Eric J. Schach	15,145	$642,467
Jerome A. Benkert, Jr.	42,341	$1,801,186

(1)
Reflects the value of performance-based stock units issued on January 1, 2012. The performance measurement for this grant ended December 31, 2014, and the vest date was December 31, 2015. As required by the SEC, the values shown in this table were based on the closing stock price for Company shares on the date of vesting, which was $42.42. The actual value paid upon vesting was determined by averaging the closing price of Company shares for the three trading days immediately preceding December 25, 2015, which yielded a share price value of $42.53 versus the $42.42 price required to be used in this table. The net result was the actual compensation received by Plan participants was slightly higher than the amount shown in this table, and that amount is included in each officer’s W-2 amount shown in the 2015 Realized Compensation Table on page 51 of this proxy statement. The realized value for Mr. Benkert was determined using the closing stock price as of his retirement on June 1, 2015, which was $42.54.

(2)
Based on a $4 Million annual payout maximum applicable to any participant in our At-Risk Plan, a mandatory deferral in the amount of $526,478 was made to Mr. Chapman's nonqualified deferred compensation account, based on the $42.53 valuation process described in the preceding footnote. This amount is also included in column (b) of the Nonqualified Deferred Compensation Table on page 60 of this proxy statement. SEC rules require a different valuation for this table (based on $42.42, as described in the preceding footnote), and therefore the amount in excess of the maximum annual payout limit for purposes of this table is $514,770.

2015 Outstanding Equity Awards at Fiscal Year-End Table
The following table includes information on all equity grants outstanding at December 31, 2015 for the NEOs in the Summary Compensation Table. The Company has not granted stock options since 2005.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
(a)	(b)	(c)	(d)	(e)
Carl L. Chapman	133,114	$5,646,696	113,063	$4,796,132
M. Susan Hardwick	13,210	$560,368	18,308	$776,625
Ronald E. Christian	34,752	$1,474,180	27,197	$1,153,697
Eric J. Schach	15,445	$655,177	19,482	$826,426
Jerome A. Benkert, Jr.	35,855	$1,520,969	10,859	$460,639

(1)
This column represents the number of measured but unvested performance-based stock units (plus accrued dividend equivalents) outstanding as of December 31, 2015. The award amounts have been measured but remain subject to a one-year vesting period (with limited exceptions), in which the recipient must remain an employee of the Company. These awards were granted on January 1, 2013, were measured as of December 31, 2015, will generally fully vest on December 31, 2016, and will continue to accrue dividend equivalents until all restrictions lapse. Mr. Benkert's performance-based award vested when the performance was measured in early 2016. His amount reflects a proration based upon the period of time he was employed during 2015 prior to his June 1, 2015 retirement.

(2)
This column represents the December 31, 2015 market value of the measured but unvested performance-based stock units referenced in footnote (1). The closing price per share of the Company common stock on the New York Stock Exchange on December 31, 2015 was $42.42.

(3)
This column represents the number of performance-based stock unit awards outstanding and unmeasured for each NEO on December 31, 2015. As reported in the following table, amounts reflected include initial award amounts granted in 2014 and 2015, plus accrued dividends:

Name	Grant Date	Awarded Performance-Based Stock Units	Accrued Dividends
Carl L. Chapman	January 1, 2015	48,800	1,812
	January 17, 2014	58,100	4,351

M. Susan Hardwick	January 1, 2015	9,200	341
	June 1, 2014	2,300	126
	January 17, 2014	5,900	441

Ronald E. Christian	January 1, 2015	11,300	419
	January 17, 2014	14,400	1,078

Eric J. Schach	January 1, 2015	9,600	356
	June 1, 2014	2,000	110
	January 17, 2014	6,900	516

Jerome A. Benkert, Jr.	January 1, 2015	1,417	52
	January 17, 2014	8,736	654
The 2014 performance awards have a three-year performance measurement period and a one-year additional vesting period. The 2015 performance awards also have three-year performance measurement period, however, to better align with the competitive market, the one-year additional vesting period was discontinued. These grants, including stock unit dividend equivalents that accrue from grant date through vest date, are subject to forfeiture in accordance with provisions in the At-Risk Plan. Mr. Benkert's awards have been prorated based on completed service prior to his June 2015 retirement and are no longer forfeitable (relative only to continued employment); however, they will remain restricted and completely subject to future performance adjustments (above or below target), similar to those of other NEOs.

(4)
This column represents the December 31, 2015 market value of the outstanding and unmeasured performance-based stock units and accrued dividends, as reported in footnote (3). The closing price on December 31, 2015 was $42.42.

Retirement Benefit Plans
Our NEOs are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, both of which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2015, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $265,000 and the amount of annual pension that can be paid from a tax qualified plan to $210,000. The tax-qualified defined benefit plan consists of a cash balance formula or a traditional final average pay formula. The differences in pension benefits among NEOs are primarily attributable to different tenures with the Company and its predecessors. These plans cover a significant portion of our employees who meet specified hiring date, age, and service requirements.
NEOs are also covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman and Christian, and which covered Mr. Benkert at the time of his retirement. Payments under the supplemental plan have been paid to Mr. Benkert.
The following table provides the actuarial present value of each NEO’s total accumulated benefits under each of our pension plans in which the named executive has participated in the past year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also includes payments made during 2015.

2015 PENSION BENEFITS TABLE
Name	Plan Name (1)	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year (2)
(a)	(b)	(c)	(d)	(e)

	Vectren Corporation Combined Non- Bargaining Retirement Plan	30.50	$310,209	$0

Carl L. Chapman	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	30.50	$505,665	$0

	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	30.50	$7,866,021	$0

M. Susan Hardwick	Vectren Corporation Combined Non- Bargaining Retirement Plan	16.00	$112,190	$0

	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	16.00	$28,343	$0

	Vectren Corporation Combined Non- Bargaining Retirement Plan	26.33	$204,132	$0

Ronald E. Christian	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	26.33	$113,581	$0

	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	26.33	$1,175,895	$0

Eric J. Schach	Vectren Corporation Combined Non- Bargaining Retirement Plan	22.00	$132,404	$0

	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	22.00	$40,358	$0

	Vectren Corporation Combined Non- Bargaining Retirement Plan	29.33	$0	$250,062

Jerome A. Benkert, Jr.	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	29.33	$0	$174,550

	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	29.33	$0	$1,492,876

(1)
We sponsor a tax-qualified defined benefit pension plan covering a significant portion of our employees who meet specified hiring date, age, and service requirements. The plan covers salaried employees, including NEOs, and provides fixed benefits at normal retirement age based upon compensation and length of service. The costs of the plan are fully paid by the employer and are computed on an actuarial basis. The plan also provides for benefits upon death, disability, early retirement and other termination of employment under conditions specified therein. The compensation covered by the plan includes the salaries and non-equity incentive plan compensation shown under columns (c) and (e) of the 2015 Summary Compensation Table on page 52. In addition to the nonqualified defined benefit restoration plan, we also have a supplemental pension plan for certain NEOs which provides fixed benefits at normal retirement age based upon the officer’s compensation over the 60-month period ending on his termination of employment. Messrs. Chapman and Christian are the current and only participants in the Company’s Unfunded Supplemental Retirement Plan, which is no longer open to new participants. Benefits under the supplemental plan are offset by Social Security, the tax-qualified defined benefit plan, the nonqualified defined benefit restoration plan and benefits under the tax-qualified defined contribution plan and nonqualified defined contribution plan attributable to contributions. Note 11 to our financial statements for the year ended December 31, 2015 (included in the annual report on Form 10-K filed with the SEC on February 23, 2016) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

(2)
In accordance with applicable regulations, Mr. Benkert's accrued balances in the Nonqualified Defined Benefit Restoration Plan and the Unfunded Supplemental Retirement Plan were paid to him in December 2015, six months following his retirement.

NON-BARGAINING RETIREMENT PLAN
The Vectren Corporation Combined Non-Bargaining Retirement Plan is a tax-qualified defined benefit pension plan for salaried employees, including the NEOs. While a small number of employees have a traditional final average pay pension plan in place from a predecessor company, all NEOs participate in a cash balance plan only. The formula applicable to a particular participant depends on whether we or one of our predecessors first hired the participant and when that hire date occurred. Both formulas are based on the participant’s base salary and annual cash incentive, subject to the annual compensation limit under the Internal Revenue Code (set at $265,000 for 2015).
The NEO has a vested right to accrued benefits after five years of service or three years of service for the cash balance benefit. All NEOs are vested in their accrued benefit. The accrued benefit is based on the value of a cash balance account or the traditional final average pay formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement and death.
The cash balance formula provides for annual pay credits to the cash balance account of each continuing NEO equal to the following percentage of his or her compensation for the year: Chapman – 4.5% per year; and Hardwick, Christian, and Schach – 2.5% per year. The cash balance formula also provides a credited interest rate for a plan year equal to the average annual yield for the ten-year U.S. Treasury Constant Maturities for October of the preceding year (plus 1% while employed). At the time of Mr. Benkert’s retirement, he was entitled to a benefit equal to 3.5% of his 2015 compensation. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors. For voluntary or involuntary termination or early retirement, the NEO is eligible for the accrued benefit determined as of the date of termination or retirement. The NEO may elect to receive the pension benefit as a lump sum; otherwise the pension benefit is paid in the form of an actuarially equivalent annuity.
For termination due to disability, the NEO will continue to accrue benefits in his or her cash balance account until age 65, unless he or she elects to receive the pension benefit. The NEO may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.
NONQUALIFIED DEFINED BENEFIT RESTORATION PLAN
The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.
UNFUNDED SUPPLEMENTAL RETIREMENT PLAN
Messrs. Chapman and Christian are eligible to participate in our supplemental retirement plan which is based on final average pay and is offset by Social Security and retirement benefits. The benefit for life at normal retirement (65 years) is 65% of final average monthly pay over the prior 60 consecutive calendar month period, less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option, five year installment option or ten year installment option.
Messrs. Chapman and Christian are eligible to retire early under this plan, as each has attained age 55 and has completed 10 or more years of service. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the eligible NEO retires. The benefit is further reduced by five-ninths of one percent for up to the first 60 calendar months that the benefit commences before age 65 and by five-eighteenths of one percent for each calendar month that the benefit commences before age 60.
An eligible NEO can also terminate due to total disability. The disability benefit starts payments at age 65 and continues for life and is the same as described above for normal retirement.
Finally, if the eligible NEO dies prior to retirement, the eligible NEO’s spouse or other beneficiary is entitled to an actuarially equivalent payment, which will be made as a lump-sum payment or if properly elected in 5- or 10-year installments, as if the eligible NEO’s employment terminated immediately prior to the executive’s death.
No benefit will be paid if the eligible NEO is terminated for cause, as defined in the Company’s Executive Severance Plan beginning on page 61 of this proxy statement.

Nonqualified Deferred Compensation
We have historically offered our NEOs the opportunity to defer certain compensation into our deferred compensation plans. We have two unfunded plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that the best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A was to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The first plan is frozen, meaning that employees can no longer make contributions to that plan but will continue to be paid benefits from that plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.
Each currently-serving NEO in the 2015 Summary Compensation Table on page 52 of this proxy statement is eligible to participate in the Company’s deferred compensation plans. The active plan allows the NEO to receive restoration contributions to restore benefits limited by the Internal Revenue Code. At present, NEOs may defer base salaries, annual incentives and long-term incentives upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after the initial deferral year or on a change in control, and in any event, the participant will receive his or her deferred compensation on retirement (in a lump sum or, if properly elected, in annual installments over 5, 10 or 15 years), on non-retirement termination (in a lump sum or, if properly elected, in installments over 5 years), on disability (in a lump sum) and on death (in a lump sum). In addition, a NEO may receive a distribution in the event of an unforeseeable emergency. Finally, most distributions from the active plan will be delayed six months as is required by Section 409A of the Internal Revenue Code. All distributions from these plans are paid in cash.
Both deferred compensation plans are designed to offer a variety of measurement funds. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. The 401(k) plan limits the amount of new contributions which can be allocated to our common stock to no more than 10%.
The table below discloses the activity in our nonqualified deferred compensation plans for the NEOs in the 2015 Summary Compensation Table.

Name (a)	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)
	(b)	(c)	(d)	(e)	(f)
Carl L. Chapman	$606,496	$95,067	$(145,822)	$0	$3,701,426
M. Susan Hardwick	$17,106	$15,646	$(54,158)	$0	$1,347,945
Ronald E. Christian	$22,428	$27,421	$(137,876)	$0	$3,586,830
Eric J. Schach	$33,300	$18,596	$(88,044)	$24,291	$1,179,664
Jerome A. Benkert, Jr.	$3,046	$8,778	$17,489	$2,194,043	$8,778

(1)
Amounts in this column are also included in the 2015 Summary Compensation Table, on page 52 of this proxy statement, in column (c) Salary, column (e) Non-Equity Incentive Plan Compensation and for Mr. Benkert’s prorated annual incentive and his 2012 performance stock units in column (g) All Other Compensation. This column includes the deferral of compensation during the fiscal year and includes accrued amounts that were earned and deferred. The amount for Mr. Chapman also includes a mandatory deferral amount further described in footnote (2) of the 2015 Option Exercises and Stock Vested Table on page 55 of this proxy statement.

(2)
Amounts in this column are deferred compensation contributions to restore employer contributions to the Company’s qualified defined contribution plan and are included in the 2015 Summary Compensation Table, on page 52 of this proxy statement, in Column (g) All Other Compensation and described in footnote (5) to that table.

(3)
A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock. The earnings measures are market-based and do not include any above-market or preferential earnings. The balance fluctuates with the investment returns on those funds. The amount for Mr. Benkert reflects a company contribution in column (c) (described above), which was paid to Mr. Benkert in March 2016. All balances in Mr. Benkert's Nonqualified Deferred Compensation Plan have been paid out in accordance with plan guidelines.
Of the totals in this column, the following amounts have been reported in the 2015 Summary Compensation Table for this year and for previous years:

Name	2015	Previous Years (a)	Total
Carl L. Chapman	$701,564	$1,521,465	$2,223,029
M. Susan Hardwick	$32,752	$26,116	$58,868
Ronald E. Christian	$49,850	$1,184,103	$1,233,953
Eric J. Schach	$51,896	$45,429	$97,325
Jerome A. Benkert, Jr.	$11,824	$619,872	$631,696

(a)
Amounts in this column represent base salaries, annual incentives, and/or long-term incentives deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Benkert and Chapman and from 2001-2005 for Mr. Christian. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also, included in this total are the amounts disclosed for years 2006-2014 in the Executive Contributions and Registrant Contributions columns of the 2006-2014 Nonqualified Deferred Compensation Tables. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table or under a predecessor plan.

Potential Payments Upon Termination or Change in Control
We no longer maintain employment agreements with our NEOs. Rather, we maintain a severance plan and change in control agreements with our NEOs who are employed. These change in control agreements and severance plan are described below. On June 1, 2015, Mr. Benkert's employment with the Company terminated upon his retirement. Payments made as a result of his retirement are set forth in a subsequent table. The purpose of the severance plan and change in control agreements is to provide our NEOs with certain severance benefits upon qualifying terminations. This benefit allows the NEOs to focus on the business of the Company without the distraction of the qualifying termination of the NEO’s employment and then to transition the NEO to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the NEO’s employment is terminated other than for cause, death or disability, or the NEO resigns employment for good reason (as defined in the applicable document). In order to receive severance benefits under the severance plan, the NEO must first release the Company from all employment related claims. If the change in control agreement provides severance benefits, the NEO's participation in the severance plan automatically terminates.
In addition, in exchange for the opportunity to participate in the severance plan, during the time the severance plan is in effect, the NEO must agree to maintain our proprietary information confidential during employment and thereafter, not to compete with us while employed, not to solicit our employees, customers, or prospective customers while employed and for a period of 12 months after employment ends, and not to disparage us during and after employment ends. In addition, in order to receive severance under the severance plan, the NEO cannot compete with us for the period of time during which severance is paid.
As a condition to the NEO’s participation in the severance plan, the executive must agree that we can clawback or recoup certain payments made to the NEO if such is required pursuant to the Recoupment ("Clawback") Policy discussed on page 31 of this proxy statement.
The severance plan may be amended by the Compensation Committee any time it deems the modification necessary based on changes in market conditions, as documented by an independent compensation consultant. Any termination or other amendment may be made by the Compensation Committee in its sole discretion and requires a notice of one year to the NEO. The change in control agreement terminates immediately upon a cessation of the NEO’s employment prior to a change in control and can be terminated after one year’s notice is provided to the NEO.
The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the continuing NEOs pursuant to their change in control agreements and participation in the severance plan. Below we provide a summary of those definitions and refer you to the applicable document for the full definition. You may access the documents by reviewing the Form 8-K filed on January 5, 2012, which may be accessed at www.vectren.com.

Cause: If the NEO’s employment is terminated for ‘cause’, no severance is paid. In general, we have cause to terminate the NEO if the executive has engaged in any of the specific activities listed in the applicable document, including intentional gross misconduct by the NEO damaging in a material way to us, commission of fraud, and public acts of dishonesty or conviction of a felony, and with respect to the change in control agreement, a material breach of the change in control agreement that the NEO has not cured after reasonable notice and an opportunity to cure.
Good Reason: If the NEO resigns employment for ‘good reason,’ which prior to a change in control requires appropriate notice and the subsequent failure to cure the circumstances that led to the good reason event, then severance is paid upon the executive executing and delivering a release. The definition of good reason under the severance plan is different from that in the change in control agreement. The Compensation Committee believes this difference is appropriate because the circumstances of the NEO’s employment could change dramatically after a change in control. The Compensation Committee believes that it is in our best interests to maximize the ability of the NEO to focus on the change in control transaction without concern about the circumstances of the executive’s continued employment. As such, prior to a change in control (which is when the severance plan applies), the good reason events are limited, and after a change in control (which is when the change in control agreement applies) the good reason events are expanded.
Good Reason for purposes of the severance plan generally includes a material diminution in base compensation, or authority, duties or responsibilities; a material change in the geographic location where services are performed; or a material breach of the severance plan. Good Reason for the purpose of the change in control agreements generally includes a demotion, the assignment of any duties or responsibilities inconsistent with his or her status, position or responsibilities, removal from any positions or failure to reappoint or reelect to any positions; a reduction in base salary; failure to increase base salary within 12 months of the last increase in base salary in an amount reasonably comparable to our other executives; the relocation of the principal executive offices by more than 50 miles; reduction in total direct compensation opportunity; failure to continue any incentive, bonus or other compensation plan in which the executive participated prior to the change in control, unless there is a substitute or alternative plan available; our failure to permit the NEO’s continued participation in the plan or material reduction in the NEO’s participation in the plan; failure to provide aggregate benefits reasonably comparable to our other executives; failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or our request that the NEO participate in an unlawful act or take any action constituting a breach of the NEO’s professional standard of conduct.
Change in Control: A change in control generally includes any of the following events: a “person,” as defined in the Securities Exchange Act of 1934, acquires 30% or more of our common stock or of voting securities entitled to vote generally in the election of directors; or a majority of the Board is replaced in certain circumstances; or the consummation by us of certain reorganizations, mergers or consolidations; or the consummation of a shareholder approved liquidation, dissolution or sale of substantially all of our assets which meets certain conditions.
Under the change in control agreements for the NEO, if, during the period beginning on the change in control and continuing for two years thereafter, we terminate the NEO’s employment other than for cause, death or disability, or the NEO resigns employment for good reason, then we will provide the NEO with the following benefits: a termination payment based upon a multiple of base salary plus target annual incentive, which multiple is three for Mr. Chapman, two for Mr. Christian, and one and one-half for Ms. Hardwick and Mr. Schach; and the continuation of medical, prescription, dental and other welfare benefit plans for three years for Mr. Chapman, two years for Mr. Christian, and one and one-half years for Ms. Hardwick and Mr. Schach. No payments under the change in control agreement will be made to the NEOs upon a change in control unless their employment also terminates under the conditions described above. If a NEO is a party to a change of control agreement that provides severance benefits following a change in control, then that NEO’s participation in the severance plan will automatically terminate upon the occurrence of such change in control and no benefits will be paid from the severance plan. The change in control agreements do not have an excise tax gross-up feature.
Under the severance plan, we will provide the following benefits upon a termination of the NEO other than for cause, death or disability or upon a resignation by the NEO for good reason: a termination payment based upon a multiple of base salary, which multiple is two for Mr. Chapman, one and one-half for Mr. Christian, and one for Ms. Hardwick and Mr. Schach; a prorated portion (based on the number of days in the year of termination during which the NEO was employed) of the annual incentive the executive would have received for the year of termination had he or she remained employed through the entire year (based on the actual performance for the year of termination); a lump sum payment in cash equal to the product of two for Mr. Chapman, one and one-half for Mr. Christian, and one for Ms. Hardwick and Mr. Schach times the annual amount of employer and employee contributions to the medical, prescription and dental plans; and a lump sum payment in cash equal to six months of fees of an outplacement service provider provided by us for the provision of a reasonable amount of outplacement services for the executive.
The At-Risk Plan does provide termination or change in control benefits to NEOs upon a change in control and in the event the NEO terminates employment with good reason, as described above, or is terminated without cause. In this case, all outstanding stock unit awards will vest. If the change in control and qualified termination occurs before the end of the performance period, the stock unit awards will immediately vest without any further adjustment. If, upon a change in control, the successor company or Company is unable to substitute or replace the stock unit awards on substantially equivalent terms, the previously granted stock unit awards will immediately vest on the change in control. If the change in control occurs before the end of the annual incentive award performance period, the annual incentive award payment will be prorated for the portion of the performance period the NEO was an active participant in the plan and will be considered earned as if a target performance level was achieved. If the change in control occurs after the end of the annual incentive performance period, the annual incentive award payment will be based on actual performance.
Prior to a change in control, upon the NEO’s death, disability or retirement after the end of the stock unit awards’ performance period, the restrictions on the stock unit awards will be removed and stock unit awards will immediately vest. In the event the NEO’s disability or retirement occurs before the end of the performance period, the restrictions on the stock unit awards will be removed upon or after the expiration of the performance period and adjusted or forfeited based on actual performance prorated as necessary to reflect the period of time during which the NEO was employed during the performance period. In the event of the NEO’s death before the end of the performance period, the restrictions on the stock unit awards will be removed and the NEO’s beneficiary will be entitled to the number of stock unit awards contingently granted. Prior to a change in control, upon the executive’s death or disability before the end of the performance period, the annual incentive award payment will be assumed to have achieved a target performance level and will be prorated as necessary to reflect the period of time during which the NEO was employed in the performance period. In the event the NEO’s death or disability occurs after the performance period, the annual incentive payment will be based on actual performance. In the event of the NEO’s normal retirement, the annual incentive award payment will be based on actual performance and will be prorated as necessary to reflect the period of time during which the NEO was employed in the performance period.
The following tables set forth the potential payments to the NEOs who are currently employed by the Company upon the termination of their employment with the Company, including a termination following a change in control. The tables assume that each termination event occurred on December 31, 2015, and the amounts shown are based upon the $42.42 per share closing price of the Company’s common stock on December 31, 2015. The tables do not include retirement benefits payable to the executives shown in the 2015 Pension Benefits Table on page 58 of this proxy statement.

Name	Termination by Company without cause or by the executive for good reason	Termination following a change in control	Termination by Company for cause or by executive without good reason	Normal Retirement or Disability	Death
Carl L. Chapman
Pro Rata Bonus	$752,107	$752,107	$0	$752,107	$752,107
Termination Payment	$1,760,000	$5,280,000	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$10,442,828	$0	$8,128,464	$10,442,828
Continuation of Welfare Plans (present value)	$21,268	$97,643	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$2,539,375	$16,572,578	$0	$8,880,571	$11,194,935
Previously Earned Deferred Compensation (2)	$3,701,426	$3,701,426	$3,701,426	$3,701,426	$3,701,426
Total (3)	$6,240,801	$20,274,004	$3,701,426	$12,581,997	$14,896,361

M. Susan Hardwick
Pro Rata Bonus	$162,586	$162,586	$0	$162,586	$162,586
Termination Payment	$345,878	$804,166	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$1,336,994	$0	$943,209	$1,336,994
Continuation of Welfare Plans (present value)	$5,676	$20,115	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$520,140	$2,323,861	$0	$1,105,795	$1,499,580
Previously Earned Deferred Compensation (2)	$1,347,945	$1,347,945	$1,347,945	$1,347,945	$1,347,945
Total (3)	$1,868,085	$3,671,806	$1,347,945	$2,453,740	$2,847,525

Ronald E. Christian
Pro Rata Bonus	$234,432	$234,432	$0	$234,432	$234,432
Termination Payment	$632,993	$1,392,584	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$2,627,877	$0	$2,077,604	$2,627,877
Continuation of Welfare Plans (present value)	$21,029	$47,265	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$894,454	$4,302,158	$0	$2,312,036	$2,862,309
Previously Earned Deferred Compensation (2)	$3,586,830	$3,586,830	$3,586,830	$3,586,830	$3,586,830
Total (3)	$4,481,284	$7,888,988	$3,586,830	$5,898,866	$6,449,139

Eric J. Schach
Pro Rata Bonus	$180,903	$180,903	$0	$180,903	$180,903
Termination Payment	$378,208	$879,334	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$1,481,603	$0	$1,065,350	$1,481,603
Continuation of Welfare Plans (present value)	$17,290	$34,838	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$582,401	$2,576,678	$0	$1,246,253	$1,662,506
Previously Earned Deferred Compensation (2)	$1,179,664	$1,179,664	$1,179,664	$1,179,664	$1,179,664
Total (3)	$1,762,065	$3,756,342	$1,179,664	$2,425,917	$2,842,170

(1)
Amounts shown represent the unvested stock unit awards that would be paid to a NEO in connection with termination events listed in this table. In the event of disability or normal retirement, payments are prorated based upon that portion of the applicable performance period during which the NEO was an active participant in the At-Risk Plan and with the assumption that target performance goals under the At-Risk Plan are met. In the event of a NEO’s death, or upon a change of control that fully meets conditions outlined on pages 62-63 of this proxy statement, vesting is accelerated, and payments are not prorated or adjusted for performance. All other payments remain subject to scheduled performance adjustments, except for any portion of a payment that is attributable to a 2013 stock unit grant, which has already been measured for performance and approved by the Compensation Committee in February 2016. In the event of a Company termination with or without cause or a NEO resignation with or without good reason, all interests in stock unit awards are forfeited.

(2)
The amount shown as deferred compensation is the total value of the NEO’s nonqualified deferred compensation plan accounts as shown in the 2015 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the NEO would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Mr. Benkert’s employment ended upon his retirement on June 1, 2015. The following table illustrates all payments made to him in connection with his retirement and separation from the Company:

Name	Pro Rata Bonus (1)	Outstanding Equity (2)	Unfunded Supplemental Retirement Plan (3)	Nonqualified Defined Benefit Restoration Plan (4)	Nonqualified Deferred Compensation Plan (5)	Total
Jerome A. Benkert, Jr.	$67,213	$1,801,186	$1,492,876	$174,550	$2,178,890	$5,714,715

(1)
The 2015 annual incentive was paid in March 2016 and reflects a proration for actual service performed in 2015, as well as the performance adjustment approved by the Compensation Committee at its February 2016 meeting.

(2)
A lump-sum payment was triggered according to equity plan guidelines and paid out shortly after his June 2015 retirement. The payment reflects proceeds earned from his 2012 performance-based equity award, which also includes a performance adjustment approved by the Compensation Committee in February 2015 for all 2012 performance-based equity awards.

(3)
A lump-sum payment was made to Mr. Benkert in December 2015 based on his prior elections in the Unfunded Supplemental Retirement Plan and in accordance with the six month delay rule in Section 409A of the Internal Revenue Code.

(4)
A lump-sum payment was made to Mr. Benkert in December 2015 based on his prior elections in the Nonqualified Defined Benefit Restoration Plan and in accordance with the six month delay rule in Section 409A of the Internal Revenue Code.

(5)
Two lump-sum payments were made to Mr. Benkert based on his prior elections in the Nonqualified Deferred Compensation Plan. A June 2015 payment was made in the amount of $1,753,606 for balances in the plan prior to 2005 and, in accordance with the six month delay rule in Section 409A of the Internal Revenue Code, a second payment was made in December 2015 in the amount of $416,506 for balances in the plan since 2005. A final March 2016 payment was made in the amount of $8,778, which reflects company contributions described in the All Other Compensation Table on page 53 of this proxy statement. Further details are also discussed in footnote (5) of the 2015 Summary Compensation Table on page 53 of this proxy statement.

Compensation Risk Assessment
A team led by the executive vice president, chief legal and external affairs officer and secretary, and under the oversight of the Board’s Compensation Committee and Audit Committee, conducted a risk assessment of the Company’s long and short-term compensation plans and programs. This assessment involved an evaluation of plan design and the relationship of that design to factors that may promote excessive risk taking. Such factors include caps, payout cliffs, triggers, funding mechanisms and payout amounts and governance features including approvals, independent oversight and accurate and timely payouts.
This assessment was presented to and reviewed by the Compensation Committee and Audit Committee. Management concluded that the Company’s incentive plans do not promote excessive risk taking which would be reasonably likely to have a material adverse effect on the Company. This conclusion was based primarily on the following mitigating factors embedded within the Company’s incentive plans:

•
For NEOs and other officers, significant weighting is placed towards compensation from long-term plans that issue equity-based awards and have a three-year performance period and therefore discourages short-term risk taking;

•	The use of linear interpolation for annual and long-term incentive awards minimizes payout cliffs and the resulting potential for a large percentage loss of compensation;

•	Formal approval and plan monitoring processes are in place;

•	Incentive awards are capped;

•
The performance metrics for annual incentive compensation are driven primarily by earnings measures, but a significant portion of annual incentive plans include non-financial metrics such as customer satisfaction, conservation and safety;

•
The performance metrics for the long-term incentive compensation under the At-Risk Plan are balanced between total shareholder return compared to the peer group and the absolute measure of return on equity; and

•	Share ownership and recoupment policies are in place.

Item 2. Non-Binding Proposal to Approve the Compensation of Our Named Executive Officers
In accordance with regulations implementing the requirements of the Dodd-Frank Act, we are requesting your non-binding approval of the compensation of our NEOs. Under Indiana law, the non-binding approval will be given if votes cast for approval exceed votes cast against approval. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. The compensation of our NEOs is described in the "Compensation Discussion and Analysis" section, the compensation tables and the accompanying narrative, starting on page 37 of this proxy statement.
The Compensation Committee designs our NEO’s compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competitive and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to corporate performance and individual performance and encourages stock ownership by senior management. Based on its review of the total compensation of our NEOs for 2015, the Compensation Committee believes that the total compensation for each of the NEOs is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our NEOs to take unnecessary or excessive risks.
The “Compensation Discussion and Analysis” section and the accompanying tables and narrative, starting on page 37 of this proxy statement, provide a comprehensive review of our NEO compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.
At the Company’s meeting of shareholders held on May 12, 2015, approximately 97% of the votes cast on the say-on-pay proposal were voted in favor of this proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation.
For the reasons stated above, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your non-binding approval of the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Item 3. The Approval of the Vectren Corporation At-Risk Compensation Plan, as Amended and Restated
Background and Purposes
The Company’s shareholders are being requested to reapprove the Company’s At-Risk Compensation Plan (the “Plan”) with certain amendments, which was reapproved by the Board of Directors of the Company on March 2, 2016, subject to shareholder approval. Prior to this action, on February 23, 2016, the Compensation Committee reviewed the Plan, with the amendments considered by the full Board, and recommended approval by both the Board and the shareholders. The shareholders of the Company originally approved the Plan at the 2001 annual meeting, and reapproved the Plan at the 2006 and 2011 annual meetings. The Plan, as amended and restated (the “Restated Plan”), is attached as Appendix C of this proxy statement.
The principal purposes for the approval of the Restated Plan are to continue to give the Company the flexibility to award qualified performance-based compensation, the deductibility of which will not be limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and, at the same time, effect the amendments to the Plan described below.  In this regard, Section 162(m) requires that certain provisions of the Plan be periodically resubmitted to, and reapproved by, our shareholders to qualify for an exemption from the $1 Million limit that otherwise applies to tax-deductible compensation to “covered employees.”  To comply with this requirement, the Board of Directors has recommended that our shareholders reapprove the framework for determining participants in the Restated Plan, the performance criteria that may be used by the Company in establishing performance goals with respect to awards that may be granted under the Restated Plan and are intended to qualify as “performance-based compensation” under Section 162(m), the maximum amount that may be paid to any covered employee, along with other items required by Section 162(m).  Since the Plan is being submitted to the shareholders for Section 162(m) reapproval purposes, the Company determined this to be an opportunity to also submit the amendments described below for shareholder approval.  In connection with the Company’s evaluation of the amendments embodied in the Restated Plan, the Compensation Committee consulted with Hay Group and, as discussed earlier in this proxy statement at page 41, and the Company consulted with Mercer, a subsidiary of global professional services firm Marsh & McLennan.  After such consultations and further deliberations, the Company determined the amendments embodied in the Restated Plan to be reasonable and balanced.
In this regard, the principal amendments to the Plan embodied in the Restated Plan include:

•
a clarification of the definition of “Fair Market Value” to allow the Compensation Committee to determine, in good faith, fair market value of the Company’s common stock under an award so long as the determination complies with applicable law;

•
a revision to the definition of “Performance Criteria” to add energy efficiency as a criterion the Compensation Committee may use to establish performance goals, as well as add the effects of debt repayment or refinancing and the effects of acquisitions and dispositions as items the Compensation Committee may account for in defining a performance goal;

•	a clarification to the definition of Restriction Period to clarify that the award is subject to a risk of forfeiture, including continued employment, during the Restriction Period;

•
a revision to the definition of “Retirement” to eliminate the reference to the Company’s non-bargaining retirement plan and define retirement as the end of employment of a participant who is at least 65 years old or a participant who is at least 55 years old and credited with 10 years of service;

•	a clarification of the eligibility provisions that an employee or outside director may be considered eligible to participate upon designation by the Compensation Committee;

•	a voluntary reduction in the maximum aggregate number of shares that may be issued under the Restated Plan by 300,000 shares, from 6,650,000 shares to 6,350,000 shares;

•
a revision to the lapse and forfeiture provisions to prohibit the availability for future grant under the Restated Plan any shares tendered or withheld for payment of the exercise price of an award or to satisfy tax withholding obligations, and to reduce the plan shares upon stock settlement of a stock appreciation right;

•
a revision to prohibit the repricing or replacement of options or stock appreciation rights below their original exercise price without shareholder approval (a practice that we never engaged in under the Plan);

•	clarification to provide that neither incentive stock options nor non-qualified options may be exercisable after 10 years from the grant date;

•
revisions to the option vesting provisions to remove retirement as an event that could trigger accelerated vesting and exercise of the options, and to provide that upon a participant’s resignation or termination, or an outside director’s resignation or failure to be re-elected, the participant will have one year to exercise vested non-qualified options;

•
a revision to prohibit the payment of dividends on performance-based restricted stock until the end of the performance period and then only based on the achievement of the applicable performance goals (this practice has been in place for years);

•
a clarification that restricted stock vesting provisions provide that, in the event of an outside director resignation at the end of his or her current term or failure to be re-elected, the restrictions will be removed upon the expiration of the performance period and the award will be pro-rated based on length of service as a director during the performance period (this is the current practice followed under the Plan);

•	clarification that a stock appreciation right may not be exercised after the expiration of 10 years from the grant date;

•
a revision to fully prohibit the sale, transfer or pledge of securities issued pursuant to stock unit awards for a period of six months from the grant date when the stock unit awards were not approved by the Board or the Compensation Committee;

•
revisions to the maximum annual incentive award provisions in Section 8.3 of the Plan to provide that the maximum amount payable in respect of any individual annual incentive award during any 12 calendar months for each covered employee shall not exceed $3,250,000 (compared to $2,500,000 in the current plan);

•
a clarification that, in the event an individual becomes a participant and is eligible for an annual incentive award during a performance period, the award will be prorated for the time during the performance period the participant was employed (this has been the practice under the Plan);

•
revisions to increase the aggregate maximum number of shares of restricted stock, performance shares, performance units, and stock unit awards that may be granted to a covered employee during any calendar year from 150,000 to 200,000 shares, and in the case of performance shares, performance units, and stock unit awards settled in cash, an increase in such annual limit per covered employee from $4 Million to $8 Million;

•	a new provision limiting the maximum amount payable in respect of awards to any outside director during any calendar year to $500,000;

•
revisions to the change in control provisions to provide for the following after a change in control and in the event the participant terminates employment with good reason or is terminated without cause, and only if the Company’s successor is unable to substitute or replace awards on substantially equivalent terms, non-qualified stock options and stock appreciation rights will be exercisable within one year following termination of employment and any incentive stock options will be exercisable within three months following such termination, and restrictions on any award will be eliminated as of such event;

•
clarification to the change in control provisions so that, like the treatment of restricted stock after a change in control, if the Company’s successor is unable to substitute or replace awards on substantially equivalent terms, then upon a participant’s termination with good reason or termination by the Company without cause, no further adjustments shall be made to the award;

•
a revision to provide that if a change in control occurs after the end of the performance period but before an award is paid, the amount payable will be determined based on the actual performance level (the prior Plan provision applied only to annual incentive awards);

•
clarification that the Committee can accelerate the exercisability of any award, the length of a performance period, or the termination of a restriction period, only in the event of a participant’s death, disability, or pursuant to a change in control (which is the current practice under the Plan);

•
a revision to the recoupment provision to require the repayment by participants of awards or payments under the Restated Plan pursuant to any law, regulation, or stock exchange listing standard imposing mandatory clawback of compensation, including under Sarbanes-Oxley and the Dodd-Frank Act;

•
a new provision requiring a minimum performance period of one year in connection with the vesting of performance-based awards, and for awards to employees, a minimum vesting period in annual installments over three years for time-based awards or awards based on continuation of employment, (provided up to 5% of awards available may be issued without regard to these limitations); and

•	making certain other immaterial and ministerial revisions to update the plan.
Except as described above, the Restated Plan would effect no other changes to the Plan. As such, the Company is not seeking any increase to the maximum number of shares which may be used for awards under the Restated Plan.   In fact, the Company is proposing to voluntarily reduce the maximum aggregate number of shares that may be issued under the Restated Plan by 300,000 shares. After this reduction, there will be an aggregate available share balance of 2,889,131, as further described in the table and following paragraph at the end of this Item 3. If approved by the Company’s shareholders, the Restated Plan will remain in effect until terminated by the Company.  If the Restated Plan is not approved by our shareholders, then the plan will continue in existence in its current state.
Summary of the Restated Plan
The following is a summary of the material provisions of the Restated Plan.  This summary does not purport to be a complete description of all the provisions of the Restated Plan and is qualified in its entirety by reference to the complete text of the Restated Plan, a copy of which is attached as Appendix C to this Proxy Statement.
Administration and Eligibility. As stated earlier, the Restated Plan, which includes at risk compensation payable in cash, stock options, restricted stock, and other awards, was approved and recommended by the Compensation Committee and was also approved by the Board. The Restated Plan is a variant of the existing Plan that was reviewed and approved by the Company’s shareholders at the 2001 annual meeting and reapproved at the 2006 and 2011 annual meetings. The Restated Plan is administered by the Compensation Committee, which has discretion in determining the Company’s officers and other key employees who are eligible to participate in the Restated Plan. The Governance Committee will administer the Restated Plan with respect to awards provided to outside directors (which is the current practice). The at-risk compensation for the employees is generally based on the performance of the Company and its success in attaining specific strategic goals. The Restated Plan provides for both short-term and long-term incentives. The short-term incentives are accomplished through potential payments of annual incentive awards. Long-term incentives, which often can include equity ownership, are achieved through restricted shares, stock options, stock appreciation rights, performance awards, and stock unit awards.
Purpose of the Restated Plan. The purpose of the Restated Plan is to promote the interests of the Company and its shareholders through a) the attraction and retention of officers and other key employees and directors essential to the success of the Company; b) the motivation of officers and other key employees and directors using performance-related incentives linked to performance goals and the interests of the Company’s shareholders, and c) enabling such individuals to share in the growth and success of the Company and its subsidiaries. The Company estimates that approximately 75 employees and 11 outside directors are eligible to be selected to receive grants under the Restated Plan. An outside director is not eligible for annual incentive awards.
Shares Subject to the Restated Plan. The number of shares of the Company’s common stock which may be issued under the current Plan may not exceed in the aggregate 6,650,000 shares. Under the Restated Plan, the aggregate amount of shares that may be issued pursuant to awards under the plan would be 6,350,000 shares, a reduction of 300,000 shares and as of December 31, 2015, 3,603,232 shares were available for new awards under the Plan. After reflecting grants under the plan, as well as adjustments to those grants, between January 1, 2016 and February 23, 2016, the aggregate share balance available under the Restated Plan will be 2,889,131, as further described in detail here, as well as in the chart and the subsequent paragraph at this end of this Item 3.
As of February 23, 2016, the Company’s equity award overhang was as follows:

•	2,889,131 available awards, after effecting the 300,000 share reduction to be approved by shareholders;

•	183,161 outstanding full-value awards that have the potential to settle in shares;

•	894,410 outstanding full-value awards that will be settled in cash, based on our officers’ achievement of stock ownership guidelines; and

•	No outstanding options or SARs.
Shares of common stock may be available from authorized but unissued shares, shares issued and reacquired by the Company, or shares purchased in the open market for purposes of the Restated Plan. However, the Restated Plan contains a new provision stating that no shares tendered or withheld in payment of the exercise price of an award or to satisfy tax withholding liabilities arising from the exercise or settlement of an award will be recredited to the plan reserve. Therefore, such tendered or withheld shares will not be available for future issuance pursuant to awards under the Restated Plan. In addition, upon stock settlement of stock appreciation rights, the Restated Plan provides that the gross number of such rights originally granted will be counted as issued for purposes of determining the maximum number of plan shares available for issuance, regardless of the number of stock appreciation rights actually issued upon stock settlement. As of March 2, 2016, the closing price for the Company’s common stock was $45.74 per share.
No Repricing. The Restated Plan contains a new provision stating that, except in the case of certain adjustments for extraordinary events or in connection with the plan’s change in control provisions, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights, and outstanding options or stock appreciation rights may not be canceled, bought-out, or replaced in exchange for cash or other awards with an exercise price less than the exercise price of the original options or stock appreciation rights without shareholder approval. This is intended to prohibit the repricing of “underwater” options and stock appreciation rights without shareholder approval.
Stock Options.  The Compensation Committee may grant stock options to participants under the Restated Plan. The Compensation Committee has complete discretion in determining the type of option granted, the option price (which shall not be less than 100% of the fair market value of the stock on the grant date), the duration of the option, the number of shares of common stock to which an option pertains, any condition imposed upon the exercisability or the transferability of the options (including vesting conditions), the conditions under which the option may be terminated, and any such other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Each option grant shall have such specified terms and conditions detailed in an option agreement made with the participant. The option agreement shall specify whether the option is intended to be an incentive stock option or a non-qualified stock option. However, no incentive stock option may be awarded a) after the tenth anniversary of the date the Restated Plan, as amended and restated, is adopted by the Board of Directors or last approved by the shareholders of the Company, whichever is earlier, or b) to a participant who is not an employee. Options granted under the Restated Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Compensation Committee shall determine, which will be specified in the option agreement, and the option agreement need not be the same for each participant. However, under no circumstances may an option be exercisable after the expiration of 10 years from the grant date (or five years from the grant date for any incentive stock option for an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary).
Restricted Stock. The Compensation Committee may also grant shares of restricted stock under the Restated Plan to participants, and in such amounts and for such duration and/or consideration as the committee shall determine. Each restricted stock grant under the Restated Plan shall be evidenced by an award agreement that shall specify the restriction period, the conditions which must be satisfied prior to removal of the restriction, the forfeiture of such shares in the event such conditions are not satisfied, the number of shares of restricted stock granted, and such other provisions as the Compensation Committee shall determine. The Compensation Committee may specify in the award agreement conditions or restrictions which the Compensation Committee may deem advisable, including without limitation, conditions for acceleration or achievement at the end of the restriction period based on any performance criteria. Notwithstanding the foregoing, the Compensation Committee has the authority to grant additional unrestricted stock to a participant under the Restated Plan. During the relevant performance period, participants who received restricted stock grants will be entitled to receive all dividends and other distributions paid on those shares. However, if the restricted stock is performance based, then the Compensation Committee will accrue and only pay such dividends at the end of the performance period based on the achievement of the performance goals.
Other Stock Based Awards. In addition to stock options and restricted stock, the Compensation Committee may issue to participants, either alone or in addition to other awards made under the Restated Plan, stock appreciation rights, performance awards, or stock unit awards. Any such awards shall be governed by the terms of an award agreement, and the Compensation Committee may impose such terms and conditions, similar to those described above, and not inconsistent with the terms of the Restated Plan. Stock appreciation rights shall have an exercise price determined at the time of grant by the Compensation Committee, subject to the limitation that the grant price shall not be less than 100% of the fair market value of the common stock on the grant date. Under no circumstances may a stock appreciation right be exercisable after the expiration of 10 years from the grant date. Performance awards granted under the Restated Plan may be issued in the form of either performance units or performance shares. The Compensation Committee may set the performance criteria in its discretion for each participant who is granted a performance award, and the extent to which such performance criteria are met will determine the value of the performance unit or performance share to the participant. Stock unit awards granted under the Restated Plan may, but are not required to, be in the form of the Company’s common stock or other securities. The value of each such award may be based on the value of the underlying common stock. The Compensation Committee, in its sole and complete discretion, shall determine the terms, restrictions, conditions, vesting requirements, and payment rules of the award.
Annual Incentive Awards.  Under the Restated Plan, annual cash incentive awards may also be paid to employees on the basis of the Company achieving certain performance goals. Following the completion of a performance period, the Compensation Committee will undertake or direct an evaluation of performance criteria, and no annual incentive award may be paid without a certification by the Compensation Committee that the performance goals have been met. Performance criteria of the Company will be established in writing by the Compensation Committee before the beginning of each performance period or at such later time as may be permitted under Code Section 162(m).

Death, Disability, and Retirement.  A participant’s death, disability, or retirement may, under the terms of the Restated Plan, allow for accelerated vesting and/or payment of certain awards. With respect to a participant who is an employee, “retirement” shall mean the termination of employment of a participant who is at least 65 years old, or at least 55 years old and credited with 10 years of service. With respect to a participant who is an outside director, “retirement” shall mean the end of the director’s term of office upon attaining the mandatory retirement age for directors.
With respect to options, the Restated Plan provides that in the event of a participant’s death or disability (but not retirement), option grants to the participant will be considered immediately vested and will be exercisable at the time specified in the option agreement. Moreover, subject to the change in control provisions of the Restated Plan, in the event a participant resigns, is terminated from the Company, or, in the case of an outside director, is not re-elected to the Board or otherwise resigns as a Board member, all unvested options as of such date will be forfeited, and the participant will have three months from such date to exercise vested incentive stock options, and one year to exercise non-qualified stock options (but not beyond the expiration date of the option, if earlier). However, if the participant is terminated by the Company for cause, the participant will be required to exercise any vested options immediately, and any vested options that are not immediately exercised will lapse.
With respect to restricted stock, the Restated Plan provides that in the event of the participant’s death, disability, or retirement, if the event occurs after the end of a performance period but prior to the end of the restriction period, all restrictions lapse. If the event is disability or retirement and it occurs during the performance period, or in the event an outside director resigns as of the end of his or her current term or fails to be re-elected, then a pro-rata payment is made based on actual performance and time employed or providing service. If the event is death and it occurs during the performance period, then all restrictions lapse.
With respect to stock appreciation rights, performance awards, and other stock unit awards, the Restated Plan provides that, unless an award agreement provides otherwise, in the event of a participant’s death, disability, or retirement, similar vesting and acceleration rules shall apply to these awards as provided above for options and restricted stock.
With respect to annual incentive awards, the Restated Plan provides that if the event is death or disability during a performance period, a pro-rata payment will be made based on a target performance level, and if the death or disability occurs after the end of the performance period but before the award is paid, or in the event of retirement, the award will be payable based on the actual performance criteria for the entire performance period and pro-rated for time employed.
Change in Control.  In the event of a change in control, annual incentive awards to any participant shall immediately vest and all restrictions shall lapse. If the change in control occurs before the end of the relevant performance period, the amount of the annual incentive award will be determined assuming the Company has achieved a target performance level, and the amount will then be multiplied by the portion of the performance period the individual was an active participant. If the change in control occurs after the end of the performance period but before the award is paid, the amount payable will be determined based on the actual performance level.
With respect to all other awards, if a participant’s employment terminates after the change in control due to termination without cause or resignation for good reason (meaning, for example, a demotion, a reduction or failure to increase salary, a relocation, and a reduction in total compensation opportunity), and the successor company is unable to substitute or replace such awards on substantially equivalent terms, then all awards shall immediately vest and all restrictions will lapse and if the change in control occurs before the end of the performance period there shall be no further adjustment in the award. If the change in control occurs after the end of the performance period but before the award is paid, the amount payable will be determined based on the actual performance level. In the case of option awards, the options will be exercisable within the time period specified in the option agreement as if the participant’s employment was not terminated. In the event the participant otherwise resigns from the company, any non-qualified options and stock appreciation rights will be exercisable within one year following termination of employment, and any incentive stock options will be exercisable within three months following termination. If the participant is terminated for cause, the participant will be required to exercise options and stock appreciation rights immediately, and any options and stock appreciation rights not immediately exercised will lapse.
For purposes of the Restated Plan, a “change in control” includes 1) an acquisition by a person or group of 30% or more of the Company’s outstanding common stock or stock generally entitled to vote for the election of directors; 2) a majority of the directors of the Company as of May 1, 2001 and their replacements nominated or elected by a majority of the then current Board of Directors no longer comprise a majority of the Board of Directors; or 3) consummation of a merger, sale of substantially all of the Company’s assets, or dissolution unless, after the merger, sale of substantially all of the Company’s assets, or dissolution, more than 60% of the stock generally entitled to vote for the election of directors of the corporation surviving the event is held by shareholders of the Company immediately prior to the event and no person or group (other than a shareholder of the Company who prior to the merger owned 30% or more of the stock of the Company generally entitled to vote in the election of directors) owns 30% or more of the stock generally entitled to vote in the election of directors of the surviving corporation, and at least a majority of the board of directors of the surviving corporation were members of the Company’s Board on May 1, 2001 or are their replacements nominated or elected by a majority of the then current Board of Directors.

No Acceleration. The Restated Plan clarifies that the Committee is prohibited from accelerating the exercisability of any award, the length of the performance period or the termination of any restriction period except in the event of death, disability or a change in control.
Administration, Amendment and Termination.  The Compensation Committee, or such other committee appointed by the Board of Directors, has the sole power and authority to administer the Restated Plan, and may amend, suspend, or terminate the Restated Plan. Any amendment can only be made with shareholder approval if shareholder approval is necessary to comply with any legal requirement or NYSE listing rules. The Restated Plan has no termination date, but no “incentive stock options” may be awarded after the tenth anniversary of the date the Restated Plan is adopted by the Board of Directors or approved by the shareholders of the Company, whichever is earlier.
Qualified Performance Based Compensation. Employees of the Company selected by the Compensation Committee and non-employee members of the Board of Directors are eligible to participate in the Plan, and, except as limited by Section 162(m) of the Code, compensation paid to employees and directors is deductible by the Company. Section 162(m) of the Code limits the compensation deduction for each of the Company’s CEO and its other three highest compensated executive officers to $1 Million in any calendar year unless the compensation is qualified performance based compensation under Section 162(m) of the Code. The Restated Plan gives the Compensation Committee the flexibility, however, to grant awards that qualify for deductibility as performance based compensation under Section 162(m) of the Code. If the Compensation Committee chooses to grant awards that qualify as performance based compensation, the awards (other than options) must be contingent on the attainment of one or more performance goals based on one or more of the following performance criteria, including but not limited to: operating performance targets and goals; maintenance performance targets and goals; operating efficiency; economic efficiency; energy efficiency; service reliability goals and targets; productivity goals and targets; customer satisfaction; customer service; response time; safety; environmental goals and targets; conservation goals and targets; regulatory compliance; total customers; customer acquisition; customer retention; and financial goals including, but not limited to, total shareholder return; return on equity; debt to equity ratio; investment performance; revenue; sales; net income; operating income (with or without investment income or income taxes); expense reduction or control; cash flow; margin; earnings before any or all of interest, taxes, depreciation and amortization; return on assets; return on capital; return on investment; internal rate of return; earnings per share and/or growth thereof; share price; capital; equity; and net worth. Performance criteria may include alternative and multiple performance goals, may be alone or in any combination, may be based on individual performance, may be measured on an absolute basis, relative to a pre-established target, relative to prior performance or in relation to a designated comparison group, may be adjusted for abnormal weather, based on National Oceanic and Atmospheric Administration measures or such other objective measures, and may be of the Company as a whole or any of its subsidiaries, divisions, business units, or other areas of the Company or its subsidiaries. The foregoing performance criteria will have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items as the Compensation Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of financing activities; effects of debt repayment or refinancing; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of acquisitions; effects of dispositions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.
To the extent the Compensation Committee decides that an award is to meet the requirements to be performance-based compensation under Section 162(m), the following are the maximum amounts that may be paid to such employee if the performance goal is achieved: the aggregate maximum number of shares of restricted stock that may be granted to any such employee during any calendar year is 200,000 shares (compared to the existing limit of 150,000); in the event performance shares are awarded and the award is a right to receive shares, then the maximum number of shares represented by performance shares that may be granted to any such employee during any calendar year is 200,000 shares (compared to the existing limit of 150,000), and in the event performance shares are awarded and the award is a right to receive payment in dollars, then the maximum amount payable in respect to performance shares to any such employee during any calendar year shall not exceed $8.0 Million (compared to the existing limit of $4.0 Million); in the event performance units are awarded and the award is a right to receive shares, then the maximum number of shares represented by performance units that may be granted to any such employee during any calendar year is 200,000 shares (compared to the existing limit of 150,000), and in the event performance units are awarded and the award is a right to receive payment in dollars, then the maximum amount payable in respect to performance units granted to any such employee during any calendar year cannot exceed $8.0 Million (compared to the existing limit of $4.0 Million); in the event stock unit awards are awarded and the award is a right to receive shares, then the maximum number of shares represented by stock unit awards that may be granted to any such employee during any calendar year shall not exceed 200,000 shares (compared to the existing limit of 150,000), and in the event stock unit awards are awarded and the award is a right to receive payment in dollars, then the maximum amount payable in respect to stock unit awards to any such employee during any calendar year shall not exceed $8.0 Million (compared to the existing limit of $4.0 Million); the aggregate maximum number of shares of stock subject to options and stock appreciation rights granted to any such employee during any calendar year shall be 750,000 shares; and the maximum amount payable in respect of any individual annual incentive award during any twelve calendar months shall not exceed $3,250,000 (compared to the existing limit of $2,500,000), provided the employee has been a participant under the Plan for such twelve month period.
Outside Director Limit. The Restated Plan contains a new provision limiting the maximum amount payable in respect of awards to any outside director during any calendar year to $500,000.
Minimum Vesting Requirements. The Restated Plan contains a new provision in Section 12.2(b) providing that no condition on the vesting of a performance-based award shall be based on performance for a period of less than one year. Except with respect to awards to non-employee directors, the Restated Plan also states that no condition on the vesting of an award based on continued employment or the passage of time shall provide for vesting in full of the award sooner than annual installments over three years from the grant date. Notwithstanding the foregoing, up to 5% of the awards available for issuance under the Restated Plan after May 24, 2016 may be issued with regard to these minimum periods.
Recoupment Policy.    The Restated Plan provides that all awards granted and all payments made under the plan are subject to repayment to the Company by the participant (and the participant’s successors, assigns, heirs, estate, and personal representative) pursuant to the terms of the Company’s then current recoupment policy, or any law, regulation, or stock exchange listing standard in effect from time to time, including under Section 304 of SOX and Section 954 of the Dodd-Frank Act and the regulations promulgated thereunder which imposes mandatory clawback or recoupment of compensation, payments, or awards. While the Company’s current recoupment policy only applies to annual cash incentive awards, the Restated Plan gives the Company the right to adjust the recoupment policy so that it applies to other awards available under the Restated Plan.
United States Federal Income Tax Aspects of the Restated Plan
The following is a general description of the federal income tax consequences to the participant and the Company with regard to awards granted under the Restated Plan.  This summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future.  This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Restated Plan, as the consequences may vary with the types of awards made, the identity of the recipients, and the method of payment or settlement.  This summary does not address the tax consequences upon a participant’s death, the effects of other federal taxes (including possible “golden parachute” excise taxes), or taxes imposed under state, local, or foreign tax laws.  This discussion does not purport to discuss all tax consequences related to awards under the Restated Plan, and the Company cannot assure participants of any particular tax result.  As such, participants should consult with their own tax advisors as to the tax consequences of transactions under the Restated Plan.
Non-Statutory Stock Options and Stock Appreciation Rights. With respect to non-statutory stock options (an option other than an incentive stock option, which is described below), and stock appreciation rights, as a general rule, no federal income tax is imposed on the optionee upon the grant. In addition, the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option or a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares.
Upon the exercise of a non-statutory stock option or stock appreciation right, subject to Section 162(m) of the Code, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the award recipient assuming any federal income tax withholding requirements are satisfied. Upon a subsequent disposition of the shares received upon the exercise of a non-statutory stock option, any appreciation after the date of exercise should qualify as a capital gain.
Incentive Stock Options.  The incentive stock options under the Restated Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant of incentive stock options or the exercise of incentive stock options if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted and within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). If these conditions are met and no tax is imposed on the optionee, then the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the underlying shares. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price generally must be included in the optionee’s alternative minimum taxable income.
Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.
Restricted Stock. An individual who has been granted restricted stock under the Restated Plan will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and, subject to the application of Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. Dividend equivalents accrued and paid to the holder during the period that the forfeiture restrictions apply will also be treated as compensation income to the holder and, subject to the application of Section 162(m) of the Code, deductible as such by the Company.
However, the recipient of restricted stock may elect to be taxed at the time of grant of the restricted stock based upon the fair market value of the shares on the date of the award. If the recipient makes this election, a) the Company will be entitled to a deduction at the same time and in the same amount (subject to the limitations contained in Section 162(m) of the Code), b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and c) there will be no further federal income tax consequences when the forfeiture restrictions lapse.
Stock Units Awards and Performance Awards. A recipient of stock unit awards and performance awards under the Restated Plan will generally not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. At the time stock units or performance awards are settled, the recipient will have taxable compensation income and, subject to the application of Section 162(m) of the Code, the Company will receive a corresponding deduction. The measure of this income and deduction will be the payment to the participant, which may be the fair market value of the shares at the time the stock units are settled, plus any accrued dividend equivalents; provided, however, that, with respect to a recipient subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), unless such recipient elects otherwise, such fair market value will be measured at the time any restrictions imposed with respect to such shares under Section 16 of the Exchange Act subsequently lapse.
Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 Million paid to its chief executive officer or any of its three other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “qualified performance-based compensation” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company believes that the income generated in connection with the exercise of stock options granted under the Restated Plan should qualify as performance-based compensation and, accordingly, the Company’s deductions for such compensation should not be limited by Section 162(m) of the Code. The Restated Plan has been designed to provide flexibility with respect to whether other awards will qualify as performance-based compensation under Section 162(m) of the Code. The Company believes that certain awards under the Restated Plan will so qualify and the Company’s deductions with respect to such awards should not be limited by Section 162(m) of the Code. The Restated Plan provides that all awards under the plan to employees covered by Section 162(m) of the Code are subject to other conditions, restrictions, and requirements as the Compensation Committee may determine to be necessary to avoid the loss of deduction by the Company under Section 162(m) of the Code. However, certain awards may not qualify as performance-based compensation and, therefore, the Company’s compensation expense deductions relating to such awards will be subject to the Section 162(m) of the Code deduction limitation.
The Company’s policy is to obtain the maximum possible tax deduction for compensation paid to executive officers, but the Company may forego all or some portion of a deduction to conform to its compensation goals and objectives. The Restated Plan includes a mandatory deferral feature whereby an executive may be required to defer payment into the Company’s nonqualified deferred compensation plan if it is anticipated that the Company’s deduction under Section 162(m) would not be permitted if the payment were made as scheduled. All or any part of the delayed payment will be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by Section 162(m). Any deferrals of payment are intended to be made in compliance with Section 409A.
Section 409A of the Code. Section 409A of the Code regulates the payment of deferred compensation and if compensation is deferred and the deferral does not comply with Section 409A of the Code, the participant will be subject to a 20% excise tax on such amounts. In addition, if the participant is a “specified employee” (generally one of the top 50 officers of the Company who makes more than $170,000 per year), no deferred compensation may be paid to the specified employee during the first six months following separation from service (except in the event of death).

Importance of Consulting a Tax Advisor.  The foregoing discussion is a summary only and does not purport to be complete.  In addition, the information is based upon existing U.S. tax laws and regulations and, therefore, is subject to change when those laws or rules change.  Moreover, because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax advisor as to the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of any award.
Interests of Certain Persons in the Action Taken
Each of our directors and executive officers is a potential recipient of awards under the Restated Plan. While as of the date this proxy statement is first sent to shareholders our Board and the Compensation Committee have not committed to grant any awards to any director or executive officer not otherwise disclosed herein, we expect that the Board and Compensation Committee will continue to grant awards to such participants in accordance with the Restated Plan and our current compensation policies.
Awards Granted Under the Plan in 2015
As of December 31, 2015, no stock options and 661,855 shares of restricted stock and stock unit awards were outstanding under the existing Plan. Information regarding awards granted to the named executive officers is contained in the 2015 Grants of Plan-Based Awards Table on page 54 of this proxy statement. Because grants under the Restated Plan are in the discretion of the Compensation Committee, the Company is not able to predict the amounts, types, or recipients of future grants. The table below shows awards granted under the Plan in 2015 to the groups indicated. These awards are not necessarily indicative of awards that may be made in the future.

Name and Position	Shares Subject to Stock Options (a)	Stock Unit Awards(1) (b)	Bonus Awards(2) (c)
All Named Executive Officers as a Group	0	92,235	$1,330,028
All Non-Executive Directors as a Group	0	20,537	$0
All Non-Named Executive Officer Employees as a Group	0	87,295	$1,622,832

(1)
This column reflects the award amounts granted on January 1, 2015 and dividend equivalents that have accrued as of December 31, 2015. One named executive officer and one non-named executive officer retired in 2015, and their prorated amounts based on time worked in 2015 are not reflected in this table.

(2)
This column reflects annual cash incentive awards under the Plan for performance in 2015. One named executive officer and one non-named executive officer retired in 2015, and their prorated amounts based on time worked in 2015 are not reflected in this table.

Shares Issuable Under Share-Based Compensation Plans
As of December 31, 2015 the following shares were authorized to be issued under share-based compensation plans:

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$0	3,603,232 (1)
Equity compensation plans not approved by security holders	0	$0	0
Total	0	$0	3,603,232

(1)
NOTE: Between January 1, 2016 and February 23, 2016, available shares under the current plan were reduced from 3,603,232 to 2,889,131, in aggregate, based on a number of events. On January 1, 2016, 189,810 restricted units were issued to named and non-named executive officers of the Company and 23,584 restricted units were issued to members of the board of directors. Based upon the performance measurement of the 2013 grant, as approved by the Compensation Committee on February 23, 2016, 202,315 restricted units were issued to named and non-named executive officers, including retirees, whose 2013 grants also remained subject to forfeiture and adjustment based upon performance. Additionally, 1,608 restricted units were forfeited in accordance with plan guidelines and returned to the share balance of our current plan. As part of the Restated Plan being submitted for shareholder approval at the 2016 annual meeting, the Company has voluntarily elected to further reduce outstanding shares by 300,000. Of all shares outstanding, 183,161 can settle in shares, whereas 894,410 will settle in cash. There are no outstanding options or SARs.

Annual Incentive Compensation
Annual incentive compensation awards earned by the named executive officers under the Plan for the last three fiscal years are set forth in the column Non-Equity Incentive Plan Compensation of the 2015 Summary Compensation Table on page 52 of this proxy statement.
Required Vote and Recommendation
Approval of the Restated Plan requires an affirmative vote of a majority of the votes cast on the proposal provided that the total votes cast represents over 50% of the outstanding shares of common stock. For this proposal, an abstention will have the same effect as a vote against the proposal. Under the rules of the NYSE, brokers are prohibited from exercising discretionary authority to approve the Restated Plan. Broker non-votes will not be voted for or against the proposal but will reduce the number of votes deemed to be cast on the matter.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors recommends that the shareholders ratify the Audit Committee’s selection of Deloitte as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2016. (See “Report of the Audit and Risk Management Committee.”) A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.
The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.
Audit and Non-Audit Fees of the Company's Independent Registered Public Accounting Firm
The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2015 and December 31, 2014:

	2015	2014
Audit Fees (1)	$1,409,930	$1,506,125
Audit-Related Fees (2)	$626,448	$585,650
Tax Fees (3)	$123,005	$106,575
All Other Fees	$0	$0
Total Fees Incurred and Payable to Deloitte (4)	$2,159,383	$2,198,350

(1)
Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2015 and 2014 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2015 and 2014 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of Sarbanes-Oxley. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $179,730 and $176,925 in 2015 and 2014, respectively.

(2)
Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, and audit fees related to the stand alone audits of certain nonutility consolidated subsidiaries of the Company. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $5,448 and $28,250 in 2015 and 2014, respectively.

(3)
Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $13,005 and $9,755 in 2015 and 2014, respectively.

(4)
Pursuant to its charter, the Audit Committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related and tax services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy.

CHANGES IN AND DISAGREEMENTS WITH AUDITORS IN ACCOUNTING AND FINANCIAL DISCLOSURE
None.

Shareholder Proposals for 2017 Annual Meeting
Under Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2017 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2017 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 29, 2016 and must otherwise comply with the requirements of Rule 14a-8.
If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the By-Laws. A copy of these procedures is available upon request from the corporate secretary at the address referenced above. One of the procedural requirements in the By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting, even if such matter is already the subject of any notice to the shareholders or public disclosure from the Board. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: a) the close of business on the 90th day prior to the actual date of shareholder meeting, or b) the close of business on the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the annual meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, c) a description of any agreement, arrangement or understanding with respect to such proposal between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Appendix A
EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION
SECTION 3.6 (b) - DIRECTOR QUALIFICATIONS
(b) Director Qualifications. The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit Committee and the Compensation Committee;

3.
The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.
The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.
The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.
Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.
The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.
The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

Appendix B
EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION
SECTION 4.15 - QUALIFICATIONS FOR CONTINUED SERVICE, RETIREMENT

(a)
No director who has attained the age of seventy-five (75) years is qualified to remain a director longer than the term of office during which they turned age seventy-five (75), unless this prohibition is waived by a majority of the independent members of the Board, excluding the director seeking the waiver, or a majority of the members of the Governance Committee, excluding the director seeking the waiver, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

(b)
The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)
If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)
If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c)
The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

Appendix C

 Vectren Corporation At-Risk Compensation Plan

Effective May 1, 2001

(As Amended and Restated as of May 1, 2006)

(As Amended and Restated as of May 1, 2011)

(As Amended and Restated as of May 24, 2016)

ARTICLE I

PURPOSE

1.1
Purpose.   Vectren Corporation, an Indiana corporation, hereby establishes the Vectren Corporation At-Risk Compensation Plan, as amended and restated, to promote the interests of the Company and its shareholders through (a) the attraction and retention of Participants essential to the success of the Company; (b) the motivation of Participants using performance-related incentives linked to performance goals and the interests of Company shareholders; and (c) enabling such individuals to share in the growth and success of the Company and its Subsidiaries. The Plan permits cash awards, the grant of Stock Options, Restricted Stock, and, any other stock-based forms of awards as the Committee, in its sole and complete discretion, may determine to be appropriate in carrying out the intent and purposes of this Plan. The Plan also provides for the grant of annual incentive awards.

1.2
Amendment and Restatement Effect. This Vectren Corporation At-Risk Compensation Plan, as amended and restated as of May 1, 2016, shall apply to all Awards granted on or after May 1, 2016. The Vectren Corporation At-Risk Compensation Plan, as amended and restated as of May 1, 2011, shall apply to all Awards granted on or after May 1, 2011 and prior to May 1, 2016, the Vectren Corporation At-Risk Compensation Plan, as amended and restated as of May 1, 2006, shall apply to all Awards granted on or after May 1, 2006 and prior to May 1, 2011, and the Vectren At-Risk Compensation Plan effective May 1, 2001 shall apply to all awards granted on or after May 1, 2001 and prior to May 1, 2006.

ARTICLE II

DEFINITIONS

2.1   “Agreement” shall mean a written agreement between the Company and a Participant implementing the grant, and setting forth the particular terms, conditions and restrictions of each Award. With respect to the grant of a Stock Option, the Agreement may be referred to herein as an “Option Agreement,” and with respect to any other Award hereunder, the Agreement may be referred to herein as an “Award Agreement.”

2.2   “Annual Incentive Award” shall mean a cash bonus payable to a Participant under Article VIII.

2.3   “Award” shall mean an award or grant made to a Participant under Article V, VI, or VII, or an Annual Incentive Award under Article VIII.

2.4   “Award Date” or “Grant Date” shall mean the date on which an Award is made by the Committee under the Plan.

2.5   “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

2.6   “Cashless Exercise” shall mean the exercise of an Option by the Participant through the use of a brokerage firm to make payment to the Company of the exercise price from the proceeds of the sale of Stock issued pursuant to the exercise of the Option, and upon receipt of such payment, the Company delivers the exercised Shares to the brokerage firm.

2.7   “Cause” shall be defined in Section 10.4.

2.8   “Change in Control” shall be defined in Section 10.2.

2.9   “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.10 “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee appointed by the Board to administer the Plan in accordance with Article XI; provided, however, if any member of the Committee does not qualify as both an outside director for purposes of Section 162(m) and a non-employee director for purposes of Rule 16b-3 the remaining members of the Committee who do so qualify (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of this Plan.

2.11 “Common Stock” shall mean the Common Stock of the Company without par value, or such other security or right or instrument into which such Common Stock may be changed or converted in the future.

2.12	“Company” shall mean Vectren Corporation, an Indiana corporation, or any successor thereto.

2.13 “Covered Participant” shall mean a Participant who is a “covered employee” as defined in Section 162(m)(3) and the regulations promulgated thereunder.

2.14 “Designated Beneficiary” shall mean the beneficiary designated by the Participant, pursuant to procedures established by the Committee, to receive amounts due to the Participant in the event of the Participant’s death. If the Participant does not make an effective designation, then the Designated Beneficiary will be deemed to be the Participant’s estate.

2.15 “Disability” shall mean (a) the mental or physical disability of the Participant defined as “Disability” under the terms of the long-term disability plan sponsored by the Company and in which the Participant is covered, as amended from time to time in accordance with the provisions of such plan; or (b) a determination by the Committee, in its sole discretion, of total disability (based on medical evidence) that precludes the Participant from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent. All decisions by the Committee relating to a Participant’s Disability (including a decision that a Participant is not disabled), shall be final and binding on all parties.

2.16 “Effective Date” shall mean:

(a)	January 1, 2001 with respect to Annual Incentive Awards granted pursuant to Article VIII; and

(b)	May 1, 2001 with respect to long-term incentive Awards granted pursuant to Articles V, VI or VII.

2.17 “Eligible Employee” shall mean an Employee who is an officer or other key employee of a Participating Company as designated by the Committee to be eligible to participate in the Plan.

2.18 “Employee” shall mean an individual who is employed by a Participating Company in a customary employer-employee relationship and designated as such in accordance with the Participating Company’s standard employment practices.

2.19 “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law as amended from time to time.

2.20 “Fair Market Value” shall mean, on any given date, the closing price of Common Stock as reported on the composite tape of the primary stock exchange in which the Common Stock is listed on such day or, if no Shares were traded on such stock exchange on such day, then on the next preceding day that Stock was traded on such exchange, all as reported by The Wall Street Journal or such other source as the Committee may select; provided, however, the Committee may at its discretion and in good faith make such determination on an alternate date or use an average of prices as long as such meets the definition of fair market value under Section 409A and Section 422 of the Code with respect to Options and otherwise in accordance with applicable law.

2.21 “Good Reason” shall be defined in Section 10.3.

2.22 “Incentive Stock Option” shall mean an option to purchase Stock, granted under Article V herein, which is designated as an incentive stock option and is intended to meet the requirements of Code Section 422 and the regulations promulgated thereunder.

2.23 “Nonqualified Stock Option” shall mean an option to purchase Stock, granted under Article V herein, which is not intended to qualify as an Incentive Stock Option.

2.24 “Option Price” shall mean the exercise price per share of Stock covered by an Option in accordance with Section 5.2.

2.25 “Outside Director” shall mean a member of the Board who is not an Employee.

2.26 “Participant” shall mean an Eligible Employee or Outside Director who has been selected from time to time under Article III to receive an Award under the Plan.

2.27 “Participating Company” shall mean the Company, and such Subsidiaries as the Board authorizes to participate herein.

2.28 “Performance Award” shall mean a performance-based Award made under Section 7.3, which may be in the form of either Performance Shares or Performance Units.

2.29 “Performance Criteria” shall mean the following performance criteria used by the Committee to establish performance goals for a Performance Period for the purpose of determining when an Award subject to such performance goals has been earned, including, but not limited to, the following: operating performance targets and goals; maintenance performance targets and goals; operating efficiency; economic efficiency; energy efficiency; service reliability goals and targets; productivity goals and targets; customer satisfaction; customer service; response time; safety; environmental goals and targets; conservation goals and targets; regulatory compliance; total customers; customer acquisition; customer retention; and financial goals including, but not limited to, total shareholder return, return on equity, debt to equity ratio, investment performance, revenue, sales, net income, operating income (with or without investment income or income taxes), expense reduction or control, cash flow, margin, earnings before any or all of interest, taxes, depreciation and amortization, return on assets, return on capital, return on investment, internal rate of return, earnings per share and/or growth thereof, share price, capital, equity and net worth. Performance Criteria may include alternative and multiple performance goals, may be alone or in any combination, may be based on individual performance, may be measured on an absolute basis, relative to a pre-established target, relative to prior performance or in relation to a designated comparison group, may be adjusted for abnormal weather, based on National Oceanic and Atmospheric Administration measures or such other objective measures and may be of the Company as a whole or any of its Subsidiaries, divisions, business units or other areas of the Company or its Subsidiaries. The foregoing Performance Criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; effects of debt repayment or refinancing; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of acquisitions; effects of dispositions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

2.30 “Performance Period” shall mean the time period designated by the Committee during which performance goals based on Performance Criteria must be met in order for a Participant to obtain a performance-based Award.

2.31 “Performance Share” shall mean an Award, designated as a Performance Share, granted to a Participant pursuant to Section 7.3, the value of which may be linked to Stock and which may be determined, in whole or in part, by the attainment of pre-established performance goals based on Performance Criteria as deemed appropriate by the Committee and described in the Agreement.

2.32 “Performance Unit” shall mean an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 7.3, the value of which may be determined, in whole or in part, by the attainment of pre-established performance goals based on Performance Criteria and which may be linked to the performance of Stock as deemed appropriate by the Committee and described in the Agreement.

2.33 “Person” shall have the meaning ascribed to such term in Section 10.2(a)(i).

2.34 “Plan” shall mean the Vectren Corporation At-Risk Compensation Plan, as amended and restated, as herein established and as hereafter amended from time to time.

2.35 “Restricted Stock” shall mean an Award of Stock granted to a Participant pursuant to Article VI herein.

2.36 “Restriction Period” shall mean the period during which the transfer of Shares of Restricted Stock is restricted and is subject to a risk of forfeiture, pursuant to Article VI.

2.37 “Retirement” shall mean the termination of employment for a Participant who is at least 65 years of age or at least 55 years of age and credited with 10 years of service. With respect to a Participant who is an Outside Director, “Retirement” shall mean the end of the director’s term of office upon attaining the mandatory retirement age for directors.

2.38 “Rule 16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as adopted in Exchange Act Release No. 34-37260 (May 30, 1996), or any successor rule as amended from time to time.

2.39 “Section 162(m)” shall mean Section 162(m) of the Code, or any successor section under the Code, as amended from time to time and as interpreted by regulations promulgated thereunder from time to time.

2.40 “Section 409A” shall mean Section 409A of the Code, or any successor section under the Code, as amended from time to time and as interpreted by regulations promulgated thereunder from time to time.

2.41 “Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.42 “Stock” or “Shares” shall mean the shares of Common Stock of the Company.

2.43 “Stock Appreciation Right” shall mean the right to receive an amount equal to the excess of the Fair Market Value of a share of Stock (as determined on the date of exercise) over the Option Price of a related Option or the Fair Market Value of the Stock on the Grant Date of the Stock Appreciation Right.

2.44 “Stock Option” or “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

2.45 “Stock Unit Award” shall mean an Award, designated as a Stock Unit Award, granted to a Participant pursuant to Section 7.4, the value of which may be determined, in whole or in part, by the attainment of pre-established performance goals based on Performance Criteria and which may be linked to the performance of Stock as deemed appropriate by the Committee and described in the Agreement.

2.46 “Subsidiary” shall mean any entity (other than Vectren Corporation) with respect to which Vectren Corporation owns, either directly or indirectly, at least 50% of the total combined voting power of all classes of stock or other ownership interest.

ARTICLE III

ELIGIBILITY

3.1
Eligibility.   The Committee shall have sole and complete discretion in determining the Eligible Employees and Outside Directors who shall be eligible to participate in the Plan. An Outside Director who is selected by the Committee to participate in the Plan shall only be eligible for Awards under Articles V (other than Incentive Stock Options), VI or VII and shall not be eligible for Annual Incentive Awards under Article VIII. An Eligible Employee or Outside Director of the Company designated by the Committee as eligible hereunder shall be considered a Participant upon receiving an Award under the Plan or is otherwise designated as a Participant by the Committee.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1
Number of Shares.    Subject to adjustment as provided for in Section 4.4 below, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan (including those that may be issued through the exercise of Incentive Stock Options) shall not exceed 6,350,000 Shares, which shall be in a combination of Stock Options, Restricted Stock, and, at the discretion of the Committee, other Awards as described in this Plan. This reflects a voluntary reduction of 300,000 Shares from the original 6,650,000 Shares approved at the time of the Plan’s original effective date of May 1, 2001.

Shares of Common Stock may be available from the authorized but unissued Shares, Shares issued and reacquired by the Company or Shares purchased in the open market for purposes of the Plan. Except as provided in Sections 4.2 and 4.4 herein, the issuance of Shares in connection with the exercise of, or as other payment for, Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

4.2	Lapsed Awards or Forfeited Shares. In the event that:
(a) Any Option or other Award granted under the Plan terminates, expires, or lapses for any reason without having been exercised or paid in accordance with its terms and without the delivery of Shares,

(b) Restricted Stock issued pursuant to the Awards are canceled or forfeited for any reason, or

(c) Awards are paid in cash and without the delivery of Shares,

the Shares subject to such Award shall thereafter be again available for grant of an Award under the Plan.

Notwithstanding the foregoing, in no event shall shares tendered or withheld in payment of the exercise price of an Award or to satisfy tax withholding liabilities arising from the exercise or settlement of any Award be recredited to the Plan reserve. In addition, upon stock settlement of Stock Appreciation Rights, the gross number of Stock Appreciation Rights originally granted shall be counted as issued for purposes of determining the maximum plan shares, regardless of the number of Stock Appreciation Rights actually issued upon such stock settlement.

4.3
No Repricing or Replacement Without Shareholder Approval. Except as described in Section 4.4 or Article X of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights, and outstanding Options or Stock Appreciation Rights may not be canceled, exchanged, bought-out, replaced or surrendered in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without shareholder approval. This Section 4.3 is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 4.4 or Article X of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 4.3 may not be amended without shareholder approval.

4.4
Capital Adjustments.    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure, capitalization or Shares of the Company, the Committee shall make such adjustments as are appropriate in the maximum number and kind of Shares that may be issued under the Plan and to any Participant, in the number and kind of Shares covered by any Awards granted before such change and in the Option Price of any Option granted before such change or in the Fair Market Value of the Shares on the Grant Date of any Stock Appreciation Right granted before such change. Such adjustments shall be intended to put the Participant in the same position as he or she was in immediately before such event.

ARTICLE V

STOCK OPTIONS

5.1
Grant of Stock Options.    Subject to the limitation set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant Stock Options to Participants as it shall determine. The Committee shall have sole and complete discretion in determining the type of Option granted, the Option Price, the duration of the Option, the number of Shares to which an Option pertains, any conditions imposed upon the exercisability or the transferability of the Options, including vesting conditions, the conditions under which the Option may be terminated, and any such other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Each Option grant shall have such specified terms and conditions detailed in an Option Agreement. The Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. However, no Incentive Stock Option may be awarded (a) after the tenth anniversary of the date this Plan, as amended and restated, is adopted by the Board or last approved by the shareholders of the Company, whichever is earlier, or (b) to a Participant who is not an Employee.

5.2
Option Price.    The exercise price per share of Stock covered by an Option shall be determined on the Grant Date by the Committee; provided that the Option Price shall not be less than 100% of the Fair Market Value of the Stock on the Grant Date. Further provided, in the case of an Incentive Stock Option granted to any Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary, the Option Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date.

5.3
Exercisability.    Except as otherwise provided herein, Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which will be specified in the Option Agreement and need not be the same for each Participant. However, under no circumstances, may an Option be exercisable after the expiration of 10 years from the Grant Date (5 years from the Grant Date for any Incentive Stock Option for any Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary).

5.4
Method of Exercise.    Options shall be exercised by the delivery of a notice from the Participant to the Company in a form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full in cash, or its equivalent, by delivery of Shares of Stock (not subject to any security interest or pledge) or by delivery of Options, having a Fair Market Value at the time of exercise equal to the exercise price of the Shares, or by a combination of the foregoing. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a Cashless Exercise of the Option. After receipt of written notice and full payment of the Option Price, the Company shall deliver to the Participant as soon as practicable or at a later date mutually agreed to with a Participant, Shares of Stock, evidencing the number of Shares with respect to which the Option was exercised issued in the Participant’s name. The Participant may not defer, beyond the date of exercise, recognition of income resulting from the exercise of a Nonqualified Stock Option.

5.5	Death, Disability or Other Termination of Employment. Except as otherwise provided in a Participant’s Option Agreement:

(a)
in the event of a Participant’s death or Disability, Options granted to the Participant shall be considered immediately vested and shall be exercisable at such time as specified in the Option Agreement, and

(b)
subject to Article X, in the event the Participant resigns, is terminated from the Company or, in the case of an Outside Director, is not reelected to the Board or otherwise resigns as a member of the Board, Options which have not vested by such date shall be forfeited, and the Participant shall have three months from such date to exercise vested Incentive Stock Options and one year to exercise Nonqualified Stock Options (but not beyond the expiration of the term of the Option, if earlier). Notwithstanding the foregoing, if the Participant is terminated from the Company for Cause, the Participant shall be required to exercise any vested Options immediately, and any vested Options not immediately exercised shall lapse.

ARTICLE VI

RESTRICTED STOCK

6.1
Grant of Restricted Stock.    Subject to the limitations set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants, and in such amounts and for such duration and/or consideration as it shall determine.

6.2
Restricted Stock Award Agreement.    Each Restricted Stock granted hereunder shall be evidenced by an Award Agreement that shall specify the Restriction Period, the conditions which must be satisfied prior to removal of the restriction, the forfeiture of such Shares in the event such conditions are not satisfied, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. The Committee may specify, but is not limited to, the following types of conditions in the Award Agreement: (a) conditions for acceleration or achievement of the end of the Performance Period based on any Performance Criteria or the end of the Restriction Period and (b) any other conditions or restrictions which the Committee may deem advisable, including requirements established pursuant to the Securities Act, the Exchange Act, the Code and any securities trading system or stock exchange upon which such Shares under the Plan are listed.

Notwithstanding the foregoing, the Committee shall have the authority to grant additional unrestricted Stock to a Participant hereunder, provided Performance Criteria are satisfied for the Performance Period.

6.3
Restriction Period.    Except as otherwise provided in this Article, the Shares of Restricted Stock granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement.

Subject to Section 6.7 and Article X, if a Participant resigns, is otherwise terminated from the Company or, in the case of an Outside Director is not reelected to the Board or otherwise resigns as a member of the Board, prior to the end of the Restriction Period he or she will forfeit all interests in the Award. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

6.4
Removal of Restrictions and Deferral of Payment.    Except as otherwise provided in this Article, Restricted Stock covered by each Award made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period and/or upon the satisfaction of other conditions as determined by the Committee.

Furthermore, a Participant may defer the value of the Awards under the nonqualified deferred compensation plan sponsored by the Company if the Participant is eligible under such plan, if the deferral satisfies the requirements and restrictions imposed by Section 409A, and if such plan provides for deferral of Awards hereunder.

6.5	Voting Rights. During the Restriction Period, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those shares.

6.6
Dividends and Other Distributions.    During the Restriction Period, Participants in whose name Restricted Stock is granted under the Plan shall be entitled to receive all dividends and other distributions paid with respect to those Shares (and if the Restricted Stock is performance based then the Committee shall accrue and pay such dividends at the end of the Performance Period based on the achievement of performance goals). If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were distributed.

6.7	Death, Disability or Retirement. Except as otherwise provided in a Participant’s Award Agreement, in the event of the Participant’s death, Disability, or Retirement the following shall apply:

(a)	If such event occurs after the end of the Performance Period but before the end of the Restriction Period, restrictions on all Shares shall be immediately removed;

(b)
In the event of the Participant’s Disability or Retirement before the Performance Period has ended, the restrictions on the shares awarded to the Participant shall be removed upon expiration of the Performance Period, and the number of Shares the Participant shall be entitled to, if any, shall equal (i) the number of Shares, if any, the Participant would otherwise be entitled to had the individual been an active Participant at the end of the Performance Period (i.e., as adjusted or forfeited based on the
Performance Criteria) multiplied by (ii) the portion of Performance Period the Participant was an active Participant hereunder;

(c)
In the event an Outside Director resigns as of the end of the Outside Director’s then current term or fails to be reelected, then the restrictions on the shares awarded to the Outside Director shall be removed as of the end of such term, and the number of Shares the Outside Director shall be entitled to shall equal (i) the number of Shares, if any, the Outside Director would otherwise be entitled to had the Outside Director been an active Participant at the end of the term multiplied by (ii) the portion of the term the Outside Director was an active Participant; and

(d)
In the event of the Participant’s death before the Performance Period has ended, the restrictions on the shares awarded to the Participant shall be removed upon the Participant’s date of death, and the number of Shares the Participant shall be entitled to, if any, shall equal the number of Shares contingently granted to the Participant, without any further adjustment.

ARTICLE VII

OTHER STOCK BASED AWARDS

7.1
Grant of Other Stock Based Awards.   Subject to the limitations set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee may, at any time and from time to time, issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Appreciation Rights as described in Section 7.2, Performance Awards as described in Section 7.3, or other Stock Unit Awards as described in Section 7.4. Any such Awards shall be governed by the terms of an Agreement, and the Committee may impose such terms and conditions as it deems appropriate on such Award.

7.2	Stock Appreciation Rights.

(a)	Grant of Stock Appreciation Rights. Stock Appreciation Rights granted alone, in tandem with an Option or in addition to an Option at the time of the Option or at a later time.

(b)
Price.    The exercise price of each Stock Appreciation Right shall be determined at the time of grant by the Committee, subject to the limitation that the exercise price shall not be less than 100% of Fair Market Value of the Common Stock on the Grant Date. No Stock Appreciation Right shall provide by its terms for the resetting of its exercise price or for its cancellation and reissuance, in whole or in part, or otherwise for directly or indirectly reducing the exercise price of an outstanding Stock Appreciation Right (except as permitted in Section 4.4); provided that the foregoing shall not limit the authority of the Committee to grant additional Stock Appreciation Rights hereunder.

(c)
Exercise.    Except as otherwise provided herein, Stock Appreciation Rights granted under the Plan shall be exercised at such times and be subject to such restrictions and conditions as the Committee shall determine, which shall be specified in the Agreement and need not be the same for each Participant. However, under no circumstance may a Stock Appreciation Right be exercisable after expiration of 10 years from the Grant Date. Stock Appreciation Rights shall be exercised by the delivery of a written notice from the Participant to the Company in a form prescribed by the Committee. Upon such exercise, the Participant shall be entitled to receive an amount equal to the excess of the Fair Market Value of a Share over the grant price thereof on the date of exercise of the Stock Appreciation Right multiplied by the number of Shares for which the Stock Appreciation Right was granted.

(d)
Payment.    Payment upon exercise of the Stock Appreciation Right shall be made in the form of cash, Shares of Common Stock, or a combination thereof, as determined in the sole and complete discretion of the Committee. However, if any payment in the form of Shares results in a fractional share, such payment for the fractional share shall be made in cash. The Participant may not defer, beyond the date of exercise, recognition of income resulting from the exercise of a Stock Appreciation Right.

7.3	Performance Awards.

(a)
Grant of Performance Awards.    Performance Awards granted hereunder may be issued in the form of either Performance Units or Performance Shares to Participants and may be subject to the Performance Criteria, Performance Period and other considerations or restrictions as it shall determine. The Committee shall have complete discretion in determining the number and value of Performance Units or Performance Shares granted to each Participant.

(b)
Value of Performance Awards.    The Committee shall determine the number and value of Performance Units or Performance Shares granted to each Participant as a Performance Award. The Committee shall set Performance Criteria in its discretion for each Participant who is granted a Performance Award. The extent to which such Performance Criteria are met will determine the value of the Performance Unit or Performance Share to the Participant.

(c)
Settlement of Performance Awards.    After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof based on the satisfaction of the requirements established by the Committee and set forth in the Award Agreement.

(d)
Dividends and Divided Equivalents.    The Committee, in its sole and complete discretion, may determine that a Performance Award under this Section may provide to the Participant dividends or dividend equivalents (and if the Performance Award is performance based then the Committee shall accrue and pay such dividends or dividend equivalents at the end of the Performance Period based on the achievement of performance goals).

7.4	Stock Unit Awards.

(a)
Grant of Other Stock Unit Awards.    Stock Unit Awards granted hereunder may be in the form of Common Stock or other securities or units of measure. The value of each such Award may be based, in whole or in part, on the Fair Market Value of the underlying Common Stock on the Grant Date. The Committee, in its sole and complete discretion, may determine that a Stock Unit Award under this Section may provide to the Participant (i) dividends or dividend equivalents (and if the Stock Unit Award is performance based then the Committee shall accrue and pay such dividends or dividend equivalents at the end of the Performance Period based on the achievement of performance goals) and (ii) cash payments in satisfaction of an Award. Subject to the provisions of the Plan, the Committee, in its sole and complete discretion, shall determine the terms, restrictions, conditions, vesting requirements, and payment rules of the Stock Unit Award. The Award Agreement shall specify the rules of each Award as determined by the Committee. However, each Stock Unit Award need not be subject to identical rules.

(b)	Rules. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:

(i)
Common Stock or other securities issued pursuant to Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the expiration of at least six months from the Grant Date, or where the Board or a Committee of the Board, comprised of non-Employee directors of the Company within the meaning of Rule 16b-3, approved the Award. To the extent Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3, the rights of a Participant who is subject to Section 16 of the Exchange Act with respect to such Awards shall not vest or be exercisable until the expiration of at least six months from the Award Date or where the Board or a Committee, comprised of non-Employee directors of the Company within the meaning of Rule 16b-3, approved the Award. All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(ii)
Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award, be delivered without the payment of cash consideration.

(iii)	The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of Stock Unit Awards.

(iv)	Stock Unit Awards may be subject to vesting over a period specified by the Committee.

(v)	The Committee, in its sole and complete discretion, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award.

7.5
Death, Disability, Retirement or Other Termination of Employment.    Unless otherwise provided in a Participant’s Award Agreement, in the event of death, Disability, or Retirement similar rules as provided in Section 5.5 or 6.7 (as applicable) shall apply to an Award granted under this Article.

7.6
Deferral of Payment.    Notwithstanding the above, a Participant who is entitled to payment of an Award under this Article and who is eligible under the nonqualified deferred compensation plan sponsored by the Company may defer such payment to the extent provided under such plan providing the deferral satisfies the requirements and restrictions imposed by Section 409A.

ARTICLE VIII

ANNUAL INCENTIVE AWARDS

8.1
Timing and Determination of Annual Incentive Awards.    Following the completion of a Performance Period, the Committee shall undertake or direct an evaluation of Performance Criteria for such Performance Period as determined in Section 8.2

No Annual Incentive Award may be paid without a certification by the Committee that the Performance Goals have been met.

Any Annual Incentive Awards will be paid as soon as practicable following the end of the Performance Period to which they relate.

8.2
Performance Criteria for Annual Incentive Awards.    Performance Criteria of the Company will be established in writing by the Committee before the beginning of each Performance Period or at such later time as may be permitted by Section 162(m) to maintain the status of Annual Incentive Awards as performance-based compensation.

The Performance Period with respect to Awards shall be the calendar year or any other period designated as such by the Committee.

8.3
Maximum Annual Incentive Award.    The maximum amount payable in respect of any individual Annual Incentive Award during any twelve calendar months for each Covered Participant shall not exceed $3,250,000, provided the Eligible Employee has been a Participant for such twelve month period. In the event that an Annual Incentive Award is being determined for a Performance Period of less than twelve calendar months or for the Performance Period in which the Covered Participant becomes a Participant, dies, or incurs a Disability, the maximum amount payable in respect of any Annual Incentive Award shall be prorated in accordance with Section 8.4 or 8.5, whichever is applicable.

8.4	Short Performance Year.

(a)	Death, Disability or Retirement. In the event of a Participant’s death, Disability or Retirement prior to the date the Annual Incentive Award is paid the following shall apply:

(i)
In the event of the Participant’s death or Disability before the end of the Performance Period, the Company will be assumed to have achieved a target performance level for the Performance Period in which death or Disability occurs for purposes of determining the Annual Incentive Award. In the event of the Participant’s death or Disability after the end of the Performance Period, but before the date the Annual Incentive Award is paid, the Participant’s Annual Incentive Award shall be payable based on the actual Performance Criteria for the entire period.

(ii)
In the event of a Participant’s Retirement, the Participant’s Annual Incentive Award shall be determined and payable following the end of the Performance Period based on the actual Performance Criteria for the entire period.

(iii)	The amount of Annual Incentive Award shall be prorated as necessary to reflect the period of time during which the individual was employed in the Performance Period.

(b)
New Participants.    In the event an individual becomes a Participant and is eligible for an Annual Incentive Award during a Performance Period, such Annual Incentive Award shall be prorated to reflect the period of time the individual was employed in the Performance Period.

8.5
Limitation on Right to Payment of Award.    Subject to Section 8.4 and Article X, no Participant shall have a right to receive payment of an Annual Incentive Award under the Plan if, subsequent to the commencement of the Performance Period and prior to the date any Award would otherwise be payable, the Participant resigns or is otherwise terminated from the Participating Company.

ARTICLE IX

SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS AND NON-EMPLOYEE DIRECTORS

9.1
Special Provision Applicable to Covered Participants.   To the extent the Committee determines, in its sole discretion, that an Award is to meet the requirements to be “qualified performance based compensation” under Section 162(m), then such Award to such Covered Participant shall be governed by the conditions of this Article IX in addition to the requirements of Articles V through VIII above. Should conditions set forth under this Article conflict with the requirements of Articles V through VIII, the conditions of this Article shall prevail.

(a)
All performance goals shall be based on Performance Criteria relating to Covered Participants for a relevant Performance Period and shall be established by the Committee (which for purposes of this Article IX shall be comprised solely of two or more outside directors, as defined in Section 162(m)) in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m).

(b)	The performance goals based on the Performance Criteria must be objective and must satisfy third party “objectivity” standards under Section 162(m), and the regulations promulgated thereunder.

(c)	The Performance Criteria shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(d)
The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the performance goals (based on the Performance Criteria) that are applicable to such Award. The Committee shall certify in writing prior to payment of any such Award that such applicable performance goals have been satisfied. Resolutions adopted by, or minutes of, the Committee may be used for this purpose.

(e)	The aggregate maximum number of shares of Restricted Stock that may be granted to any Covered Participant under Article VI during any calendar year shall be 200,000.

(f)
In the event Performance Shares are awarded and the award is a right to receive shares, then the maximum number of shares represented by Performance Shares that may be granted to any Covered Participant under Section 7.3 during any calendar year shall be 200,000 shares. In the event Performance Shares are awarded and the award is a right to receive payment in dollars, then the maximum amount payable in respect of Performance Shares under Section 7.3 to any Covered Participant during any calendar year shall not exceed $8.0 Million.

(g)
In the event Performance Units are awarded and the award is a right to receive shares, then the maximum number of shares represented by Performance Units that may be granted to any Covered Participant under Section 7.3 during any calendar year shall be 200,000 shares. In the event Performance Units are awarded and the award is a right to receive payment in dollars, then the maximum amount payable in respect of Performance Units under Section 7.3 granted to a Covered Participant during any calendar year cannot exceed $8.0 Million.

(h)
In the event Stock Unit Awards are awarded and the award is a right to receive shares, then the maximum number of shares represented by Stock Unit Awards that may be granted to any Covered Participant under Section 7.4 during any calendar year shall not exceed 200,000 shares. In the event Stock Unit Awards are awarded and the award is a right to receive payment in dollars, then the maximum amount payable in respect of Stock Unit Awards under Section 7.4 granted to a Covered Participant during any calendar year shall not exceed $8.0 Million.

(i)
The aggregate maximum number of shares of Stock subject to Options under Article V and Stock Appreciation Rights under Section 7.2 granted to any Covered Participant during any calendar year shall be 750,000 shares.

(j)
Notwithstanding anything contained in this Plan to the contrary, the Company shall delay payment to any Participant if the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m), provided that the payment is made either during the Company’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by Section 162(m) or during the period beginning with the date of the Covered Participant’s separation from service and ending on the later of the last day of the taxable year of the Company in which the Covered Participant separates from service or the 15th day of the third month following the Covered Participant’s separation from service, and provided further that where any scheduled payment to the Covered Participant in the Company’s taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that service provider that could be delayed in accordance with this paragraph are also delayed. The delayed payment shall be automatically transferred to the then applicable Vectren non-qualified deferred compensation plan. This section shall be interpreted and implemented in accordance with Section 409A and may be amended by the Committee in the Committee’s sole discretion to ensure such compliance.

(k)
All Awards under this Plan to Covered Participants or to other Participants who may become Covered Participants at a relevant future date shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purposes of this Article which is to avoid the loss of deductions by the Company under Section 162(m).

9.2
Special Provision Applicable to Non-Employee Directors.   Notwithstanding anything herein to the contrary, with respect to Outside Directors, the maximum amount payable in respect of Awards to any Outside Director during any calendar year shall not exceed $500,000.

ARTICLE X

CHANGE IN CONTROL

10.1
Change in Control Agreements.    The provisions of this Section regarding the terms and conditions of an Award Agreement upon a Change in Control shall apply notwithstanding any Plan provision to the contrary, and notwithstanding any agreement between the Participating Company and such Participant which relate to the terms of the Awards hereunder upon a Change in Control.

Upon a Change in Control and in the event the Participant terminates employment from the Company with Good Reason or is terminated by the Company (except for Cause), the following shall apply; provided, however, the following shall apply only upon a Change in Control if the successor corporation in the Change in Control or the Company, as applicable, is unable to substitute or replace the Awards on substantially equivalent terms (including, without limitation, performance goals):

(a)	The Awards previously granted shall be immediately vested and not subject to forfeiture due to any subsequent termination from employment or removal or resignation from the Board.

(b)
Any Stock Option Awards shall be exercisable within such time as specified in the Option Agreement as if the Participant’s employment was not terminated. In the event the Participant otherwise resigns from the Company any Nonqualified Stock Options and Stock Appreciation Rights shall be exercisable within one year following such termination of employment and any Incentive Stock Options shall be exercisable within 3 months following such termination of employment. In the event the Participant is terminated by the Company for Cause, the Participant shall be required to exercise Options and Stock Appreciation Rights immediately, and Options and Stock Appreciation Rights not immediately exercised shall lapse.

(c)	Restrictions on any Award shall be eliminated as of such event.

(d)
If the Change in Control occurs before the end of the Performance Period, no further adjustment shall be made to the number of Shares of Restricted Stock (or any other Awards) contingently granted based on the Performance Criteria.

Upon a Change in Control, Annual Incentive Awards shall be considered earned and shall not be subject to forfeiture due to any subsequent termination from employment. If the Change in Control occurs before the end of the Performance Period, the amount of the Annual Incentive Award shall be determined assuming the Company has achieved a target performance level and the amount shall then be multiplied by the portion of the Performance Period the individual was an active Participant hereunder.

If the Change in Control occurs after the end of the Performance Period but before the Award is paid, the amount payable shall be determined based on the actual performance level. Payment of the Award shall be made as soon as practicable following the Change in Control.

10.2
Change in Control Defined.    For purposes of this Article, “Change in Control” shall have the same meaning as such term or similar term is defined in a Participant’s individual agreement with the Company which relates to such Participant’s compensation and benefits upon the occurrence of a change in ownership of the Participating Company or similar event.

(a)	In the event there is no such agreement, “Change in Control” shall mean:

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this section are satisfied;

(ii)
Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company, or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)
Approval by the shareholders of the Company of and consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition 1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, 2) no Person (excluding the Company and any employee benefit plan or related trust of the Company, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and 3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(b)
Notwithstanding (a) above, if the Participant’s employment is terminated before a Change in Control as defined in this Section and the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a “Change in Control” and who effectuates a “Change in Control” or (ii) otherwise occurred in connection with, or in anticipation of, a “Change in Control” which actually occurs, then for all purposes of this Agreement, the date of a “Change in Control” with respect to the Participant shall mean the date immediately prior to the date of such termination of the Participant’s employment.

10.3	Good Reason Defined. “Good Reason” shall mean, without the Participant’s written consent,

(a)
a demotion in the Participant’s status, position or responsibilities which, in the Participant’s reasonable judgment, does not represent a promotion from the Participant’s status, position or responsibilities as in effect immediately prior to the Change in Control;

(b)
the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with such status, position or responsibilities immediately prior to the Change in Control; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions that the Participant had immediately prior to the Change in Control, except in connection with the termination of the Participant’s employment for total and permanent Disability, death or Cause or by the Participant other than for Good Reason;

(c)
a reduction by the Company in the Participant’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time by the Company after the date or the Change in Control or the Company’s failure to increase (within twelve (12) months of the Participant’s last increase in base salary) the Participant’s base salary after a Change in Control in an amount which at least equals, on an appropriate percentage basis, an amount reasonably comparable to the percentage increases in base salary for all Company employees at the same level as the affected Participant in the preceding twelve (12) months;

(d)
the relocation of the principal executive offices of the Company or Subsidiary, whichever entity on behalf of which the Participant performs a principal function of that entity as part of the Participant’s employment services, to a location more than fifty (50) miles outside the Evansville, Indiana metropolitan area or, if the Participant’s services are not performed in Evansville, Indiana, the Company’s requiring the Participant to be based at any place other than the location at which the Participant performed the Participant’s duties immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with his business travel obligations at the time of a Change in Control;

(e)	a reduction in the Participant’s total direct compensation opportunity after the Change in Control from that available immediately prior to the Change in Control;

(f)
the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the Participant participates immediately prior to the Change in Control, including but not limited to this Plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue the Participant’s participation therein, or any action by the Company which would directly or indirectly materially reduce the Participant’s participation therein;

(g)
the failure by the Company to continue to provide benefits (including, but not limited to, annual and long term bonus opportunities), in the aggregate, that are reasonably comparable to the benefits, in the aggregate, being provided for the majority of other Company employees at the same employment level as the Participant prior to the Change in Control;

(h)
the failure of the Company to obtain a satisfactory agreement with any successor or assign of the Company to assume and agree to perform under any Change in Control agreement between the Company and the Participant; or

(i)	any request by the Company that the Participant participate in an unlawful act or take any action constituting a breach of the Participant’s professional standard of conduct.

10.4	Cause Defined. “Cause” shall mean

(a)	intentional gross misconduct by the Participant damaging in a material way to the Company;

(b)	the Participant’s commission of fraud against the Company;

(c)	the Participant’s public acts of dishonesty or conviction of a felony; or

(d)	a material breach of the Participant’s employment agreement, after the Company has given the Participant notice thereof and a reasonable opportunity to cure.

ARTICLE XI

ADMINISTRATION

11.1
The Committee.    The Plan shall be administered and interpreted by the Committee which shall have full authority, discretion and power necessary or desirable for such administration and interpretation. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (a) to determine the terms and conditions upon which Awards may be made and exercised; (b) to determine the Participants to which Awards shall be made; (c) to determine all terms and provisions of each Agreement, which need not be identical for types of Awards nor for the same type of Award to different Participants; (d) to construe and interpret all terms, conditions and provisions of the Plan and all Agreements; (e) to establish, amend, or waive rules or regulations for the Plan’s administration; (f) to accelerate the exercisability of any Award, the length of a Performance Period or the termination of any Restriction Period, but only in the event of a Participant’s death or Disability, or pursuant to Article X; and (g) to make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan. The Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan. Notwithstanding anything contained in this Plan to the contrary, the provisions of this Plan relating to Awards to Outside Directors shall be administered and interpreted exclusively by the Nominating and Corporate Governance Committee of the Board.

11.2
Committee Decisions.    Unless strictly and expressly prohibited by law, all determinations and decisions made by the Committee pursuant to the provisions of this Plan shall be final, conclusive, and binding upon all persons, including Participants, Designated Beneficiaries, the Company, its shareholders and employees.

11.3
Rule 16b-3, Section 409A and Section 162(m) Requirements.    Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Award as it may deem to be advisable or required to satisfy the requirements of Rule 16b-3, Section 409A or Section 162(m).

11.4
Recoupment. All Awards granted hereunder and pursuant to any Agreement and any and all payments made or required to be made or stock received or required to be issued hereunder and pursuant to any Agreement shall be subject to repayment to the Company by the Participant (and the successors, assigns, heirs, estate and personal representative of the Participant) pursuant to the terms of (a) any clawback, recoupment or other policy implemented from time to time by the Board, as amended (the “Recoupment Policy”), or (b) any law, rule, regulation, or stock exchange listing standard in effect from time to time, including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder, which imposes mandatory “clawback” or recoupment of compensation, payments, or other awards under circumstances set forth in such law, rule, regulation, or listing standard. As additional consideration for any Award granted to a Participant and for any payment made or required to be made or stock received or required to be issued hereunder and pursuant to any Agreement to any Participant, each Participant agrees that he/she is bound by and subject to the Recoupment Policy as in effect at any time and from time to time, as amended (whether before, at or after the granting or payment of any Award).

ARTICLE XII

GENERAL PROVISIONS

12.1
Withholding.    The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan. In the event an Award is paid in the form of Common Stock, the Participant may remit to the Company the amount of any taxes required to be withheld from such payment in cash, or, in lieu thereof, the Company may withhold (or the Participant may be provided the opportunity to elect to tender) the number of shares of Common Stock equal in Fair Market Value to the amount required to be withheld.

12.2	Terms of Awards.

(a)
Award Agreements. Each Award granted under the Plan shall be evidenced in a corresponding Award Agreement provided in writing to the Participant, which shall specify the terms, conditions and any rules applicable to the Award.

(b)
Minimum Vesting Requirements. No condition on the vesting of an Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year. Except with respect to Awards to Outside Directors where the term of office is less than three years, no condition on the vesting of an Award that is based only on continued employment or the passage of time shall provide for vesting in full of the Award sooner than annual installments over three years from the date of grant of the Award. Notwithstanding the foregoing, up to five percent of the Awards available for issuance under the Plan after May 24, 2016 may be issued without regard to the requirements of this Section 12.2(b).

12.3
Nontransferability.    Except as otherwise permitted by the Committee, no Award, including any Options, granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. Further, no lien, obligation, or liability of the Participant may be assigned to any right or interest of the Participant in an Award under this Plan. Incentive Stock Options may be exercised, during the Participant’s lifetime, only by the Participant.

12.4
No Right to Employment.    Neither the Plan, nor any Award made, or any other action taken, hereunder shall be construed as giving any Participant or other person any right of employment, by contract or otherwise, or continued employment with the Participating Company.

12.5
Rights as Shareholder.    Subject to the terms and conditions of each particular Award, no Participant or Designated Beneficiary shall be deemed a shareholder of the Company nor have any rights as such with respect to any shares of Common Stock to be provided under the Plan until he or she has become the holder of such shares.

12.6
Construction of the Plan.    Except to the extent superceded by the laws of the United States, the Plan and all Agreements shall be governed, construed, interpreted and administered in accordance with the laws of the State of Indiana, without regard to conflict of laws principles thereof. In the event any provision of the Plan or any Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

12.7
Amendment of Plan.    The Committee or the Board of Directors may amend, suspend, or terminate the Plan or any portion thereof at any time, provided such amendment is made with shareholder approval if and to the extent such approval is necessary to comply with any legal requirement or any requirement of the market or exchange on which the Common Stock is listed, including for these purposes any approval requirement which is a requirement for the performance-based compensation exception under Section 162(m).

12.8	Amendment of Award. No amendment shall be made to an outstanding Award without written consent of the affected Participant.

12.9
Exemption from Computation of Compensation for Other Purposes.    By acceptance of an applicable Award under this Plan, subject to the conditions of such Award, each Participant shall be considered in agreement that all shares of Stock sold or awarded and all Options granted under this Plan shall be considered extraordinary, special incentive compensation and will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other employee benefit arrangement of the Company except as otherwise specifically provided in such arrangement.

12.10
Legend.    In its sole and complete discretion, the Committee may elect to legend certificates representing Shares sold or awarded under the Plan, to make appropriate references to the restrictions imposed on such Shares.

12.11
Special Provisions for Certain Participants.    All Award Agreements for Participants subject to Section 16(b) of the Exchange Act shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires for the Award to qualify for exemption from Section 16(b), unless the Committee in its discretion determines that any such Award should not be governed by Rule 16b-3. All performance-based Awards to Covered Participants shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m), unless the Committee, in its discretion, determines that any such Award is not intended to qualify for the exemption for performance-based compensation under Section 162(m).

12.12
Unfunded Plan.    The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.

12.13
Conflict with Employment Agreement.    Except as specified in Article IX, Article X or otherwise restricted under Section 12.11, to the extent any provision of this Plan conflicts with any provision of a written employment agreement between an Employee and the Company, the material terms of which have been approved by the Board, the provisions of the employment agreement shall control.

12.14	Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

12.15
Severability.    In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and endorsed as if such illegal or invalid provision had never been contained in this Plan.

12.16
Effect of Headings.    The descriptive headings of the Articles and Sections of this Plan are inserted for convenience of reference and identification only and do not constitute a part of this Plan for purposes of interpretation.

12.17
Payment.    Notwithstanding anything herein or in any Award Agreement to the contrary, any payment required to be made to a Participant hereunder shall be made in a lump sum within the period permitted for such payment to be a short term deferral under Section 409A, unless such payment is properly deferred by the Participant. Notwithstanding the foregoing, if the payment is deferred compensation (as defined in Section 409A) and if the Participant is a specified employee (as defined in Section 409A) and a payment is required upon separation from service (as defined in Section 409A), then such payment shall be made on the first day of the seventh month following separation from service or if earlier on the Participant’s death.

12.18
No Liability.    No member of the Board or the Committee or any officer or Employee shall be personally liable for any action, omission or determination made in good faith in connection with this Plan. The Company shall indemnify and hold harmless the members of the Committee, the Board and the officers and Employees, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of this Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. By participating in this Plan, each Employee agrees to release and hold harmless the Company and its Subsidiaries (and their respective directors, officers and employees), the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Employee in connection with his participation in this Plan.

__________________________________________________________________________________________________

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized Compensation and Benefits Committee Chairperson as of this _ day of ___________, 2016.

VECTREN CORPORATION

By:
Jean L. Wojtowicz

Its:	Compensation and Benefits Committee Chairperson

ATTEST

By:
Ronald E. Christian

Its:	Executive Vice President, Chief Legal and External Affairs Officer, and Secretary

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/vvc
Use the Internet to vote your proxy until
11:59 p.m. (CDT) on May 23, 2016.
PHONE –1-866-883-3382
Use a touch-tone telephone to vote your proxy
until 11:59 p.m. (CDT) on May 23, 2016.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please vote, date and promptly return this proxy in the enclosed postage-paid return envelope so that it is received by 11:59 p.m. (CDT) on May 23, 2016.

Please detach here

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE NAMED PROXY HOLDERS WILL VOTE FOR ITEMS 1, 2, 3 AND 4, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED AT ANY TIME PRIOR TO THE VOTE ON THE ITEMS.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4 below.

1.	Election of all directors:	01 Carl L. Chapman	05 Martin C. Jischke	09 Michael L. Smith			☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02 James H. DeGraffenreidt, Jr.	06 Robert G. Jones	10 Teresa J. Tanner
		03 John D. Engelbrecht	07 Patrick K. Mullen	11 Jean L. Wojtowicz
		04 Anton H. George	08 R. Daniel Sadlier

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve a non-binding advisory resolution approving the compensation of the Vectren Corporation Named Executive Officers.				☐	For	☐	Against	☐	Abstain

3.	Approve the Vectren Corporation At-Risk Compensation Plan, as amended and restated.				☐	For	☐	Against	☐	Abstain

4.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren Corporation for 2016.				☐	For	☐	Against	☐	Abstain

Address Change? Mark box, sign, and indicate changes below: ☐					Date

Please mark box if you plan to attend the Annual Meeting: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing Proxy.

Vectren Corporation
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 24, 2016
10:00 a.m. (CDT)
One Vectren Sq.
211 N.W. Riverside Dr.
Evansville, IN 47708
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Vectren Corporation One Vectren Sq. Evansville, IN 47708	proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2016.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, and 4 and in the discretion of the named proxy holders upon such other matters that may properly come before the meeting.
By signing the proxy, you revoke all prior proxies and appoint Ronald E. Christian, M. Susan Hardwick and Eric J. Schach, each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy can be revoked by you at any time prior to the vote on the Items.

See reverse for voting instructions.